Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237961

PROSPECTUS SUPPLEMENT

Virgin Galactic Holdings, Inc.
150,464,840 Shares of Common Stock
This prospectus supplement further supplements and updates the prospectus dated May 13, 2020, as supplemented by the prospectus supplement dated May 14, 2020 and the prospectus supplement dated June 2, 2020, relating to the resale of up to 150,464,840 shares of our common stock by the selling stockholders named in the prospectus or their permitted transferees, which includes up to 142,464,840 outstanding shares of our common stock and up to 8,000,000 shares of our common stock that are issuable upon the exercise of warrants to purchase our common stock that were initially issued in connection with a private placement.
This prospectus supplement incorporates into our prospectus the information contained in our attached:
•Current Reports on Form 8-K, which were filed with the Securities and Exchange Commission (the “SEC”) on July 15, 2020, July 31, 2020 and August 12, 2020; and
•Quarterly Report on Form 10-Q, which was filed with the SEC on August 3, 2020.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SPCE”. On August 11, 2020, the last reported sale price of our common stock was $18.28 per share.
Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” in our Quarterly Report for the period ended June 30, 2020 attached to this prospectus supplement.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 12, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM 8-K
_____________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 10, 2020
_____________________________
Virgin Galactic Holdings, Inc.
(Exact name of registrant as specified in its charter)
_____________________________

Delaware	001-38202	98-1366046
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

166 North Roadrunner Parkway, Suite 1C Las Cruces, New Mexico	88011
(Address of principal executive offices)	(Zip Code)
(575) 424-2100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SPCE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 10, 2020, the Board of Directors (the “Board”) of Virgin Galactic Holdings, Inc. (the “Company”) appointed Michael Colglazier as the Company’s Chief Executive Officer to succeed George Whitesides, who the Board appointed as the Company’s Chief Space Officer, in each case, effective July 20, 2020. In connection with the foregoing, on July 10, 2020, Mr. Whitesides tendered his resignation from the Board, effective with his ceasing to serve as the Company’s Chief Executive Officer, and the Board approved Mr. Colglazier’s appointment to the Board effective with Mr. Whitesides’ departure. Mr. Whitesides’ resignation was not as a result of any disagreement with the Company or any matter relating to the Company’s operation, policies or practices, and Mr. Colglazier will serve on the Board until the Company’s annual meeting of stockholders to be held in 2021 and until his successor is duly elected and qualified or until his earlier death, resignation or removal.
Chief Executive Officer
Mr. Colglazier, 53, most recently served as President and Managing Director, Disney Parks International from October 2019 until his departure in July 2020 and, from March 2018 to October 2019, as President and Managing Director, Walt Disney Parks & Resorts, Asia Pacific. In these capacities, he oversaw the operations and development of Disney parks and resorts outside of the United States, focusing on high-growth expansion and development of joint venture opportunities with government agencies. Prior to this, from January 2013 until March 2018, Mr. Colglazier was President of The Disneyland Resort, where he led a workforce of nearly 30,000 employees and drove record business performance and growth. During his 30+ year career at Disney, Mr. Colglazier served in several executive roles where he implemented a series of development and growth strategies across the world focused on product innovation and customer growth. He is currently Chairman of the CEO Roundtable for the University of California, Irvine, and an incoming member of the Engineering Advisory Board of Rice University. He is also a past commissioner and member of the executive committee of the California Travel and Tourism Commission. Mr. Colglazier graduated from Stanford University with a bachelor’s degree in Industrial Engineering and holds a Master in Business Administration from Harvard Business School.
In connection with Mr. Colglazier’s appointment, the Company, together with Virgin Galactic, LLC (“OpCo” and which we refer to, collectively with Virgin Galactic Holdings, Inc., as the “Company”) entered into an employment agreement with Mr. Colglazier, pursuant to which he will serve, starting July 20, 2020 (the “Employment Start Date”), as the Chief Executive Officer of the Company and will report directly to the Board. Mr. Colglazier’s service pursuant to the employment agreement will continue for a period of five years, unless earlier terminated in accordance with its terms. During the employment period, the Company is obligated to cause Mr. Colglazier to be nominated to stand for election to the Board, unless an event constituting “cause” (as defined in the employment agreement) has occurred and not been cured or Mr. Colglazier has issued a termination notice.
Under the employment agreement, Mr. Colglazier is entitled to receive an initial annual base salary of $1,000,000, subject to annual review by the Board or a subcommittee thereof and to increase in its discretion, and is eligible to receive an annual performance bonus targeted at 100% of his then-current annual base salary, ranging from 50% to 150% if minimum / threshold or maximum performance objectives are achieved (respectively). The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Board or a subcommittee thereof.
Mr. Colglazier also is eligible to receive a one-time cash bonus equal to $1,000,000, one-half to be paid following the Employment Start Date and one-half to be paid following the first anniversary of the Employment Start Date, subject to his continued employment. In addition, Mr. Colglazier (i) will be eligible to participate in customary health, welfare and fringe benefit plans provided by the Company to its employees, (ii) will be entitled to receive reimbursement of (or the Company will directly pay) up to $15,000 in connection with the negotiation of his employment agreement and (iii) subject to availability, will be entitled to join a spaceflight in connection with the performance of his duties (on a tax grossed-up basis to him) and may invite three guests to join a spaceflight.
Pursuant to the employment agreement, Mr. Colglazier will be entitled to receive equity awards in the form of a stock option and restricted stock unit awards, each of which will be granted on the Employment Start Date. The stock option will cover 500,000 shares of the Company’s common stock (the “Stock Option”), and the restricted stock unit will be granted as two awards: (i) one award covering 70,000 shares of the Company’s common stock (the “Signing RSU Award”) and (ii) a second award covering 500,000 shares of the Company’s common stock (the “Additional RSU Award”).

The Stock Option is scheduled to vest in substantially equal monthly installments over the 60 months following the Employment Start Date. Half of the Signing RSU Award will be vested on the Employment Start Date and half is scheduled to vest on the one year anniversary of such date. The Additional RSU Award is scheduled to vest as to 25% of the restricted stock units subject to the award on the one year anniversary of the Employment Start Date and as to the remaining 75% in substantially equal quarterly installments over the following 12 quarters. Each equity award is scheduled to vest subject to continued service, except as described below.
If Mr. Colglazier experiences a “qualifying termination” of employment, then, in addition to any accrued amounts, he will be entitled to receive the following severance payments and benefits:
•A cash severance amount equal to the sum of (i) his annual base salary then in effect and (ii) his target annual bonus, multiplied by (A) 1.0 if the termination date occurs after the second anniversary of the Employment Start Date or (B) 2.0 if the termination date occurs on or before the second anniversary of the Employment Start Date. The multiplier also will equal 2.0 if the termination date occurs during the 24-month period following a “change in control” of the Company.
•Pro-rated annual bonus for the year of termination.
•Company-subsidized healthcare coverage for 12 - 18 months after the termination date.
•Accelerated vesting of any then-outstanding Company equity awards that vest based solely on the passage of time. The accelerated vesting will cover the number of shares or restricted stock units that would have vested during the 12-month period following the termination date (or, if the termination occurs on or before the second anniversary of the Employment Start Date, the 24-month period). However, if the termination occurs during the 24-month period following a change in control, then such equity awards will vest in full.
•Continued opportunity to receive the spaceflight described above (but not if his employment terminates due to his death or disability).

A “qualifying termination” includes a termination of Mr. Colglazier’s employment (i) by the Company without “cause”, (ii) by Mr. Colglazier for “good reason”, (iii) due to Mr. Colglazier’s death or disability or (iv) by reason of the Company’s non-renewal of the employment agreement at the end of its term. The severance described above would be subject to his execution and non-revocation of a general release of claims in favor of the Company and continued compliance with restrictive covenants.
The employment agreement contains customary confidentiality and non-solicitation provisions, and also includes a “best pay” provision under Section 280G of the Internal Revenue Code, pursuant to which any “parachute payments” that become payable to Mr. Colglazier will be either paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever results in the better after-tax treatment to Mr. Colglazier.
The foregoing description of Mr. Colglazier’s employment agreement, the Stock Option, the Signing RSU Award and the Additional RSU Award is qualified in its entirety by reference to the employment agreement, the form of restricted stock unit award agreement with Michael Colglazier and the form of stock option award agreement with Michael Colglazier, copies of which are filed hereto as Exhibit 10.1 and are incorporated herein by reference.
Mr. Colglazier has entered into the Company’s standard form of indemnification agreement for its directors and officers.
Chief Space Officer
In connection with his appointment as Chief Space Officer, Mr. Whitesides and the Company entered into an amended and restated employment agreement, which supersedes and replaces his prior employment agreement. The amended employment agreement revises his prior employment agreement in the following material respects.

Under the amended employment agreement, Mr. Whitesides will be entitled to receive a stock option to purchase 320,840 shares of the Company’s common stock and a restricted stock unit award covering 320,840 shares of the Company’s common stock (the “Whitesides RSU Award”), each to be granted on July 20, 2020. The stock option is scheduled to vest in equal monthly installments over a two-year period following the grant date, and the Whitesides RSU Award is scheduled to vest in equal quarterly installments over the same period, in each case subject to continued service. In addition, Mr. Whitesides will remain eligible to earn a one-time cash bonus equal to $500,000, but it will be paid on the achievement of a commercial launch (rather than on the first anniversary of the commercial launch), subject to continued employment. Mr. Whitesides also will be entitled to receive reimbursement of up to $15,000 for legal fees incurred in connection with the negotiation of the amended employment agreement.
If Mr. Whitesides experiences a “qualifying termination” of employment, then, in addition to any accrued amounts, he will be entitled to receive the following severance payments and benefits:
•A cash severance amount equal to 1.0 times the sum of (i) his annual base salary then in effect and (ii) his target annual bonus. The multiplier will equal 1.5 if the termination date occurs during the 24-month period following a “change in control” of the Company.
•Company-subsidized healthcare coverage for 12 - 18 months after the termination date.
•Accelerated vesting of any then-outstanding Company equity awards that vest based solely on the passage of time.
•Continued opportunity to receive the commercial flight bonus and the spaceflight described above.
A “qualifying termination” includes a termination of Mr. Whitesides’ employment (i) by the Company without “cause”, (ii) by Mr. Whitesides for “good reason” or (iii) by Mr. Whitesides for any reason after November 1, 2020. The severance described above would be subject to his execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary confidentiality and non-solicitation requirements.
The foregoing description of Mr. Whitesides’ amended employment agreement and the Whitesides RSU Award is qualified in its entirety by reference to the amended employment agreement and the form of restricted stock unit award agreement with George Whitesides, copies of which are filed hereto as Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference. Mr. Whitesides’ stock option will be granted pursuant to the Company’s form of stock option agreement.

Item 7.01	Regulation FD Disclosure.
On July 15, 2020, the Company issued a press release announcing these officer changes. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1
Employment Agreement, dated July 10, 2020, by and between the Company, Virgin Galactic, LLC and Michael Colglazier, Form of Restricted Stock Unit Award Agreement with Michael Colglazier and Form of Stock Option Award Agreement with Michael Colglazier

10.2	Amended and Restated Employment Agreement, dated July 13, 2020, by and between the Company, Virgin Galactic, LLC and George Whitesides

10.3	Form of Restricted Stock Unit Award Agreement with George Whitesides

99.1	Press Release, dated July 15, 2020

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virgin Galactic Holdings, Inc.

Date: July 15, 2020	By:	/s/ Michelle Kley
	Name:	Michelle Kley
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 10, 2020, is entered into by and between Virgin Galactic, LLC, a Delaware limited liability company (“OpCo”), Virgin Galactic Holdings, Inc. (“PubCo” and, together with OpCo, the “Company”) and Michael Colglazier (the “Executive”). OpCo is a wholly-owned subsidiary of PubCo.
WHEREAS, the Company desires to employ the Executive (with OpCo being the technical employer of the Executive) and the Company and the Executive desire to enter into an agreement embodying the terms of such employment, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.     Employment Period. Effective as of July 20, 2020 (the “Effective Date”), the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Initial Termination Date”), unless earlier terminated in accordance with the terms of this Agreement. If not previously terminated, effective as of the Initial Termination Date (and on every anniversary of the Initial Termination Date thereafter), the Employment Period shall be automatically extended by 12 months unless a party has previously provided the other party with written notice that it does not wish to have the Employment Period so extended (a “Non-Renewal”) at least 180 days prior to the end of the then-current Employment Period. Notwithstanding anything to the contrary in the foregoing, the Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.
2.     Terms of Employment.
(a)     Position and Duties.
(i)     Role and Responsibilities. During the Employment Period, the Executive shall serve as the sole Chief Executive Officer of PubCo and shall be its most senior executive officer, and shall perform such employment duties as are usual and customary for such position. The Executive shall report directly and solely to the Board and shall be appointed to serve on the Board on the Effective Date. In addition, during the Employment Period, the Company shall cause the Executive to be nominated to stand for election to the Board at any meeting of stockholders of the Company during which any such election is held and the Executive’s term as director will expire if he is not reelected; provided, however, that the Company shall not be obligated to cause such nomination if (A) any of the events constituting Cause (as defined below) have occurred and not been cured or (B) the Executive has issued a Notice of Termination. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position hereunder. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement. The Executive shall primarily work at the Company’s offices located within 50 miles of Los Angeles, California; provided, however, that the parties acknowledge and agree that the Executive may be required to travel with relative frequency to Mojave, California and Las Cruces, New Mexico, as well as other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.
(ii)     Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote his full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, and (C) manage his personal investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A) and/or (B), the Executive receives prior written approval from the Board.
(iii)     Spaceflights. Subject to availability, the parties acknowledge and agree that the Executive shall join a “Spaceflight” (which may include a test Spaceflight) in connection with the performance of his duties hereunder; in addition, the Executive may invite three guests to join a Spaceflight (which may include a test Spaceflight). In the event that all or any portion of such Spaceflight(s) is required to be imputed into the Executive’s income, the Company shall (at the time of imputation of such income) pay to the Executive a cash amount equal to the aggregate imputed federal, state and local taxes plus any taxes imposed on such cash amount so that the Executive on an after-tax basis is in the same position as if there had been no imputation of income on the Executive (and the Executive’s then-applicable marginal tax rates shall be used to calculate the cash amount).
(b)     Compensation and Benefits.
(i)     Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $1,000,000 per annum. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than pro-rata installments each calendar month and shall be pro-rated for partial years of employment. The Base Salary shall be reviewed annually by the Board or a subcommittee thereof, which shall give consideration to the base salaries paid to chief executive officers of companies in the Company’s peer group, and may be increased in its discretion, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.
(ii)     Annual Cash Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives targeted at 100% of the Executive’s Base Salary (the “Target Bonus”), and ranging from 50% of the Executive’s Base Salary (if minimum / threshold performance goals are achieved) to a maximum of 150% of the Executive’s Base Salary (if maximum performance goals are achieved). The actual amount of any Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof), and shall be pro-rated for any partial year of employment. The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned, subject to the Executive’s continued employment through December 31 of the applicable calendar year. With respect to calendar year 2020 only, the Annual Bonus shall be equal to the product of 100% multiplied by the Base Salary earned from the Effective Date through December 31, 2020, subject to the Executive’s continued employment through December 31, 2020.
(iii)     Signing Bonus. The Company shall pay the Executive a cash signing bonus in an amount equal to $1,000,000, one-half of which shall be paid in a lump sum within fifteen days following the Effective Date, and one-half of which shall be paid in a lump sum within fifteen days following the first anniversary of the Effective Date, subject to the Executive’s continued employment through such anniversary.
(iv)     Equity Awards.
(A)     On the Effective Date, PubCo shall grant to the Executive a nonqualified option to purchase 500,000 shares of PubCo common stock (the “Option”). The Option shall have an exercise price per share equal to the Fair Market Value (as defined in PubCo’s 2019 Incentive Award Plan (the “Plan”)) on the grant date and shall have an outside expiration date of ten years from the grant date (and the vested portion of the Option shall remain exercisable for up to one year after any termination of the Executive’s service for any reason other than a termination for Cause, but in no event beyond the maximum term of the Option). In addition, on the Effective Date, PubCo shall grant to the Executive (i) a restricted stock unit award covering 70,000 shares of PubCo common stock (the “Signing RSU Award”) and (ii) a restricted stock unit award covering 500,000 shares of PubCo common stock (the “Additional RSU Award” and, together with the Option and the Signing RSU Award, the “Equity Awards”). The Equity Awards shall be granted under the Plan, and the exercise price (if applicable) and any tax withholding obligation(s) associated with the Equity Awards may be settled by the Executive in his discretion through a Company “net settlement”. Subject to the Company’s insider trading policy, the Executive may also in his discretion enter into a Rule 10b5-1 trading plan with respect to his Company shares.
(B)     The Signing RSU Award shall be vested as to 50% of the restricted stock units on the Effective Date and shall vest with respect to the remaining 50% of the restricted stock units on the first anniversary of the Effective Date, subject to the Executive’s continued service with the Company through such first anniversary.
(C)     Subject to the Executive’s continued service with the Company through the applicable vesting date, the Additional RSU Award shall vest (x) with respect to 25% of the restricted stock units on the first anniversary of the Effective Date, and (y) as to the remaining 75% of the restricted stock units, in 12 substantially equal installments on each of the 12 quarterly anniversaries thereafter.
(D)     Subject to the Executive’s continued service with the Company through the applicable vesting date, the Option shall vest and become exercisable in 60 substantially equal monthly installments on each monthly anniversary of the Effective Date during the five-year period following the Effective Date.
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(E)     The terms and conditions of each Equity Award shall be set forth in separate award agreements in forms to be entered into by PubCo and the Executive which are attached hereto as Exhibit A (the “Award Agreements”). Except as otherwise specifically provided in this Agreement, the Equity Awards shall be governed in all respects by the terms of and conditions of the Plan and the applicable Award Agreement but shall not conflict with the terms of this Agreement. The Award Agreements for the Signing RSU Award and the Additional RSU Award shall provide that the restricted stock units shall be settled within 30 days following the applicable vesting date(s). The Equity Awards shall be subject to Section 8.3 of the Plan as in effect on the Effective Date.
(F)     In addition to the Equity Awards, the Executive shall be eligible to receive annual equity-based compensation awards as determined by the Board (or a subcommittee thereof) from time to time, which awards may be in such amount, form(s) and mix, and with such other terms and conditions, as the Board (or such subcommittee) shall determine in its sole discretion taking into account the Executive’s and the Company’s performance.
(v)     Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs on the same terms and conditions as those applicable to similarly situated senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(v) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program. The Executive shall be indemnified by the Company (and covered under a Company maintained directors and officers errors and omissions liability insurance policy) in accordance with the Indemnification and Advancement Agreement attached hereto as Exhibit B (the “Indemnification Rights”).
(vi)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in connection with the performance of his duties under this Agreement in accordance with the policies, practices and procedures of the Company provided to employees of the Company. The Executive’s legal fees and expenses actually incurred in connection with the drafting, review and negotiation of this Agreement and its exhibits and related materials shall be paid by the Company (to either the Executive or the Executive’s legal counsel) within no later than 45 days after the Effective Date, subject to the Executive’s delivery to the Company of documentation evidencing such fees and expenses within 30 days after the Effective Date; provided, however, that such Company payment or reimbursement shall not exceed $15,000.
(vii)    Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.
(viii)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its employees, but in no event shall the Executive accrue less than 200 hours of vacation per calendar year (pro-rated for any partial year of service); provided, however, that the Executive shall not accrue any vacation time in excess of 350 hours (the “Accrual Limit”), and shall cease accruing vacation time if the Executive’s accrued vacation reaches the Accrual Limit until such time as the Executive’s accrued vacation time drops below the Accrual Limit.
3.     Termination of Employment.
(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.
(b)    Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.
(c)    Termination by the Executive. The Executive’s employment may be terminated by the Executive for any or no reason, including with Good Reason or by the Executive without Good Reason.
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(d)    Notice of Termination. Any termination of employment (other than due to the Executive’s death), shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 11(b) hereof. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)    Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.
4.     Obligations of the Company upon Termination.
(a)    Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary and accrued vacation time, (ii) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(vi) hereof, (iii) any unpaid Annual Bonus for a prior completed calendar year and (iv) any vested rights or amounts due to the Executive under any plan, program or policy of the Company including without limitation the Indemnification Rights (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clauses (iii) – (iv) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.
(b)    Qualifying Termination. Subject to Sections 4(c), 4(e) and 11(d), and the Executive’s continued compliance with the provisions of Section 7 hereof, if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations, the Executive shall be entitled to receive the items in clauses (i) through (v) below and none of which shall be subject to mitigation or offset:
(i)    Cash Severance. The Company shall pay the Executive an amount equal to 1.0 (if the Date of Termination occurs after the second anniversary of the Effective Date) or 2.0 (if the Date of Termination occurs on or before the second anniversary of the Effective Date) (whichever is applicable, “Severance Multiplier”) multiplied by the sum of (i) the Base Salary and (ii) the Target Bonus, disregarding any reductions in either of which that constituted Good Reason, (the “Severance”); provided, however, that in the event the Date of Termination occurs on or within 24 months following a Change in Control, then the Severance Multiplier shall be 2.0. The Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over a number of months (such number is equal to the product of the Severance Multiplier multiplied by 12) following the Executive’s Date of Termination, but shall commence on the first payroll date following the effective date of the Release (as defined below), and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon; provided, however that if the Date of Termination occurs on or within 24 months following a Change in Control that constitutes a “change in control event” for purposes of Section 409A (as defined below), the Severance shall be paid in a single lump sum cash payment within 30 days following the Date of Termination.
(ii)    COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the COBRA Period, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group
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health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof), along with an additional amount equal to the aggregate federal, state and local taxes plus any taxes imposed on such amount so that the Executive on an after-tax basis is in the same position as if the Company subsidy had not been taxable (and calculated based on the Executive’s then-applicable marginal tax rates). For purposes of this Agreement, “COBRA Period” shall mean the period beginning on the Date of Termination and ending on the 12-month anniversary thereof; provided, however, that in the event the Qualifying Termination occurs either (i) on or prior to the second anniversary of the Effective Date or (ii) on or within 24 months following a Change in Control, then the COBRA Period instead shall end on the 18-month anniversary thereof.
(iii)    Equity Acceleration. Each of the Equity Awards (and any other then-outstanding unvested Company equity compensation awards that vest solely on the passage of time) shall vest and become exercisable (as applicable) on an accelerated basis as of the Date of Termination with respect to the number of shares or restricted stock units, as applicable, that would have vested, after the Date of Termination, as if the Executive had remained in continuous service beyond the Date of Termination for an additional number of months equal to the product of the Severance Multiplier multiplied by 12. Notwithstanding the foregoing, in the event that the Date of Termination occurs on or within 24 months following a Change in Control, then each of the Equity Awards (and any other then-outstanding unvested Company equity compensation awards that vest solely on the passage of time) shall become fully vested and, to the extent applicable, exercisable, on an accelerated basis as of the Date of Termination.
(iv)    Annual Bonus. The Executive shall remain eligible to be paid the Annual Bonus for the calendar year in which the Date of Termination occurs in accordance with Section 2(b)(ii) provided however that the magnitude of any such Annual Bonus shall be multiplied by a fraction which is equal to the number of days elapsed in such calendar year as of the Date of Termination divided by 365 (or 366 if the calendar year is a leap year).
(v)    Spaceflight. In the event of a Qualifying Termination described in subclauses (i), (ii) or (iv) of such definition, the Executive (and his guests) shall remain entitled to join a Spaceflight as described in Section 2(a)(iii), if not previously satisfied prior to or on the Date of Termination.
(c)    Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Section 4(b) hereof that the Executive execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit C (the “Release”) within 21 days (or, to the extent required by law, 45 days) following the Date of Termination and that the Executive not revoke such Release during any applicable revocation period. For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to Section 4(b) hereof shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable as of the Date of Termination, subject to the Release becoming effective by its own terms.
(d)    Other Terminations. If the Executive’s employment is terminated for any reason not described in Section 4(b) hereof, the Company will pay the Executive only the Accrued Obligations.
(e)    Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period. For avoidance of doubt, any Company restricted stock units whose settlement is delayed under this paragraph shall continue to remain in the form of restricted stock units during the applicable delay period.
(f)    Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.
5.     Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
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6.     Excess Parachute Payments; Limitation on Payments.
(a)    Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). In all cases, if there are any reductions to the Total Payments under this paragraph, the reduction shall be performed in a manner which results in the greatest after-tax amount being retained by the Executive and in manner which comports with Section 409A.
(b)    Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company (provided however that Independent Advisors may not without the Executive’s written consent be the firm which serves as the auditor for the ultimate parent of the entity acquiring the Company) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(c)    Discount Rate. As expressly permitted by Q/A #32 of the final regulations under Section 280G of the Code, with respect to performing any present value calculations that are required in connection with this Section 6, the parties affirmatively elect to utilize the Applicable Federal Rates that are in effect as of the execution of this Agreement (the “July 2020 AFRs”) and the Independent Advisors shall therefore use such July 2020 AFRs in its determinations and calculations.
7.    Restrictive Covenants.
(a)    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by the Executive in connection with the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.
(b)    While employed by the Company, the Executive shall not be engaged in any other business activity that would be competitive with the business of the Company and its subsidiaries or affiliates. In addition, while employed by the Company and, for a period of 12 months after the Date of Termination, the Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of the Company and/or its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to the Company and/or its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity except, in each case, to the extent the foregoing occurs as a result of general advertisements or other solicitations not specifically targeted to such employees and
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consultants. During his employment with the Company and thereafter, the Executive shall not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
(c)    Subject to Section 7(f), during the Executive’s service with the Company and thereafter, excepting any litigation between the parties, (i) the Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Company or any of its subsidiaries or affiliates, or that are otherwise disparaging of any policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards of the Company, its affiliates or any of their past or present officers, directors, employees, advisors or agents, and (ii) the Company’s directors and officers shall not publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on the Executive’s personal or business reputation or business.
(d)    In recognition of the fact that irreparable injury will result to a party in the event of a breach by the other party of its obligations under Sections 7(a)-(c), that monetary damages for such breach would not be readily calculable, and that the aggrieved party would not have an adequate remedy at law therefor, each party acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the aggrieved party shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the offending party.
(e)    The Executive hereby acknowledges that the Executive is concurrently entering into an agreement with the Company, substantially in the form attached hereto as Exhibit D, containing confidentiality, intellectual property assignment and other protective covenants (the “PIIA”), that the Executive shall be bound by the terms and conditions of the PIIA, and that such agreement shall be additional to, and not in limitation of, the covenants contained in this Section 7.
(f)    Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.
8.    Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
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9.    Successors.
(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon OpCo, PubCo and their respective successors and assigns.
10.    Certain Definitions.
(a)    “Board” means the Board of Directors of PubCo.
(b)    “Cause” means the occurrence of any one or more of the following events:
(i)    the Executive’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination for Good Reason and other than the mere failure to achieve specified performance goals or objectives), including the Executive’s failure to follow any lawful directive from the Board within the reasonable scope of the Executive’s duties;
(ii)    the Executive’s commission of, or entry of a plea of guilty or nolo contendere to, (A) a felony crime (excluding vehicular crimes) or (B) a crime of moral turpitude;
(iii)    the Executive’s material breach of any material obligation under any written agreement with the Company or its affiliates or under any applicable written policy of the Company or its affiliates (including any code of conduct or harassment policies);
(iv)    any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by the Executive; or
(v)    the Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Executive of his fiduciary duty to the Company or its affiliates, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company or its affiliates.
Notwithstanding the foregoing, except with respect to clause (ii)(A), the Executive’s employment will not be terminated for Cause unless and until (1) the Company provides the Executive with written notice setting forth the facts and circumstances claimed by the Company to constitute Cause, and (2) the Executive fails to cure or remedy such acts or omissions within 10 days following his receipt of such notice (and during such 10 day period Executive has had the opportunity with the assistance of his own legal counsel to appear before the Board to address such matter).
(c)    “Change in Control” has the meaning set forth in the Plan.
(d)    “Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.
(e)    “Date of Termination” means the date on which the Executive’s employment with the Company terminates.
(f)    “Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, then under the applicable definition provided by Section 409A as determined in the reasonable discretion of the Board.
(g)    “Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(i)    a diminution in the Executive’s Base Salary, Annual Bonus opportunity or Target Bonus percentage;
(ii)    a diminution in the Executive’s title, authority or duties or reporting relationship (including the Executive ceasing to serve as the chief executive officer of PubCo or on or after a Change in Control the Executive ceasing to be the chief executive officer of the entity that is the ultimate parent entity of PubCo (or its successor) if there is such a parent entity), as contemplated by this Agreement, excluding for this purpose any isolated, insubstantial or inadvertent
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actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive, but including PubCo’s failure to cause the Executive to be nominated to stand for election to the Board in accordance with Section 2(a)(i);
(iii)    the Company requiring that the Executive’s principal work location be moved to a location that is more than 50 miles from Los Angeles, California; or
(iv)    the Company’s material breach of this Agreement (which for avoidance of doubt can occur before the Effective Date) or any other written agreement between the Company and the Executive.
Notwithstanding the foregoing, the Executive’s employment will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 60 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.
(h)    “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice unless as otherwise provided upon a termination for Good Reason).
(i)    “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause, (ii) by the Executive for Good Reason, (iii) due to the Executive’s Disability or death or (iv) by reason of a Non-Renewal of the Employment Period by the Company and the Executive is willing and able, at the time of such Non-Renewal, to continue performing services on the terms and conditions set forth herein.
(j)    “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.
(k)    “Separation from Service” means a “separation from service” (within the meaning of Section 409A).
11.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s most recent address on the records of the Company.
If to the Company:
Virgin Galactic Holdings, Inc.
166 North Roadrunner Parkway, Suite 1C
Las Cruces, NM 8801
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall be provided to the Executive as compensation (and not as a loan) to the Executive (and as such shall be subject to tax withholding obligations).
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(d)    Section 409A of the Code.
(i)    To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 11(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.
(ii)    Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only as soon as possible in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
(iii)    To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f)    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)    No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)    Entire Agreement. As of the Effective Date, this Agreement (including the exhibits attached hereto) constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof. In the event of any conflict in terms between this Agreement and any other agreement between the Executive and the Company (including the exhibits to this Agreement), the terms of this Agreement shall prevail and govern.
(i)    Arbitration.
(i)    Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration (as defined below), including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to the Executive’s service or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon the Executive’s request. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (A) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; or (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek
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provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.
(ii)    “Persons Subject to Arbitration” means, individually and collectively, (A) the Executive, (B) any person in privity with or claiming through, on behalf of or in the right of the Executive, (C) the Company, (D) any past, present or future affiliate, employee, officer, director or agent of the Company, and/or (E) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.
(iii)    The arbitration shall take place before a single neutral arbitrator at the JAMS office in Los Angeles, California. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.
(iv)    In the event of arbitration relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs incurred by the prevailing party in connection with such arbitration (including reasonable legal fees in connection with such arbitration, including any litigation or appeal therefrom). The Company shall pay for all arbitration related fees and costs that Executive would not have incurred if the dispute was adjudicated in a court of law; provided, however, that if the Executive initiates a claim subject to arbitration, the Executive shall pay any filing fee up to the amount that the Executive would be required to pay if the Executive initiated such claim in a court of law.
(v)    THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.
(vi)    THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.
(vii)    This Section 11(i) shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 11(i) would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 11(i). To the extent applicable law imposes additional requirements to allow enforcement of this Section 11(i), this Agreement shall be interpreted to include such terms or conditions.
(j)    Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
(k)    Counterparts. This Agreement and any agreement referenced herein may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

11

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of OpCo and PubCo has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“OPCO”

By:	/s/ Michelle Kley
Name:	Michelle Kley
Title:	Secretary

“PUBCO”

By:	/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya
Title:	Chairman of the Board of Directors

“EXECUTIVE”

/s/ Michael Colglazier
Michael Colglazier

S-1

EXHIBIT A
FORMS OF AWARD AGREEMENTS
[Attached]
A-1

VIRGIN GALACTIC HOLDINGS, INC. 2019 INCENTIVE AWARD PLAN
STOCK OPTION GRANT NOTICE
Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Grant Notice (the “Grant Notice”), subject to the terms and conditions of the Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	Michael Colglazier

Grant Date:	July 20, 2020

Exercise Price per Share:	[100% of the FMV on the Grant Date]

Shares Subject to the Option:	500,000

Final Expiration Date:	July 20, 2030

Vesting Commencement Date:	July 20, 2020

Vesting Schedule:	The Option shall vest and become exercisable with respect to 1/60th of the Shares subject to the Option on each monthly anniversary of the Vesting Commencement Date over the five-year period following the Vesting Commencement Date, subject to Participant not having experienced a Termination of Service before the applicable vesting date.

Type of Option	Non-Qualified Stock Option

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement, and agrees that the Option is granted in satisfaction of the Company’s obligation to grant the Option as defined and described in Section 2(b)(iv)(A) of the Employment Agreement (as defined in the Agreement). Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

VIRGIN GALACTIC HOLDINGS, INC.	PARTICIPANT

By:
Michael Colglazier
Name:

Title:

1

STOCK OPTION AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1     Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).
1.2     Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control. In the event of any inconsistency between the Employment Agreement and either the Plan or this Agreement, the terms of the Employment Agreement will control.
ARTICLE II.
PERIOD OF EXERCISABILITY
2.1     Commencement of Exercisability.
(a)     The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated.
(b)     In addition, the then-unvested portion of the Option shall vest and become exercisable as set forth in Section 4(b) of that certain Employment Agreement by and between the Participant, Virgin Galactic, LLC, and the Company, dated as of July , 2020 (the “Employment Agreement”). The accelerated vesting in this Section 2.1(b)(i) is subject to Participant’s timely execution and non-revocation of a general release of claims as described in the Employment Agreement.
(c)     The Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such Termination of Service) except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company (including without limitation the Employment Agreement).
2.2     Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.
2.3     Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:
(a)     The final expiration date in the Grant Notice;
(b)     Except as the Administrator may otherwise approve, the expiration of one year from the date of Participant’s Termination of Service for any reason other than for Cause; and
(c)     Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.
As used in this Agreement, “Cause” shall have the meaning set forth in the Employment Agreement.
ARTICLE III.
EXERCISE OF OPTION
3.1     Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.
3.2     Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.
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3.3     Tax Withholding.
(a)     The Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Option in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income
(b)     Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
OTHER PROVISIONS
4.1     Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. Notwithstanding the generality of the foregoing, the Option shall be subject to Section 8.3 of the Plan as in effect on the Grant Date.
4.2     Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3     Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4     Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.5     Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.6     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.7     Entire Agreement. The Plan, the Grant Notice, the Employment Agreement and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.8     Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.9     Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will
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have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
4.10     Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant (including without limitation the Employment Agreement).
4.11     Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
* * * * *
4

VIRGIN GALACTIC HOLDINGS, INC. 2019 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT GRANT NOTICE
Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	Michael Colglazier

Grant Date:	July 20, 2020

Number of RSUs:	[70,000 / 500,000]

Vesting Commencement Date:	July 20, 2020

Vesting Schedule:	[50% of the RSUs shall be vested on the Grant Date and 50% of the RSUs shall vest on the first anniversary of the Vesting Commencement Date, subject to Participant not having experienced a Termination of Service before such first anniversary.]

[Subject to Participant not having experienced a Termination of Service before the applicable vesting date, the RSUs shall vest with respect to 25% of the RSUs on the first anniversary of the Vesting Commencement Date and as to the remaining 75% of the RSUs in substantially equal installments on each of the 12 quarterly anniversaries thereafter.]
By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement, and agrees that the RSUs are granted in satisfaction of the Company’s obligation to grant the [Signing RSU Award / Additional RSU Award] as defined and described in Section 2(b)(iv)(A) of the Employment Agreement (as defined in the Agreement). Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

VIRGIN GALACTIC HOLDINGS, INC.	PARTICIPANT

By:
Michael Colglazier
Name:

Title:

1

RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1     Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.
1.2     Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control. In the event of any inconsistency between the Employment Agreement and either the Plan or this Agreement, the terms of the Employment Agreement will control.
1.3     Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1     Vesting; Forfeiture.
(a)     The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In addition, the RSUs may be subject to accelerated vesting in accordance with Section 4(b) of that certain Employment Agreement by and between the Participant, Virgin Galactic, LLC, and the Company, dated as of July , 2020 (the “Employment Agreement”). The accelerated vesting in this Section 2.1 is subject to Participant’s timely execution and non-revocation of a general release of claims as described in the Employment Agreement. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service), except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company (including without limitation the Employment Agreement).
(b)     As used in this Agreement, “Cause” shall have the meaning set forth in the Employment Agreement.
2.2     Settlement.
(a)     The RSUs will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than 30 calendar days following the date on which the applicable RSU vests.
(b)     Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of additional taxes under Section 409A.
ARTICLE III.
TAXATION AND TAX WITHHOLDING
3.1     Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2     Tax Withholding.
(a)     The Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award (including the RSUs) in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in
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Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.
(b)     Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
OTHER PROVISIONS
4.1     Adjustments. Participant acknowledges that the RSUs, and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. Notwithstanding the generality of the foregoing, the RSUs shall be subject to Section 8.3 of the Plan as in effect on the Grant Date.
4.2     Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3     Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4     Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.5     Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.6     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.7     Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.8     Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.9     Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.
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4.10     Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant (including without limitation the Employment Agreement).
4.11     Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
* * * *
4

EXHIBIT B
INDEMNIFICATION AND ADVANCEMENT AGREEMENT
[Attached]
B-1

Virgin Galactic Holdings, Inc.
Indemnification and Advancement Agreement
This Indemnification and Advancement Agreement (“Agreement”) is made as of July 10, 2020 by and between Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), and Michael Colglazier, a member of the Board of Directors or an officer of the Company (“Indemnitee”). This Agreement supersedes and replaces any and all agreements between the Indemnitee and the Company to the extent covering the indemnification of such Indemnitee as a member of the Board of Directors or an officer of the Company
RECITALS
WHEREAS, the Board of Directors of the Company (the “Board”) believes that highly competent persons have become more reluctant to serve publicly-held corporations as directors, officers, or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification and advancement of expenses against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of such corporations;
WHEREAS, the Board has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Certificate of Incorporation of the Company (the “Certificate of Incorporation”) requires indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification and advancement of expenses;
WHEREAS, the uncertainties relating to such insurance, to indemnification and to advancement of expenses may increase the difficulty of attracting and retaining such persons;
WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;
WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to hold harmless and indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;
WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and any resolutions adopted pursuant thereto, and is not a substitute therefor, nor diminishes or abrogates any rights of Indemnitee thereunder; and
WHEREAS, Indemnitee does not regard the protection available under the Certificate of Incorporation, DGCL and insurance as adequate in the present circumstances, and may not be willing to serve or continue to serve as an officer or director without adequate additional protection, and the Company desires Indemnitee to serve or continue to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified and be advanced expenses.
NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:
Section 1.    Services to the Company. Indemnitee agrees or has agreed to serve as a director or officer of the Company. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law). This Agreement does not create any obligation on the Company to continue Indemnitee in such position and is not an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee.

Section 2.    Definitions. As used in this Agreement:
(a)    “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended (as in effect on the date hereof).
(b)    “Agent” means any person who is or was a director, officer or employee of the Company or an Enterprise or other person authorized by the Company or an Enterprise to act for or represent the interests of the Company or an Enterprise, respectively.
(c)    “Certificate of Incorporation” means the Certificate of Incorporation of the Company.
(d)    A “Change in Control” occurs upon the earliest to occur after the date of this Agreement of any of the following events:
i.    Acquisition of Stock by Third Party. Any Person (as defined below) other than a Designated Person, is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities unless the change in relative beneficial ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;
ii.    Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(b)(i), 2(b)(iii) or 2(b)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, (the “Initial Board”) cease for any reason to constitute at least a majority of the members of the Board (a “Board Change”); provided, however, that no change to the composition of the Initial Board shall be considered for the purposes of determining whether a Board Change has occurred to the extent such change resulted from a designation made in accordance with the Stockholders’ Agreement by and among the Company, Vieco USA, Inc., a Delaware corporation (“Vieco US”), SCH Sponsor Corp., a Cayman Islands exempted company (“SCH Sponsor Corp.”), and Chamath Palihapitiya, as may be amended from time to time;
iii.    Corporate Transactions. The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (1) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (2) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (2) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
iv.    Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and
v.    Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.
vi.    For purposes of this Section 2(d), the following terms have the following meanings:
1    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2    “Person” has the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person excludes (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
3    “Beneficial Owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner excludes any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.
(e)    “Corporate Status” describes the status of a person who is or was acting as a director, officer, employee, fiduciary, or Agent of the Company or an Enterprise.
(f)    “Designated Person” means Vieco US and its Affiliates and Related Parties and Chamath Palihapitiya and his Affiliates and Related Parties.
(g)    “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(h)    “Enterprise” means any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity for which Indemnitee is or was serving at the request of the Company as a director, officer, employee, fiduciary or Agent.
(i)    “Expenses” shall be broadly construed and shall include, without limitation, all reasonable costs, disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a deponent or witness in, or otherwise participating in, a Proceeding (including all reasonable attorneys’ fees, retainers, court costs, mediation fees, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement and ERISA excise taxes and penalties). Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 14(d) only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, do not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
(j)    “finally adjudged” or “final adjudication” means determined by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing (and from which there is no further right of appeal).
(k)    “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel, regardless of the manner in which such Independent Counsel was selected.
(l)    “Potential Change in Control” means the occurrence of any of the following events: (i) the Company enters into any written or oral agreement, undertaking or arrangement, the consummation of which would result in the occurrence of a Change in Control; (ii) any Person or the Company publicly announces an intention to take or consider taking actions which if consummated would constitute a Change in Control; (iii) any Person who becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing five percent (5%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors increases his beneficial ownership of such securities by five percent (5%) or more over the percentage so owned by such Person on the date hereof; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(m)    “Proceeding” shall be broadly construed and mean any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, legislative, or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of Indemnitee’s Corporate Status or by reason of any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting pursuant to Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement. A Proceeding also includes a situation the Indemnitee believes in good faith may lead to or culminate in the institution of a Proceeding.
(n)    “Related Party” means, with respect to any Person, (a) any controlling stockholder, controlling member, general partner, subsidiary, spouse or immediate family member (in the case of an individual) of such Person, (b) any estate, trust, corporation partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more of Vieco US, SCH Sponsor Corp., or Chamath Palihapitiya, and each’s respective Affiliates (other than the Company and its subsidiaries) and Related Parties and/or such other Persons referred to in the immediately preceding clause (a), or (c) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (b), acting solely in such capacity.
Section 3.    Indemnity in Third-Party Proceedings. The Company will hold harmless and indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, the Company will hold harmless and indemnify Indemnitee to the fullest extent permitted by applicable law against all loss and liability suffered, Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein if (a) such Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and (b) in the case of a criminal Proceeding, such Indemnitee had no reasonable cause to believe that Indemnitee’s conduct was unlawful.
Section 4.    Indemnity in Proceedings by or in the Right of the Company. The Company will hold harmless and indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Company will hold harmless and indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Notwithstanding the foregoing, if applicable law so provides, the Company will not hold harmless and indemnify Indemnitee for Expenses under this Section 4 related to any claim, issue or matter in a Proceeding for which Indemnitee has been finally adjudged by a court to be liable to the Company, unless, and only to the extent that, the Court of Chancery of the State of Delaware or any court in which the Proceeding was brought determines that such indemnification may be made.
Section 5.    Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the fullest extent permitted by applicable law, the Company will hold harmless and indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding in which Indemnitee is successful, on the merits or otherwise. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company will hold harmless and indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, will be deemed to be a successful result as to such claim, issue or matter.
Section 6.    Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement and to the fullest extent permitted by the DGCL, the Company will hold harmless and indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding to which Indemnitee is not a party but to which Indemnitee, by reason of Indemnitee’s Corporate Status, is a witness, deponent, interviewee, or otherwise asked to participate.

Section 7.    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company will hold harmless and indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
Section 8.    Additional Indemnification. Notwithstanding any limitation in Sections 3, 4, or 5, the Company will hold harmless and hold harmless and indemnify Indemnitee against all against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf to the fullest extent permitted by applicable law (including but not limited to, the DGCL and any amendments to or replacements of the DGCL adopted after the date of this Agreement that expand the Company’s ability to hold harmless and indemnify its officers and directors) if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally adjudged (subject to the presumptions, set forth in Section 13) to be unlawful.
Section 9.    Exclusions. Notwithstanding any provision in this Agreement, the Company is not obligated under this Agreement to make any indemnification payment to Indemnitee in connection with any Proceeding:
(a)    for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except to the extent provided in Section 16(b), and except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or
(b)    for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (as defined in Section 2(b) hereof) or similar provisions of state statutory law or common law, (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, if any, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or
(c)    initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to indemnification or advancement, of Expenses, including a Proceeding (or any part of any Proceeding) initiated pursuant to Section 14 of this Agreement, (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.
Section 10.    Advances of Expenses.
(a)    The Company will advance, to the fullest extent permitted by the DGCL, but subject to the terms of this Agreement, all Expenses incurred by Indemnitee or on behalf of Indemnitee in connection with any Proceeding (or any part of any Proceeding) not initiated by Indemnitee or any Proceeding (or any part of any Proceeding) initiated by Indemnitee if (i) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to obtain indemnification or advancement of Expenses from the Company or Enterprise, including a proceeding initiated pursuant to Section 14 or (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation. The Company will advance the Expenses within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding.
(b)    Advances will be unsecured and interest free. Indemnitee undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company, thus Indemnitee qualifies for advances upon the execution of this Agreement and delivery to the Company. No other form of undertaking is required other than the execution of this Agreement. The Company will make advances without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.
Section 11.    Procedure for Notification of Claim for Indemnification or Advancement.

(a)    Indemnitee will notify the Company in writing of any Proceeding with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. Indemnitee will include in the written notification to the Company a description of the nature of the Proceeding and the allegations underlying the Proceeding and provide such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. Indemnitee’s failure to so notify the Company will not relieve the Company from any obligation it may have to Indemnitee under this Agreement, and any delay or defect in so notifying the Company will not constitute a waiver by Indemnitee of any rights under this Agreement. The Secretary of the Company will, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification or advancement.
(b)    The Company will be entitled to participate in the Proceeding at its own expense, provided, that the Company will not be entitled to assume the defense of such Proceedings on Indemnitee’s behalf without Indemnitee’s prior written consent.
(c)    The Company will not settle any Proceeding (in whole or in part) if such settlement would attribute to Indemnitee any admission of liability or impose any Expense, judgment, liability, fine, penalty or obligation or limitation on Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld.
Section 12.    Procedure Upon Application for Indemnification.
(a)    Unless a Change in Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made:
i.    by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;
ii.    by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;
iii.    if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by written opinion provided by Independent Counsel selected by the Board; or
iv.    if so directed by the Board, by the stockholders of the Company.
(b)    If a Change in Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made by written opinion provided by Independent Counsel selected by Indemnitee (unless Indemnitee requests such selection be made by the Board).
(c)    The party selecting Independent Counsel pursuant to subsection (a)(iii) or (b) of this Section 12 will provide written notice of the selection to the other party. The notified party may, within ten (10) days after receiving written notice of the selection of Independent Counsel, deliver to the selecting party a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection will set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Court of Chancery of the State of Delaware Court has determined that such objection is without merit. If, within thirty (30) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 11(a) hereof and the final disposition of the Proceeding, Independent Counsel has not been selected or, if selected, any objection to has not been resolved, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware for the appointment as Independent Counsel of a person selected by such court or by such other person as such court designates. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 14(a) of this Agreement, Independent Counsel will be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
(d)    Indemnitee will cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company will advance and pay any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making the indemnification determination irrespective of the determination as to Indemnitee’s entitlement to indemnification and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. The Company promptly will advise Indemnitee in writing of the determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied and providing a copy of any written opinion provided to the Board by Independent Counsel.
(e)    If it is determined that Indemnitee is entitled to indemnification, the Company will make payment to Indemnitee within ten (10) days after such determination.
Section 13.    Presumptions and Effect of Certain Proceedings.
(a)    It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and public policy of the State of Delaware. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination will, to the fullest extent not prohibited by law, presume Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11(a) of this Agreement, and the Company will, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption by clear and convincing evidence. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.
(b)    If the determination of the Indemnitee’s entitlement to indemnification has not made pursuant to Section 12 within sixty (60) days after the later of (i) receipt by the Company of Indemnitee’s request for indemnification pursuant to Section 11(a) and (ii) the final disposition of the Proceeding for which Indemnitee requested Indemnification (the “Determination Period”), the requisite determination of entitlement to indemnification will, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee will be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. The Determination Period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, the Determination Period may be extended an additional fifteen (15) days if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 12(a)(iv) of this Agreement.
(c)    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.
(d)    For purposes of any determination of good faith, Indemnitee will be deemed to have acted in good faith if Indemnitee acted based on the records or books of account of the Company, its subsidiaries, or an Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Company, its subsidiaries, or an Enterprise in the course of their duties, or on the advice of legal counsel for the Company, its subsidiaries, or an Enterprise or on information or records given or reports made to the Company or an Enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert selected with reasonable care by or on behalf of the Company, its subsidiaries, or an Enterprise. Further, Indemnitee will be deemed to have acted in a manner “not opposed to the best interests of the Company,” as referred to in this Agreement if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan. Whether or not the foregoing provisions of this Section 13(d) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. The provisions of this Section 13(d) is not exclusive and does not limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(e)    The knowledge and/or actions, or failure to act, of any director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise may not be imputed to Indemnitee for purposes of determining Indemnitee’s right to indemnification under this Agreement.
(f)    The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such Proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
Section 14.    Remedies of Indemnitee.
(a)    Indemnitee may commence litigation against the Company in the Court of Chancery of the State of Delaware to obtain indemnification or advancement of Expenses provided by this Agreement in the event that (i) a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) the Company does not timely advance Expenses pursuant to Section 10 of this Agreement, (iii) the determination of entitlement to indemnification is not made pursuant to Section 12 of this Agreement within the Determination Period, (iv) the Company does not hold harmless and indemnify Indemnitee pursuant to Section 5 or 6 or the second to last sentence of Section 12(d) of this Agreement within ten (10) days after receipt by the Company of a written request therefor, (v) the Company does not hold harmless and indemnify Indemnitee pursuant to Section 3, 4, 7, or 8 of this Agreement within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee must commence such Proceeding seeking an adjudication or an award in arbitration within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such Proceeding pursuant to this Section 14(a); provided, however, that the foregoing clause does not apply in respect of a Proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 5 of this Agreement. The Company will not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.
(b)    If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14 will be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee may not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 14 the Company will have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be and will not introduce evidence of the determination made pursuant to Section 12 of this Agreement.
(c)    If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is entitled to indemnification, the Company will be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 14, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.
(d)    The Company is, to the fullest extent not prohibited by law, precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 14 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and will stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.
(e)    It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement or to recover under any directors’ and officers’ liability insurance policy by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. The Company, to the fullest extent permitted by law, will (within ten (10) days after receipt by the Company of a written request therefor) advance to Indemnitee such Expenses which are incurred by Indemnitee in connection with any action concerning this Agreement, Indemnitee’s right to indemnification or advancement of Expenses from the Company, or concerning any directors’ and officers’ liability insurance policies maintained by the Company and will hold harmless and indemnify Indemnitee against any and all such Expenses, regardless of whether Indemnitee is ultimately determined to be entitled to such indemnification, unless the court determines that each of the Indemnitee’s claims in such Proceeding were made in bad faith or were frivolous.
Section 15.    Establishment of Trust.
(a)    In the event of a Potential Change in Control or a Change in Control, the Company will, upon written request by Indemnitee, create a trust for the benefit of Indemnitee (the “Trust”) and from time to time upon written request of Indemnitee will fund such Trust in an amount sufficient to satisfy the reasonably anticipated indemnification and advancement obligations of the Company to the Indemnitee in connection with any Proceeding for which Indemnitee has demanded indemnification and/or advancement prior to the Potential Change in Control or Change in Control (the “Funding Obligation”). The trustee of the Trust (the “Trustee”) will be a bank or trust company or other individual or entity chosen by the Indemnitee and reasonably acceptable to the Company. Nothing in this Section 15 relieves the Company of any of its obligations under this Agreement.
(b)    The amount or amounts to be deposited in the Trust pursuant to the Funding Obligation will be determined by mutual agreement of the Indemnitee and the Company or, if the Company and the Indemnitee are unable to reach such an agreement, by Independent Counsel selected in accordance with Section 12(b) of this Agreement. The terms of the Trust will provide that, except upon the consent of both the Indemnitee and the Company, upon a Change in Control: (i) the Trust may not be revoked, or the principal thereof invaded, without the written consent of the Indemnitee; (ii) the Trustee will advance Expenses, to the fullest extent permitted by applicable law, within two (2) business days of a request by the Indemnitee; (iii) the Company will continue to fund the Trust in accordance with the Funding Obligation; (iv) the Trustee will promptly pay to the Indemnitee all amounts for which the Indemnitee is entitled to indemnification pursuant to this Agreement or otherwise; and (v) all unexpended funds in such Trust revert to the Company upon mutual agreement by the Indemnitee and the Company or, if the Indemnitee and the Company are unable to reach such an agreement, by Independent Counsel selected in accordance with Section 12(b) of this Agreement, that the Indemnitee has been fully indemnified under the terms of this Agreement. The terms of the Trust shall provide that New York law (without regard to its conflicts of laws rules) will govern the Trust and the Trustee will consent to the exclusive jurisdiction of Court of Chancery of the State of Delaware, in accordance with Section 25 of this Agreement.
Section 16.    Non-exclusivity; Survival of Rights; Insurance; Subrogation.
(a)    The indemnification and advancement of Expenses provided by this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws of the Company, any agreement, a vote of stockholders or a resolution of directors, or otherwise. The indemnification and advancement of Expenses provided by this Agreement may not be limited or restricted by any amendment, alteration or repeal of the Certificate of Incorporation, the Bylaws of the Company or this Agreement in any way with respect to any action taken or omitted by Indemnitee in Indemnitee’s Corporate Status occurring prior to any such amendment, alteration or repeal of this Agreement. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation, or this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy is cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.
(b)    The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of Expenses and/or insurance provided by one or more Persons with whom or which Indemnitee may be associated (including, without limitation, any Designated Person).
i.    The Company hereby acknowledges and agrees:
1)    the Company is the indemnitor of first resort with respect to any request for indemnification or advancement of Expenses made pursuant to this Agreement concerning any Proceeding arising from or related to Indemnitee’s Corporate Status with the Company;
2)    the Company is primarily liable for all indemnification and indemnification or advancement of Expenses obligations for any Proceeding arising from or related to Indemnitee’s Corporate Status, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise;

3)    any obligation of any other Persons with whom or which Indemnitee may be associated (including, without limitation, any Designated Person) to hold harmless and indemnify Indemnitee and/or advance Expenses to Indemnitee in respect of any proceeding are secondary to the obligations of the Company’s obligations;
4)    the Company will hold harmless and indemnify Indemnitee and advance Expenses to Indemnitee hereunder to the fullest extent provided herein without regard to any rights Indemnitee may have against any other Person with whom or which Indemnitee may be associated (including any Designated Person) or insurer of any such Person; and
ii.    the Company irrevocably waives, relinquishes and releases (A) any other Person with whom or which Indemnitee may be associated (including, without limitation, any Designated Person) from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind in respect of amounts paid by the Company to Indemnitee pursuant to this Agreement and (B) any right to participate in any claim or remedy of Indemnitee against any Designated Person(or former Designated Person), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Designated Person(or former Designated Person), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.
iii.    In the event any other Person with whom or which Indemnitee may be associated (including, without limitation, any Designated Person) or their insurers advances or extinguishes any liability or loss for Indemnitee, the payor has a right of subrogation against the Company or its insurers for all amounts so paid which would otherwise be payable by the Company or its insurers under this Agreement, and the Company shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable such payor to bring suit to enforce such rights. The Company and the undersign agree that the such payor shall be a third-party beneficiary with respect to this Section 16(b)(iii), entitled to enforce this Section 16(b)(iii) as though such payor was a party to this Agreement. In no event will payment by any other Person with whom or which Indemnitee may be associated (including, without limitation, any Designated Person) or their insurers affect the obligations of the Company hereunder or shift primary liability for the Company’s obligation to hold harmless and indemnify or advance of Expenses to any other Person with whom or which Indemnitee may be associated (including, without limitation, any Designated Person).
iv.    Any indemnification or advancement of Expenses provided by any other Person with whom or which Indemnitee may be associated (including, without limitation, any Designated Person) is specifically in excess over the Company’s obligation to hold harmless and indemnify and advance Expenses or any valid and collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by the Company.
(c)    To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or Agents of the Enterprise, the Company will obtain a policy or policies covering Indemnitee to the maximum extent of the coverage available for any such director, officer, employee or Agent under such policy or policies, including coverage in the event the Company does not or cannot, for any reason, hold harmless and indemnify or advance Expenses to Indemnitee as required by this Agreement. If, at the time of the receipt of a notice of a claim pursuant to this Agreement, the Company has director and officer liability insurance in effect, the Company will give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. The Company will thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Indemnitee agrees to make reasonable efforts to assist the Company’s efforts to cause the insurers to pay such amounts.
(d)    The Company has not entered into as of the date hereof, and following the date hereof shall not enter into, any indemnification agreement or similar arrangement, or amend any existing agreement or arrangement, with any existing or future director or officer of the Company that has the effect of establishing rights of indemnification and contribution benefiting such director or officer in a manner more favorable in any respect than the rights of indemnification and contribution established in favor of the Indemnitee by this Agreement, unless, in each such case, the Indemnitee is offered the opportunity to receive the rights of indemnification and contribution of such agreement or arrangement. All such agreements and arrangements shall be in writing.
Section 17.    Duration of Agreement. This Agreement and the obligations of the Company hereunder continues until and terminates upon the later of: (a) ten (10) years after the date that Indemnitee ceases to serve as a director or officer of the Company or (b) one (1) year after the final adjudication or final termination by settlement of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by Indemnitee pursuant to Section 14 of this Agreement relating thereto. The indemnification and advancement of Expenses rights provided by or granted pursuant to this Agreement are binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), continue as to an Indemnitee who has ceased to be a director, officer, employee or Agent of the Company or of any other Enterprise, and inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives. The Company shall require and shall cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) of all or substantially all of the business or assets of the Company to, by written agreement, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
Section 18.    Severability. If any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and remain enforceable to the fullest extent permitted by law; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested thereby.
Section 19.    Interpretation. Any ambiguity in the terms of this Agreement will be resolved in favor of Indemnitee and in a manner to provide the maximum indemnification and advancement of Expenses permitted by law. The Company and Indemnitee intend that this Agreement provide to the fullest extent permitted by law for indemnification in excess of that expressly provided, without limitation, by the Certificate of Incorporation, vote of the Company stockholders or disinterested directors, or applicable law.
Section 20.    Enforcement.
(a)    The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director or officer of the Company.
(b)    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and applicable law, and is not a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.
Section 21.    Modification and Waiver. No supplement, modification or amendment of this Agreement is binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed or constitutes a waiver of any other provisions of this Agreement nor will any waiver constitute a continuing waiver.
Section 22.    Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company does not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.
Section 23.    Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered by hand to the other party, (b) sent by reputable overnight courier to the other party or (c) sent by facsimile transmission or electronic mail, with receipt of oral confirmation that such communication has been received:
(a)    If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee provides to the Company.

(b)    If to the Company to:
Virgin Galactic Holdings, Inc.
166 North Roadrunner Parkway, Suite 1C
Las Cruces, New Mexico 88011
Attention:     Legal Department
Telephone:     (575) 424-2100
or to any other address as may have been furnished to Indemnitee by the Company.
Section 24.    Contribution.
(a)    Whether or not the indemnification provided in Sections 3, 4 or 8 hereof is available, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.
(b)    Without diminishing or impairing the obligations of the Company set forth in Section 24(a), if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.
(c)    The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.
(d)    To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and Agents) and Indemnitee in connection with such event(s) and/or transaction(s).
Section 25.    Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties are governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 14(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or Proceeding arising out of or in connection with this Agreement may be brought only in the Court of Chancery of the State of Delaware and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for purposes of any action or Proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or Proceeding in the Court of Chancery of the State of Delaware, and (iv) waive, and agree not to plead or to make, any claim that any such action or Proceeding brought in the Court of Chancery of the State of Delaware has been brought in an improper or inconvenient forum.

Section 26.    Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original but all of which together constitutes one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
Section 27.    Headings. The headings of this Agreement are inserted for convenience only and do not constitute part of this Agreement or affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

VIRGIN GALACTIC HOLDINGS, INC.		INDEMNITEE

By:	/s/ Michelle Kley	/s/ Michael Colglazier
Name:	Michelle Kley	Name:	Michael Colglazier
Office:	Executive Vice-President, General Counsel & Secretary

EXHIBIT C
GENERAL RELEASE
1.    Release For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Virgin Galactic, LLC, a Delaware limited liability company (“OpCo”), Virgin Galactic Holdings, Inc. a Delaware corporation (“PubCo” and, together with OpCo, the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act. This general release is the “Release” contemplated by Section 4(c) of the employment agreement referenced in Section 2 below and which, once effective, entitles the undersigned to the benefits provided by Section 4(b) of the employment agreement referenced in Section 2 below.
2.    Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(a) and also under Section 4(b) of that certain Employment Agreement, effective as of July 20, 2020, between the Company and the undersigned (the “Employment Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement (including without limitation the Award Agreements as defined in the Employment Agreement) between the undersigned and PubCo, (iii) with respect to Section 2(b)(vi) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company and also the “Indemnification Rights” as defined in the Employment Agreement, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
3.    Unknown Claims.
THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
4.    Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
5.    Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them.
6.    No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then if the Claims are dismissed because of this Release, the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
7.    No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
8.    OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:
(i)    the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
(ii)    the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;
(iii)    the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;
(iv)    the Company advises the undersigned to consult with an attorney prior to executing this Release;
(v)    the undersigned has been given at least [21]1 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21]-day period; and
(vi)    the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period if the undersigned has not previously revoked this Release. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [5:00 p.m. Pacific time] on the seventh day after this Release is executed by the undersigned.
9.    Governing Law. This Release is deemed made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of California, to the extent not preempted by federal law.
IN WITNESS WHEREOF, the undersigned has executed this Release this day of , .

Michael Colglazier
_______________
1.NTD: Use 45 days in a group termination.

EXHIBIT D
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
[Attached]

VIRGIN GALACTIC, LLC
Employee Invention Assignment and Confidentiality Agreement
As a condition of my employment or continued employment with Virgin Galactic, LLC, together with its parents, subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment or continued employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the terms under this Employee Invention Assignment and Confidentiality Agreement (the “Intellectual Property Agreement”) set forth herein.
1.    Employment.
(a)    I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or me, as set forth in the Employment Agreement to which this Intellectual Property Agreement is attached.
(b)    I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company nor will I engage in any other activities that conflict with my obligations to the Company.
(c)    I recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email or text messages and voice messages) (“Systems”), and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I also agree that such Systems may only be used by me for Company purposes, and that I will not use the Systems for personal purposes.
2.    Confidential Information.
(a)    Company Information. I agree at all times during and after the term of my employment (my “Relationship with the Company”) and thereafter, except for the benefit of the Company to hold in strictest confidence, and not to use or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.
(b)    Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
(c)    Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
3.    Intellectual Property.
(a)    Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements, copyrights, patent rights, trade secrets and all other intellectual property rights of any sort throughout the world, whether or not patentable or registerable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company. I hereby make all assignments necessary to accomplish the foregoing.
(b)    Moral Rights. To the fullest extent allowed by applicable law, Section 3(a) above includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.
(c)    Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of my employment with the Company.
I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest with full power of substitution and therefore irrevocable.
(d)    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
(e)    Intellectual Property Retained and Licensed. I have listed on Appendix A, in a manner that does not violate any third party rights or disclosure any confidential information, a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is provided below, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.
(f)    Exceptions to Assignment. I understand that if I am employed with the Company in the State of California, the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Appendix B, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(e) above.
(g)    Return of Company Documents. I agree that, at the time of leaving the employ of the Company or earlier if so requested by the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix C.
(h)    Model Release. I hereby grant the Company and its assigns and licensees the irrevocable right to use any photographs, video, audio, and audio-visual recordings, and the resulting instances of my likeness and voice, to the extent the same are taken of me by the Company or any of its customers, investors, vendors or guests during my employment with the Company (collectively, “Content”), in all forms and in all media and in all manners, including any composite or distorted representations of the same, for advertising, trade, or any other lawful purposes in connection with the promotion of the Company’s business, products, and/or services.
I hereby waive any right to inspect or approve the Content or printed or electronic matter that may be used in conjunction with the Content now or in the future, whether that use is known to me or unknown, and I waive any right to royalties or other compensation arising from or related to the use of the Content. It is the discretion of the Company to decide whether and how to use the Content and nothing herein shall be construed to obligate the Company to produce, distribute or use any of the rights granted herein.
4.    Notification of New Employer. In the event of my termination of employment from the Company for any reason, I hereby grant consent to notification by the Company to my new employer or consulting client regarding my rights and obligations under this Intellectual Property Agreement.
5.    Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.
6.    Equitable Relief.
Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending any litigation or other action. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute. Accordingly, if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.
7.    Exceptions.
Nothing contained in this Intellectual Property Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section

1833(b), I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Intellectual Property Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If I am required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, I shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.
8.    General Provisions.
(a)    Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such state, without regard to the conflicts of law provisions thereof. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Eastern District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.
(b)    Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes and replaces all prior discussions between me and the Company regarding the subject matter herein. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.
(c)    Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void or unenforceable by law, then such void or unenforceable portion(s) shall be limited or excluded from this Intellectual Property Agreement to the minimum extent required so that this Intellectual Property Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.
(d)    Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. This Intellectual Property Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void.
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I HAVE READ THIS INTELLECTUAL PROPERTY AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS INTELLECTUAL PROPERTY AGREEMENT. I SIGN THIS INTELLECTUAL PROPERTY AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

July 10, 2020	Employee
/s/ Michael Colglazier
Michael Colglazier

APPENDIX A
PRIOR INTELLECTUAL PROPERTY

APPENDIX B
California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
(2)    Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 13, 2020 and effective as of July 20, 2020 (the “Amended Effective Date”), is entered into by and between Virgin Galactic, LLC, a Delaware limited liability company (“OpCo”), Virgin Galactic Holdings, Inc. (“PubCo” and, together with OpCo, the “Company”) and George Whitesides (the “Executive”).
WHEREAS, VGH, LLC, PubCo and the Executive previously entered into that certain Employment Agreement, dated as of October 25, 2019 (the “Original Agreement”);
WHEREAS, the Company desires to continue to employ the Executive as its Chief Space Officer, and the Company and the Executive desire to enter into an agreement embodying the terms of such employment, subject to the terms and conditions of this Agreement; and
WHEREAS, as of the Amended Effective Date, the Original Agreement shall terminate and be superseded by this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.     Employment Period. Effective upon the Amended Effective Date, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Amended Effective Date and continuing until terminated in accordance with the terms of this Agreement (such day, the “Date of Termination”). Notwithstanding anything to the contrary in the foregoing, the Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof. On the Date of Termination, the Executive’s employment will terminate and the Executive will cease to be the Chief Space Officer of the Company and its affiliates.
2.     Terms of Employment.
(a)     Position and Duties.
(i)     Role and Responsibilities. During the Employment Period, the Executive shall serve as the Chief Space Officer of the Company, and shall perform such employment duties as are usual and customary for such position. The Executive shall report directly to the Company’s Chief Executive Officer. In addition, during the Employment Period, it is expected that the Executive shall serve as the chairman of the Space Advisory Board providing advice to the Board. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position hereunder. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement. The parties acknowledge and agree that the Executive shall join the first or second rocket-powered spaceflight from New Mexico with non-pilots onboard (which may include a test spaceflight) in connection with the performance of his duties hereunder; in addition, the Executive’s spouse shall be entitled to join a spaceflight (which may include a test spaceflight).
(ii)     Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote the amount of his business time and attention to the business and affairs of the Company as is necessary to perform his duties hereunder. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, and (C) manage his personal investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A) and/or (B), the Executive receives prior written approval from the Board.
(iii)     Acknowledgement. The Executive acknowledges that none of his change in position to Chief Space Officer, his resignation from the Board, the appointment of a new Chief Executive Officer of the Company, constituted or constitutes an event giving rise to “Good Reason” for purposes of the Original Agreement or any agreement between the Executive and the Company.
(b)     Compensation, Benefits, Etc.

(i)     Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $450,000 per annum. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly and shall be pro-rated for partial years of employment. The Base Salary may be increased in the discretion of the Board or a subcommittee thereof, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.
(ii)     Annual Cash Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives targeted at 50% of the Executive’s Base Salary (the “Target Bonus”). The actual amount of any Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof). The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned, subject to the Executive’s continued employment through the payment date.
(iii)     Initial Equity Awards.
(A)     The Company and the Executive acknowledge and agree that PubCo previously granted to the Executive a nonqualified option to purchase an aggregate of 641,681 shares of PubCo common stock (the “Initial Option”). The Initial Option was granted on October 25, 2019, has an exercise price per share equal to the Fair Market Value (as defined in PubCo’s 2019 Incentive Award Plan (the “Plan”)) on the grant date and has an outside expiration date of ten years from the grant date. In addition, the Company and the Executive acknowledge and agree that PubCo previously granted to the Executive a restricted stock unit award covering 194,844 shares of PubCo common stock (the “Initial RSU Award”). The Initial RSU Award was granted on December 30, 2019.
(B)     Subject to the Executive’s continued service with the Company through the applicable vesting date and except as otherwise specifically provided in this Agreement, each of the Initial Option and the Initial RSU Award shall vest and (as applicable) become exercisable (x) with respect to 25% of the underlying shares on October 25, 2020, and (y) as to the remaining 75% of the underlying shares, in substantially equal installments on each of the 36 monthly anniversaries thereafter. Notwithstanding the foregoing, the parties agree that if the Executive remains employed with the Company hereunder on March 15, 2021 (and an event constituting Cause has not occurred by such date), then the vesting of the Initial RSU Award shall accelerate in full on March 15, 2021.
(C)     The terms and conditions of the Initial Option and the Initial RSU Award are set forth in separate award agreements entered into by PubCo and the Executive (the “Initial Award Agreements”). Except as otherwise specifically provided in this Agreement, the Initial Stock Options and the Initial RSU Award shall be governed in all respects by the terms of and conditions of the Plan and the applicable Initial Award Agreement.
(iv)     New Equity Awards.
(A)     PubCo shall grant the Executive a nonqualified option to purchase an aggregate of 320,840 shares of PubCo common stock (the “New Option”). The New Option shall have an exercise price per share equal to the Fair Market Value on the applicable grant date and shall have an outside expiration date of ten years from the grant date. In addition, PubCo shall grant the Executive a restricted stock unit award covering 320,840 shares of PubCo common stock (the “New RSU Award”). Each of the New Option and the New RSU Award shall be granted on the Amended Effective Date.
(B)     Subject to the Executive’s continued service with the Company through the applicable vesting date, (i) the New Option shall vest and become exercisable in 24 substantially equal installments on each of the 24 monthly anniversaries of the Amended Effective Date and (ii) the New RSU Award shall vest in eight substantially equal installments on each of the eight quarterly anniversaries of the Amended Effective Date.
(C)      The terms and conditions of the New Option and the New RSU Award shall be set forth in separate award agreements in forms prescribed by PubCo, to be entered into by PubCo and the Executive (the “New Award Agreements”, and, together with the Initial Award Agreements, the “Award Agreements”). Except as otherwise specifically provided in this Agreement, the New Option and the New RSU Award shall be governed in all respects by the terms of and conditions of the Plan and the applicable New Award Agreement.
(v)     Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from
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time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs on the same terms and conditions as those applicable to similarly situated senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(v) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
(vi)     Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in connection with the performance of his duties under this Agreement in accordance with the policies, practices and procedures of the Company provided to employees of the Company.
(vii)     Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.
(viii)     Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its employees, but in no event shall the Executive accrue less than 200 hours of vacation per calendar year (pro-rated for any partial year of service); provided, however, that the Executive shall not accrue any vacation time in excess of 350 hours (the “Accrual Limit”), and shall cease accruing vacation time if the Executive’s accrued vacation reaches the Accrual Limit until such time as the Executive’s accrued vacation time drops below the Accrual Limit.
(ix)     Milestone Bonus. In addition, the Executive shall receive a lump sum cash payment equal to $500,000, payable within 30 days following a Commercial Launch (the “Milestone Bonus”), subject to his continued employment through the date of such Commercial Launch (other than as set forth in Section 4(b)). For purposes of this Agreement, “Commercial Launch” means the first powered flight of Spaceship Unity that (i) attains an altitude of at least 50 miles with four fare-paying passengers on board and (ii) safely returns to base with all major systems functioning nominally throughout the flight.
3.     Termination of Employment.
(a)     Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.
(b)     Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.
(c)     Termination by the Executive. The Executive’s employment may be terminated by the Executive for any or no reason, including with Good Reason or by the Executive without Good Reason.
(d)     Notice of Termination. Any termination of employment (other than due to the Executive’s death), shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 11(b) hereof. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)     Termination of Offices and Directorships; Return of Property. As of the Amended Effective Date, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, held with the Company, other than as Chief Space Officer, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, provided that the Executive shall remain as chairman of the Space Advisory Board, and shall take all actions reasonably requested by the Company to effectuate the foregoing, and shall not have the authority to bind the Company or any of its affiliates in any respect. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has
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in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties. Notwithstanding the foregoing, the Executive shall be entitled to retain his Outlook contacts file.
4.     Obligations of the Company upon Termination.
(a)     Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary, (ii) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(vi) hereof and (iii) any vested amounts due to the Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.
(b)     Qualifying Termination. Subject to Sections 4(c), 4(e), 4(f) and 11(d), and the Executive’s continued compliance with the provisions of Section 7 hereof, if the Executive’s employment with the Company is terminated during or upon the expiration of the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:
(i)     Cash Severance. The Company shall pay the Executive an amount equal to 1.0 (the “Severance Multiplier”) multiplied by the sum of (i) the Base Salary and (ii) the Target Bonus (the “Severance”); provided, however, that in the event the Qualifying Termination occurs on or within 24 months following a Change in Control, then the Severance shall be an amount equal to the sum of (i) 1.5 times the Base Salary and (ii) the Target Bonus. The Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over the 12-month period following the Executive’s Date of Termination, but shall commence on the first payroll date following the effective date of the Release (as defined below), and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon; provided, however that if the Date of Termination occurs on or within 24-months following a Change in Control that constitutes a “change in control event” for purposes of Section 409A (as defined below), the Severance shall be paid in a single lump sum cash payment within 30 days following the Date of Termination.
(ii)     COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the COBRA Period, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). For purposes of this Agreement, “COBRA Period” shall mean the period beginning on the Date of Termination and ending on the 12-month anniversary thereof; provided, however, that in the event the Qualifying Termination occurs on or within 24 months following a Change in Control, then the COBRA Period instead shall end on the 18-month anniversary thereof.
(iii)     Equity Acceleration. All outstanding PubCo equity awards that vest based solely on the passage of time that are held by the Executive on the Date of Termination immediately shall become fully vested and, to the extent applicable, exercisable.
(iv)     Milestone Bonus. The Executive shall remain eligible to receive the Milestone Bonus, payable in accordance with Section 2(b)(ix).
(v)     Spaceflight. The Executive and his spouse shall remain eligible to join the spaceflights as provided in Section 2(a)(i).
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(c)     Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Section 4(b) hereof that the Executive execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within 21 days (or, to the extent required by law, 45 days) following the Date of Termination and that the Executive not revoke such Release during any applicable revocation period. For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to Section 4(b) hereof shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.
(d)     Other Terminations. If the Executive’s employment is terminated for any reason not described in Section 4(b) hereof, the Company will pay the Executive only the Accrued Obligations.
(e)     Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.
(f)     Acceleration Due to Conflicts of Interest. If requested by the Executive following his Date of Termination, the Company further agrees to (i) accelerate the payment of any then-unpaid installments of the Severance and/or any then-unsettled shares with respect to the New RSU Award, and (ii) waive the satisfaction of the Commercial Launch and accelerate the payment of the Milestone Bonus, in each case to the extent necessary (and without waiving the payment right hereunder) for the Executive to comply with an ethics agreement with the Federal government or to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Executive to participate in activities in the normal course of his position in which the Executive would otherwise not be able to participate under an applicable rule), in accordance with Section 409A and Treasury Regulations Section 1.409A-3(j)(4)(iii).
(g)     Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.
5.     Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
6.     Excess Parachute Payments; Limitation on Payments.
(a)     Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)     Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an
5

independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
7.     Restrictive Covenants.
(a)     The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by the Executive in connection with the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.
(b)     While employed by the Company, the Executive shall not be engaged in any other business activity that would be competitive with the business of the Company and its subsidiaries or affiliates. In addition, while employed by the Company and, for a period of 12 months after the Date of Termination, the Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of the Company and/or its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to the Company and/or its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity except, in each case, to the extent the foregoing occurs as a result of general advertisements or other solicitations not specifically targeted to such employees and consultants. During his employment with the Company and thereafter, the Executive shall not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
(c)     Subject to Section 7(f), during the Executive’s service with the Company and thereafter, excepting any litigation between the parties, (i) the Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Company or any of its subsidiaries or affiliates, or that are otherwise disparaging of any policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards of the Company, its affiliates or any of their past or present officers, directors, employees, advisors or agents, and (ii) the Company agrees to instruct its directors and executive officers not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on the Executive’s personal or business reputation or business.
(d)     In recognition of the fact that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 7(a)-(c) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.
(e)     The parties acknowledge and agree that the Executive shall be bound by the covenants (the “Confidentiality Agreement”) set forth on Exhibit B hereto and that the covenants set forth on Exhibit B shall be additional to, and not in limitation of, the covenants contained in this Section 7.
(f)     Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state
6

or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.
8.     Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
9.     Successors.
(a)     This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)     This Agreement shall inure to the benefit of and be binding upon OpCo, PubCo and their respective successors and assigns.
10.     Certain Definitions.
(a)     “Board” means the Board of Directors of PubCo.
(b)     “Cause” means the occurrence of any one or more of the following events:
(i)     the Executive’s willful and continued failure to follow any lawful directive from the Company’s Chief Executive Officer within the reasonable scope of the Executive’s duties other than by reason of physical or mental incapacity, and the Executive’s failure to correct the same (if capable of correction, as determined by the Company), within 30 days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Company believes that the Executive has not performed his duties;
(ii)     the Executive’s commission of, indictment for or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes) or a crime of moral turpitude;
(iii)     the Executive’s material breach of any material obligation under any written agreement with the Company or its affiliates or under any applicable policy of the Company or its affiliates (including any code of conduct or harassment policies), and the Executive’s failure to correct the same (if capable of correction, as determined by the Board), within 30 days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Board believes that the Executive has materially breached such agreement;
(iv)     any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by the Executive;
(v)     the Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business, which willful misconduct or gross negligence has a material and demonstrable adverse effect on the Company or its affiliates;
(vi)     the Executive’s commission of an act of material dishonesty resulting in material reputational, economic or financial injury to the Company or its affiliates.
(c)     “Change in Control” has the meaning set forth in the Plan.
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(d)     “Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.
(e)     “Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, as determined in the reasonable discretion of the Board.
(f)     “Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(i)     a material diminution in the Executive’s Base Salary or Target Bonus;
(ii)     a material diminution in the Executive’s title, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii)     the Company’s material breach of this Agreement.
Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 30 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.
(g)     “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 90 days after the giving of such notice unless as otherwise provided upon a termination for Good Reason).
(h)     “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s death or Disability), (ii) by the Executive for Good Reason, or (iii) a termination by the Executive for any reason following November 1, 2020 (provided that an event constituting Cause has not occurred and been cured).
(i)     “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.
(j)     “Separation from Service” means a “separation from service” (within the meaning of Section 409A).
11.     Miscellaneous.
(a)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b)     Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s most recent address on the records of the Company.
If to the Company:
Virgin Galactic Holdings, Inc.
166 North Roadrunner Parkway, Suite 1C
Las Cruces, NM 8801
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)     Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated
8

thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
(d)     Section 409A of the Code.
(i)     To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 11(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.
(ii)     Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
(iii)     To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(e)     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f)     Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)     No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)     Entire Agreement. As of the Amended Effective Date, this Agreement (including the Award Agreements and the Confidentiality Agreement), together with that certain participation letter agreement pursuant to the Virgin Galactic/TSC Cash Incentive Plan, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof (including the Original Agreement). The Executive agrees that the Original Agreement shall be terminated and of no further force or effect from and after the Amended Effective Date.
(i)     Arbitration.
(i)     Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration (as defined below), including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to the Executive’s service or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon the Executive’s request. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (A) under a Company benefit plan subject to the
9

Employee Retirement Income Security Act, as amended; or (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.
(ii)     “Persons Subject to Arbitration” means, individually and collectively, (A) the Executive, (B) any person in privity with or claiming through, on behalf of or in the right of the Executive, (C) the Company, (D) any past, present or future affiliate, employee, officer, director or agent of the Company, and/or (E) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.
(iii)     The arbitration shall take place before a single neutral arbitrator at the JAMS office in Los Angeles, California. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.
(iv)     In the event of arbitration relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs incurred by the prevailing party in connection with such arbitration (including reasonable legal fees in connection with such arbitration, including any litigation or appeal therefrom).
(v)     THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.
(vi)     THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.
(vii)     This Section 11(i) shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 11(i) would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 11(i). To the extent applicable law imposes additional requirements to allow enforcement of this Section 11(i), this Agreement shall be interpreted to include such terms or conditions.
(j)     Attorney Expenses. The Company shall pay or reimburse the Executive for his legal fees and expenses actually incurred in connection with the negotiation, preparation and execution of this Agreement and advice received in respect of executive compensation and employment-related matters, not to exceed $15,000, subject to the Executive’s delivery to the Company of documentation evidencing such fees and expenses.
(k)     Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
(l)     Counterparts. This Agreement and any agreement referenced herein may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of OpCo and PubCo has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“OPCO”

By:	/s/ Michelle Kley
Name:	Michelle Kley
Title:	Secretary

“PUBCO”

By:	/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya
Title:	Chairman of the Board of Directors

“EXECUTIVE”

/s/ George Whitesides
George Whitesides

S-1

EXHIBIT A
GENERAL RELEASE
1.     Release For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Virgin Galactic, LLC, a Delaware limited liability company (“OpCo”), Virgin Galactic Holdings, Inc. a Delaware corporation (“PubCo” and, together with OpCo, the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act.
2.     Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(b) of that certain Amended and Restated Employment Agreement, effective as of July 20, 2020, between the Company and the undersigned (the “Employment Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and PubCo, (iii) with respect to Section 2(b)(vi) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
3.     Unknown Claims.
THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
4.     Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
5.     Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to
A-1

indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
6.     No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
7.     No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
8.     OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:
(i)the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
(ii)the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;
(iii)the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;
(iv)the Company advises the undersigned to consult with an attorney prior to executing this Release;
(v)the undersigned has been given at least 21 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the 21-day period; and
(vi)the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [5:00 p.m. Pacific time] on the seventh day after this Release is executed by the undersigned.
9.     Governing Law. This Release is deemed made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of California, to the extent not preempted by federal law.
IN WITNESS WHEREOF, the undersigned has executed this Release this     day of               ,               .

George Whitesides

A-2

EXHIBIT B
RESTRICTIVE COVENANTS
For the purposes of this Exhibit B, the “Company” shall mean Virgin Galactic, LLC.
1.      Confidential Information; Non-Solicitation.
(i)      The Company and the Executive each acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive will come into possession of Confidential Information (as defined below) relating to the business practices of the Company and its affiliates. The Executive shall hold all Confidential Information in strict confidence and shall not, without the prior written consent of the Board, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (A) while employed by the Company, in the business of and for the benefit of the Company, subject to appropriate safeguards, or (B) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information; provided that the Executive shall provide the Company with immediate written notice of any request for such disclosure so that the Company may seek a protective order. For purposes of this Exhibit B, “Confidential Information” shall mean all Intellectual Property (defined below) and all non-public information concerning the Company, including, without limitation, financial data, strategic business plans, product development (or other proprietary product data), customer lists (including, without limitation, customer names and contact information), marketing plans, processes, inventions, devices, The Spaceship Company, LLC (“TSC”) vehicle production plans, detailed Company product information, detailed Company operations requirements and plans, Company and TSC licensing and regulatory consent materials, TSC manufacturing facility plans, Company operations and maintenance facility plans, insurance information, personnel information, including existing personnel and identified prospects, and Company budget and cost to launch information, and other non-public, proprietary and confidential information of the Company, its affiliates or its customers, that, in any case, is not otherwise available to the public.
(ii)      The Executive agrees that (A) during the Employment Period, the Executive will not without the prior written consent of the Board, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, assist, be engaged in, contribute to or have any financial interest in, any business which is in any way competitive with the business or demonstrably anticipated business of Company and/or its affiliates, and (B) for the period of time including the Employment Period and the (x) eighteen (18) month period following the end of Employment Period, if the Employment Period ends prior to Commercial Launch, or (y) six (6) month period following the end of the Employment Period, if the Employment Period ends after Commercial Launch, the Executive will not on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit, entice or encourage or attempt to solicit, entice or encourage any person then employed by, or engaged as consultant by, the Company, to terminate his or her relationship with the Company except to the extent the foregoing occurs as a result of advertisements or other general employment solicitations directed to all individuals.
(iii)      The Executive acknowledges that, as an executive of the Company, he will become familiar with the affairs, customers, pricing, business terms, customer preferences and needs, and other Confidential Information of the Company, which Confidential Information the Company agrees to provide to the Executive as needed to perform his duties described herein. The Executive expressly acknowledges and agrees that due to his rank at the Company he will necessarily be knowledgeable of Confidential Information at all levels of the Company, regardless of whether he has personally contacted any customers, suppliers, partners, consultants, agents or advisors of the Company, its affiliates, or through whom he could otherwise become knowledgeable of Confidential Information, and that his knowledge would inevitably give a competitor an unfair advantage in competing with the Company.
(iv)      The Executive acknowledges and agrees that he will receive substantial and valuable consideration for the covenants set forth in this Section 1 including: (A) access to, use of and the right and responsibility to create, Confidential Information, as defined above; (B) continued employment in accordance with the terms of the Agreement; and (C) specialized training and knowledge pertaining to the products, services, business practices, procedures and Confidential Information utilized by the Company and its customers. The Executive acknowledges and agrees that this constitutes fair and adequate consideration for the agreements set forth in this Section 1. The Executive and the Company further agree that (x) the time, scope, geographic area and other provisions of this Section 1 have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement, (y) the covenants in this Section 1 are reasonable under the circumstances, and (z) if, in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify to the minimum extent necessary such provision or provisions of this

Section 1 which such court shall deem not reasonable and to enforce the covenant as so modified. The Executive agrees that any breach of the covenants contained in this Section 1 would irreparably injure the Company. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive, in each case without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Each of the covenants contained in this Section 1 is separate, distinct and severable.
2.      Intellectual Property.
(i)      The term “Intellectual Property” means inventions, processes, developments, designs, works, discoveries, know-how, improvements, innovations (whether patentable or not and whether reduced to practice or not) and works of authorship or other intellectual property, or any improvements thereof, made, conceived, discovered, or developed by the Executive (whether alone or in conjunction with others) in whole or in part, which arise in any way from, during, or as a result of the Executive’s services for the Company, or which are derived from, are based upon, or utilize in any way information belonging or under license to the Company, and all documents, reports, or materials of any kind prepared by the Executive or on the Executive’s behalf in performing his duties as an employee of the Company or Virgin Galactic, Holdings, LLC, in each case to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A). Without disclosing any third party confidential information. The Executive will also disclose anything the Executive believes is excluded by Section 2870 so that the Company can make an independent assessment.
(ii)      All Intellectual Property will be the absolute property of the Company and the Executive hereby irrevocably assigns all rights therein to Company. Without limiting the foregoing, the Executive further acknowledges and agrees that all original works of authorship that constitute Intellectual Property are “works made for hire”, as that term is defined in the United States Copyright Act. In the event that any such works are determined not to be a work made for hire for any reason, the Executive hereby irrevocably assigns all rights therein to Company and the Executive agrees to execute such additional documents as may be requested by Company to evidence Company’s ownership of such works. The Executive also hereby assigns to the Company and/or waives any and all claims that the Executive may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of “droit moral” in connection with such works.
(iii)      The Executive shall, if and when required to do so by the Company (whether during the Employment Period or afterwards) and at the Company’s expense: (A) apply, or join with the Company in applying, for protection in any part of the world for any Intellectual Property; (B) execute or procure to be executed all assignments and other instruments, and do or procure to be done all things, which are necessary for vesting such protection and such Intellectual Property rights in the name of the Company or any nominee of the Company, or subsequently for renewing and maintaining the same in the name of the Company or its nominees; and (C) assist in defending any proceedings relating to, or to any application for, such patents or other protection.
(iv)      On the date of termination of the Employment Period, or at any time at the Company’s request, the Executive shall turn over to the Company all tangible things relating or referring to Intellectual Property and all notes, drawings, computer files and records and any copies of these kept by the Executive or in the Executive’s possession pertaining to work done by the Executive on behalf of the Company. The Executive shall not take with him, on leaving the employ of the Company, any notes, drawings, computer files, records, or other tangible things, or copies thereof, pertaining to work done by the Executive on behalf of the Company without first obtaining the written consent of the proper officer of the Company. It is understood that all such notes, drawings, computer files, records and other tangible things, and all copies thereof in whatever form are and remain the property of the Company.
(v)      The Executive irrevocably appoints the Company as his attorney in his name (with full power of substitution or resubstitution) and on his behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section. The Company will promptly provide the Executive with copies of all documents so executed.

Appendix A
California Labor Code Section 2870.
(a)      Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)      Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or
(2)      Result from any work performed by the employee for his employer.
(b)      To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit 10.3

VIRGIN GALACTIC HOLDINGS, INC. 2019 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	George Whitesides
Grant Date:	July 20, 2020
Number of RSUs:	320,840
Vesting Commencement Date:	July 20, 2020
Vesting Schedule:
The RSUs shall vest as to 1/8th of the RSUs on each quarterly anniversary of the Vesting Commencement Date during the two-year period following the Vesting Commencement Date (each such anniversary date, a “Vesting Date”), subject to the Participant’s continued service with the Company.

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement, and agrees that the RSUs are granted in satisfaction of the Company’s obligations to grant the New RSU Award as defined and described in the Employment Agreement (as defined in the Agreement). Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

VIRGIN GALACTIC HOLDINGS, INC.	PARTICIPANT

By:
Name:	George Whitesides
Title:

Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.
GENERAL

1.1    Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2    Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3    Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT

2.1    Vesting; Forfeiture.

(a)    The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In addition, the RSUs may be subject to accelerated vesting in accordance with Section 4(b) of that certain Amended and Restated Employment Agreement by and between the Participant and the Company, effective as of July 20, 2020 (the “Employment Agreement”). The accelerated vesting in this Section 2.1 is subject to Participant’s timely execution and non-revocation of a general release of claims. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service), except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

(b)    As used in this Agreement, “Cause” shall have the meaning set forth in the Employment Agreement.

2.2    Settlement.

(a)    Subject to Section 3.3(b), the RSUs will be paid in Shares within 15 days following the earliest to occur of: (i) the applicable Vesting Date, (ii) the date of the Participant’s “separation from service” from the Company or any affiliate within the meaning of Section 409A(a)(2)(A)(i) of the Code (a “Separation from Service”), and (iii) the date of the occurrence of a “change of control event” (within the meaning of Section 409A) with respect to the Company. Notwithstanding anything to the contrary contained herein, the exact payment date of any RSUs shall be determined by the Company in its sole discretion (and the Participant shall not have a right to designate the time of payment).

(b)    Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

ARTICLE III.
TAXATION AND TAX WITHHOLDING

3.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
1

3.2    Tax Withholding.

(a)    Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award (including the RSUs) in satisfaction of any applicable withholding tax obligations (including the Participant’s FICA obligation, which may arise prior to settlement of the RSUs). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. To the extent that any FICA tax withholding obligations arise in connection with the RSUs prior to the date on which on which such RSUs should otherwise become payable to the Participant, then the Company may accelerate the payment of a number of RSUs sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with such accelerated payment, and the Company or an affiliate may withhold such amounts in satisfaction of such withholding obligations.

(b)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

3.3    Section 409A.

(a)    General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

(b)    Non-qualified Deferred Compensation. Sections 10.6(b) and (c) of the Plan shall apply to the RSUs and this Agreement; provided, however, that if requested by Participant following his Date of Termination, the Company further agrees to accelerate the payment of any then-unsettled shares with respect to the RSUs, in each case to the extent necessary (and without waiving the payment right hereunder) for Participant to comply with an ethics agreement with the Federal government or to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit Participant to participate in activities in the normal course of his position in which Participant would otherwise not be able to participate under an applicable rule), in accordance with Section 409A and Treasury Regulations Section 1.409A-3(j)(4)(iii).

ARTICLE IV.
OTHER PROVISIONS

4.1    Adjustments. Participant acknowledges that the RSUs, and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
2

4.3    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.5    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.10    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *
3

Exhibit 99.1
Press Release

Virgin Galactic Announces Michael Colglazier as Chief Executive Officer in Preparation for Commercial Service

Colglazier Brings Proven Record for Delivering World-Class Consumer Experiences at The Walt Disney Company

Company’s First CEO George Whitesides to Drive Future Business Areas as Chief Space Officer, Including High Speed Mobility and Orbital Spaceflight Programs

July 15, 2020

MOJAVE, Calif. – (BUSINESS WIRE) – Virgin Galactic Holdings, Inc. (NYSE: SPCE) (“Virgin Galactic”), a vertically integrated aerospace and space travel company, today announced the appointments of Michael Colglazier as Virgin Galactic’s new Chief Executive Officer and George Whitesides as Chief Space Officer, effective July 20, 2020.

Michael assumes the CEO role at an exciting time for Virgin Galactic as the Company progresses through its test flight program and prepares for commercial service. He will also join the Company’s Board of Directors effective July 20, 2020. Michael joins Virgin Galactic following a long and successful career at The Walt Disney Company (NYSE: DIS), bringing over three decades of experience in developing and growing consumer-oriented multi-billion dollar businesses strategically, commercially, and operationally. Most recently Michael was President and Managing Director, Disney Parks International, where he was responsible for operations, strategy, and commercial and experiential development of Disney’s international parks and resorts.

George will assume the role of Chief Space Officer, focused on developing the Company’s future business opportunities, including point-to-point hypersonic travel and orbital space travel. George will also chair the Company’s Space Advisory Board, and in conjunction with his new role will step down from the Company’s Board of Directors. George joined Virgin Galactic in 2010 as its first CEO, after serving as Chief of Staff at NASA. During the past decade, he has built the Company from 30 people to a workforce of over 900 today, and he has successfully guided Virgin Galactic through its human space flight research and development program as well as the progress to date in its flight test program, culminating in two successful space flights. These historic flights saw the first humans launched into space from US soil since the retirement of the Space Shuttle, as well as the first woman to fly on a commercial space vehicle. During the last year, George led the transition of operations from Mojave, California to Spaceport America, New Mexico, and oversaw the Company’s successful public listing—creating the world’s first publicly traded human spaceflight venture.

Michael Colglazier said, “I am thrilled to join the talented team at Virgin Galactic at this inflection point in the Company’s journey. Like so many others, including hundreds of signed-up customers, I have been inspired by this purpose-driven, world-class brand and the incredible opportunity it offers to open space to change the world for good. George’s vision and outstanding leadership have enabled Virgin Galactic to reach this point, and I am excited to work with him in his role as Chief Space Officer where he will spearhead our future development efforts. On a personal note, I’d like to thank my friends and colleagues at Disney, especially Bob Chapek for his mentorship and guidance over the years, and Josh D’Amaro, who is bringing superb leadership to Disney’s Parks, Experiences, and Products. I am grateful to the Virgin Galactic Board, our chair Chamath Palihapitiya, and our founder Richard Branson for their support and trust as we make history together in this amazing company.”

George Whitesides added, ‘’Serving as the first CEO of Virgin Galactic and The Spaceship Company for the past ten years has been the honor and adventure of a lifetime. The next decade for Virgin Galactic will be commercially-focused, and it is the perfect moment for us to bring a visionary commercial leader like Michael to take the Company forward. Michael brings enormous experience in building customer experiences for Disney all around the world, and scaling businesses into multi-billion dollar organizations. I look forward to supporting Michael as the Company realizes Richard Branson’s vision to share the experience of spaceflight with people around the world, now turning my focus to building the next generation of aerospace vehicles and experiences.” Sir Richard Branson said, “I want to thank George for his outstanding leadership of Virgin Galactic over the last decade. He has shown dedication and determination as its first CEO to build the Company from early stage development through to space flight, the first from American soil since the retirement of the Space Shuttle. In the past year, George has taken the Company public and moved it to Spaceport America. He transitions into his new role as our Chief Space Officer having created substantial value as CEO and with Galactic poised for an exciting next chapter.”

“At the same time, we are delighted to welcome Michael as the new Chief Executive to lead Galactic into commercial operations. I believe Michael’s long and distinguished career at one of the world’s leading customer experience brands provides a natural fit with Virgin’s culture as well as Galactic’s requirements as it prepares for commercial service.”

Chamath Palihapitiya, Chairman of Virgin Galactic, said, “Michael’s skillset is highly complementary to that of the incredible team that we have at Virgin Galactic. He has considerable commercial and managerial experience and a proven track record of successfully commercializing new and innovative products and services all over the world. He will create an amazing customer experience for our Future Astronauts as we ramp up for spaceflight operations.”

Conference Call Information

Virgin Galactic will host a conference call to discuss this announcement at 2:30 p.m. Pacific Time (5:30 p.m. Eastern Time) today. To access the conference call, parties should dial (833) 350-1375 and enter the conference ID number 3890700. The live audio webcast along with supplemental information will be accessible on the Company’s Investor Relations website at investors.virgingalactic.com. A recording of the webcast will also be available following the conference call.

Separately, as previously announced, Virgin Galactic will host a conference call to discuss its second quarter financial results on Monday, August 3, 2020 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

For Media Assets:

https://www.image.net/virgingalactic

About Virgin Galactic

Virgin Galactic is a vertically-integrated aerospace and space travel company, pioneering human spaceflight for private individuals and researchers, as well as a manufacturer of advanced air and space vehicles. Using its proprietary and reusable technologies and supported by a distinctive, Virgin-branded customer experience, it is developing a spaceflight system designed to offer customers a unique, multi-day, transformative experience. This culminates in a spaceflight that includes views of Earth from space and several minutes of weightlessness that will launch from Spaceport America, New Mexico. Virgin Galactic and The Spaceship Company believe that one of the most exciting and significant opportunities of our time lies in the commercial exploration of space and the development of technology that will change the way we travel across the globe in the future. Together we are opening access to space to change the world for good.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws with respect to Virgin Galactic Holdings, Inc. (the “Company”), including statements regarding the Company’s future business opportunities. These forward-looking statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and similar expressions. Forward looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the factors, risks and uncertainties regarding the Company’s business described in the documents filed by the Company from time to time with the Securities and

Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause the Company’s actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

For media inquiries please contact:

VirginGalacticPress@virgingalactic.com

US, Canada, South America, Australia – Antonia Gray, FTI Consulting
UK, Middle East, Asia, Africa – Charles Palmer, FTI Consulting
VirginGalacticFin@fticonsulting.com

For Investor Relations inquiries please contact:

VirginGalactic-SVC@SARDVERB.com

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
____________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 30, 2020
____________________________

Virgin Galactic Holdings, Inc.
(Exact name of registrant as specified in its charter)
 ____________________________

Delaware	001-38202	98-1366046
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

166 North Roadrunner Parkway, Suite 1C Las Cruces, New Mexico	88011
(Address of principal executive offices)	(Zip Code)
(575) 424-2100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
 ____________________________

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SPCE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01 Other Events.

On July 30, 2020, Vieco 10 Limited (“Vieco 10”) distributed 77,290,438 shares of common stock of Virgin Galactic Holdings, Inc. (the “Company”) to Vieco 10’s existing stockholders on a pro rata basis, consisting of 62,403,260 shares distributed to Virgin Investments Limited (“VIL”) and 14,887,178 shares distributed to Aabar Space, Inc. (“Aabar”). In connection with such distribution, each of VIL and Aabar signed a joinder to the Company’s Stockholders’ Agreement (the “SHA”) and Amended and Restated Registration Rights Agreement (the “RRA”), each as filed with the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2019, as contemplated by the SHA and the RRA.

VIL will assume Vieco 10’s board nomination and consent rights under the SHA. For purposes of determining the number of shares beneficially owned by VIL and the extent of VIL’s nomination and consent rights, the shares distributed to Aabar are deemed to be held by VIL until such time as Aabar transfers or sells such shares, subject to certain exceptions, as contemplated by the SHA. VIL and Aabar have also agreed to vote their respective outstanding shares of the Company’s common stock in accordance with the terms of the SHA.

The shares of the Company’s common stock received by VIL and Aabar remain subject to certain lockup restrictions under the RRA. Of the 62,403,260 shares received by VIL, 46,339,860 shares remain subject to lockup restrictions under the RRA, and of the 14,887,178 shares received by Aabar, 11,055,359 shares remain subject to lockup restrictions under the RRA, in each case until October 25, 2021. VIL and Aabar are also entitled to certain demand and piggyback registration rights under the RRA.

The foregoing description does not purport to be complete and is qualified in its entirety by the full text of the SHA and the RRA, which are attached as Exhibit 10.9 and 10.10 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2019, respectively, and the full text of the joinders, which are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Joinder to Stockholders’ Agreement
99.2	Joinder to Amended and Restated Registration Rights Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virgin Galactic Holdings, Inc.

Date: July 30, 2020	By:	/s/ Michelle Kley
	Name:	Michelle Kley
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit 99.1
STOCKHOLDERS’ AGREEMENT JOINDER

Virgin Investments Limited, a company limited by shares under the British Virgin Islands (“VIL”) and Aabar Space, Inc., a company incorporated under the laws of the British Virgin Islands (“Aabar”) are executing and delivering this joinder (this “Joinder”) pursuant to the Stockholders’ Agreement, dated as of October 25, 2019 (as the same may hereafter be amended, the “Stockholders’ Agreement”), among Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Stockholders’ Agreement.

On or about the date hereof, Vieco 10 Limited distributed (i) 62,403,260 shares of Common Stock to VIL and (ii) 14,887,178 shares of Common Stock to Aabar (the “Distribution”).

By executing and delivering this Joinder to the Company in connection with the Distribution, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the parties hereby agree as follows:

1.VIL hereby agrees to become a party to, to be bound by, and to comply with the Stockholders’ Agreement as the VG Holder and as a Voting Party in the same manner as if the undersigned were an original signatory to the Stockholders’ Agreement. The parties hereby agree that any reference to the VG Holder in the Stockholders’ Agreement after the date hereof shall be to VIL as memorialized by this Joinder.

2.Aabar hereby agrees to become a party to, to be bound by, and to comply with the Stockholders’ Agreement as a Voting Party in the same manner as if Aabar were an original signatory to the Stockholders’ Agreement.
[Signature Pages Follow]

Accordingly, the undersigned has executed and delivered this Joinder as of the 30th day of July, 2020.

Virgin Investments Limited

Date: July 30, 2020	By:	/s/ Clifton Struiken
	Name:	Clifton Struiken
	Its:	Alternate Director

Address:

c/o Craigmuir Chambers,
PO Box 71,
Road Town,
Tortola, British Virgin Islands,
Email: vgl@harneys.com

Aabar Space, Inc.

	By:	/s/ Gaston Urda
	Name:	Gaston Urda
	Its:	Authorized Signatory

Address:

c/o Aabar Investments PJS
Aabar Investments PJS
PO Box 45005
Abu Dhabi
United Arab Emirates
Attention: Chairman – Aabar Investment PJS
With a copy to: legalunit@mubadala.ae

Agreed and Accepted as of
Date: July 30, 2020

Virgin Galactic Holdings, Inc.

By:	/s/ Michelle Kley
Name:	Michelle Kley
Title:	Executive Vice President and General Counsel

Exhibit 99.2
REGISTRATION RIGHTS AGREEMENT JOINDER

Virgin Investments Limited, a company limited by shares under the laws of the British Virgin Islands (“VIL”), and Aabar Space, Inc., a company incorporated under the law of the British Virgin Islands (“Aabar”), are executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of October 25, 2019 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

On or about the date hereof, Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands (“V10”) distributed (i) 62,403,260 shares of Common Stock to VIL and (ii) 14,887,178 shares of Common Stock to Aabar (the “Distribution”).

By executing and delivering this Joinder to the Company in connection with the Distribution, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the parties hereby agree as follows:

1.Subject to the terms and conditions of this Joinder, VIL shall become a party to, be bound by, and comply with the Registration Rights Agreement as the VG Stockholder and as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and VIL’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein. Any reference to the VG Stockholder in the Registration Rights Agreement after the date hereof shall be to VIL as memorialized by this Joinder.

2.Subject to the terms and conditions of this Joinder, Aabar shall become a party to the Registration Rights Agreement as a Holder of Registrable Securities and Aabar’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

3.Notwithstanding anything to the contrary in the Registration Rights Agreement, for purposes of Section 2.1.4 of the Registration Rights Agreement, at any time following the expiration of the Lock-Up Period, so long as Aabar beneficially owns any Registrable Securities, Aabar shall be entitled to demand not more than one (1) Underwritten Shelf Takedown, which demand shall only be exercisable to the extent an Underwritten Shelf Takedown allocated to the VG Stockholder pursuant to Section 2.1.4 of the Registration Rights Agreement is available.

4.Notwithstanding anything to the contrary in the Registration Rights Agreement, for purposes of Section 5.3 of the Registration Rights Agreement, (i) VIL shall be permitted to Transfer Lock-up Shares during the Lock-up Period in an aggregate amount representing 16,063,400 of the shares of Common Stock and (ii) Aabar shall be permitted to Transfer Lock-up Shares during the Lock-up Period in an aggregate amount representing 3,831,819 of the shares of Common Stock, in each case, received by the VG Stockholder pursuant to the Merger Agreement after giving effect to the Related Transactions.

5.Each of VIL and Aabar agrees to provide at least two (2) business days prior written notice to the other prior to making any Transfer of any shares of Common Stock Beneficially Owned by them, which notice shall include the number of shares of Common Stock proposed to be Transferred, the proposed date of Transfer, the proposed recipient of such Transfer, the amount of proceeds to be received in respect of such shares of Common Stock and any other material terms of such Transfer.

Accordingly, each of the undersigned has executed and delivered this Joinder as of the 30th day of July 2020.

Virgin Investments Limited

Date: July 30, 2020	By:	/s/ Clifton Struiken
	Name:	Clifton Struiken
	Its:	Alternate Director

Address:

c/o Craigmuir Chambers,
PO Box 71,
Road Town,
Tortola, British Virgin Islands,
Email: vgl@harneys.com

Aabar Space, Inc.

	By:	/s/ Gaston Urda
	Name:	Gaston Urda
	Its:	Authorized Signatory

Address:

c/o Aabar Investments PJS
Aabar Investments PJS
PO Box 45005
Abu Dhabi
United Arab Emirates
Attention: Chairman – Aabar Investment PJS
With a copy to: legalunit@mubadala.ae

Agreed and Accepted as of
Date: July 30, 2020

Virgin Galactic Holdings, Inc.

By:	/s/ Michelle Kley
Name:	Michelle Kley
Title:	Executive Vice President and General Counsel

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
____________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 3, 2020
____________________________

Virgin Galactic Holdings, Inc.
(Exact name of registrant as specified in its charter)
 ____________________________

Delaware	001-38202	98-1366046
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

166 North Roadrunner Parkway, Suite 1C Las Cruces, New Mexico	88011
(Address of principal executive offices)	(Zip Code)
(575) 424-2100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
 ____________________________

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SPCE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.
In connection with a registration statement on Form S-1 filed with the Securities and Exchange Commission on August 3, 2020 (Registration No. 333-240296) relating to a firm commitment underwritten public offering, Virgin Galactic Holdings, Inc. (the “Company”) provided additional information about the Company and updated its business description. The updated business description is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Business Description

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virgin Galactic Holdings, Inc.

Date: August 12, 2020	By:	/s/ Michelle Kley
	Name:	Michelle Kley
	Title:	Executive Vice President,
General Counsel and Secretary

Exhibit 99.1
Unless the context otherwise requires, all references to the “Company,” “we,” “us” or “our” refer to the business of TSC Vehicle Holdings, Inc., Virgin Galactic Vehicle Holdings, Inc. and Virgin Galactic Holdings, LLC (which we collectively refer to as the “VG Companies”) and their subsidiaries prior to the consummation of the Virgin Galactic Business Combination and Virgin Galactic Holdings, Inc. and its subsidiaries after consummation of the Virgin Galactic Business Combination. Prior to the Virgin Galactic Business Combination and prior to the series of reorganization steps by Vieco 10 Limited (“Vieco 10”), Galactic Ventures, LLC, a wholly-owned subsidiary of Vieco 10, was the direct parent of the VG Companies. References to the “Virgin Galactic Business Combination” are to our domestication as a Delaware corporation on October 25, 2019 and the consummation of the merger transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 29, 2019, as amended on October 2, 2019, by and among the Company and the other parties thereto.

BUSINESS
Overview
We are a vertically-integrated aerospace company, pioneering human spaceflight for private individuals and researchers, as well as a manufacturer of advanced air and space vehicles. Using our proprietary and reusable technologies and supported by a distinctive, Virgin-branded customer experience, we are developing a spaceflight system designed to offer customers, whom we refer to as “future astronauts,” a unique, multi-day, transformative experience. This culminates in a spaceflight that includes views of Earth from space and several minutes of weightlessness that will launch from Spaceport America, New Mexico. We believe that one of the most exciting and significant opportunities of our time lies in the commercial exploration of space and the development of technology that will change the way we travel across the globe in the future. Together we are opening access to space to change the world for good.
Over the past decade, several trends have converged to invigorate the commercial space industry. Rapidly advancing technologies, decreasing costs, open innovation models with improved access to technology and greater availability of capital have driven significant growth in the commercial space market. According to an October 2018 article from the U.S. Chamber of Commerce, the commercial space market is expected to grow 6% per year, from $385 billion in 2017 to at least $1.5 trillion by 2040, reaching 5% of U.S. gross domestic product. As a result of these trends, we believe the exploration of space and the cultivation and monetization of space-related capabilities offer immense potential for the creation of economic value and future growth. Further, we believe we are at the center of these industry trends and well-positioned to capitalize on them by bringing human spaceflight to a broad global population that dreams of traveling to space.
The market for commercial human spaceflight for private individuals is new and untapped. As of June 30, 2020, only 576 humans have ever traveled above the Earth’s atmosphere into space to become officially recognized as astronauts, cosmonauts or taikonauts. Overwhelmingly, these men and women have been government employees handpicked by government space agencies such as the National Aeronautics and Space Administration (“NASA”) and trained over many years at significant expense. Private commercial space travel has been limited to a select group of individuals who were able to reach space, generally only at great personal expense and risk. We are planning to change that. We believe a significant market opportunity exists to provide high net worth individuals with a dynamic spaceflight experience at a fraction of the expense incurred by other private individuals to date. We believe this market opportunity is supported by the approximately 600 reservations and over $80.0 million of deposits we had booked as of July 30, 2020. Additionally, in February 2020, we launched our One Small Step campaign, which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales and as of July 30, 2020, we had received over 700 One Small Step deposits.
We have continued to progress through our test program schedule and our fleet expansion efforts during 2020, despite challenges and delays caused by the COVID-19 pandemic and actions taken in response to the COVID-19 pandemic. We currently expect to advance to the next phase of our test flight program with our first rocket-powered spaceflight from Spaceport America, and our third spaceflight to date, by Fall of 2020. In addition to our internal test flight objectives, this flight will also capture data that will be submitted to the U.S. Federal Aviation Administration (the “FAA”), and upon their review and successful determination, will approve us to fly paying customers under our existing commercial spaceflight license. Following a satisfactory review of the flight performance by our team, we would then plan to conduct a second powered spaceflight with a crew of two test pilots in the cockpit and four mission specialists in the cabin. Presuming the results of these previous flights are as expected, we would plan to fly our founder, Sir Richard Branson, on the third spaceflight from Spaceport America, occurring in the first quarter of 2021.
Over the last 14 years, we have developed an extensive portfolio of proprietary technologies that are embodied in the highly specialized assets that we have developed or leased to enable commercial spaceflight and address these industry trends. These assets include:

•Our carrier aircraft, WhiteKnightTwo. WhiteKnightTwo is a twin-fuselage, custom-built aircraft designed to carry our spaceship, SpaceShipTwo, up to an altitude of approximately 45,000 feet, where the spaceship is released for its flight into space. Our carrier aircraft is designed to launch thousands of SpaceShipTwo flights over its lifetime. This reusable launch platform design provides a flight experience and economics similar to commercial airplanes, and may offer a considerable economic advantage over other potential launch alternatives. Additionally, our carrier aircraft has a rapid turnaround time, enabling it to provide frequent spaceflight launch services for multiple spaceships.
•Our spaceship, SpaceShipTwo. SpaceShipTwo is a reusable spaceship with the capacity to carry two pilots and up to six future astronauts into space before returning them safely to the Earth’s surface. SpaceShipTwo is a rocket-powered winged vehicle designed to achieve a maximum speed of over Mach 3 and has a flight duration, measured from the takeoff of our carrier aircraft to the landing of SpaceShipTwo, of up to approximately 90 minutes. SpaceShipTwo’s cabin has been designed to optimize the future astronaut’s safety, experience and comfort. For example, the sides and ceiling of the spaceship’s cabin are lined by more than a dozen windows, offering future astronauts the ability to view the blackness of space as well as stunning views of the Earth below. With the exception of the rocket motor’s fuel and oxidizer, which must be replenished after each flight, SpaceShipTwo is designed as a wholly reusable spaceship.
•Our hybrid rocket motor, RocketMotorTwo. SpaceShipTwo is powered by a hybrid rocket propulsion system, RocketMotorTwo, that propels it on a trajectory into space. The term “hybrid” rocket refers to the fact that the rocket uses a solid fuel grain cartridge and a liquid oxidizer. The fuel cartridge is consumed over the course of a flight and replaced in between flights. RocketMotorTwo has been designed to provide performance capabilities necessary for spaceflight with a focus on safety, reliability and economy. Its design incorporates comprehensive critical safety features, including the ability to be safely shut down at any time, and its limited number of moving parts increases reliability and robustness for human spaceflight. Furthermore, the motor is made from a benign substance that needs no special or hazardous storage.
•Spaceport America. The future astronaut flight preparation and experience will take place at our operational headquarters at Spaceport America. Spaceport America is the first purpose-built commercial spaceport in the world and serves as the home of our terminal hangar building, officially designated the “Virgin Galactic Gateway to Space.” Spaceport America is located in New Mexico on 27 square miles of desert landscape, with access to 6,000 square miles of restricted airspace running from the ground to space. The restricted airspace will facilitate frequent and consistent flight scheduling by preventing general commercial air traffic from entering the area. Additionally, the desert climate and its relatively predictable weather provide favorable launch conditions year-round. Our license from the the FAA includes Spaceport America as a location from which we can launch and land our spaceflight system on a routine basis.
We have designed our spaceflight system with a fundamental focus on safety. Important elements of our safety design include horizontal takeoff and landing, highly reliable and rigorously tested jet engines on our carrier aircraft, two pilots in our carrier aircraft and the spaceship to provide important redundancy, a proprietary feathering system that allows the spaceship to properly align for re-entry with limited pilot input, extensive screening and training of our pilots, and the ability to safely abort at any time during the mission. In 2016, the FAA granted us our commercial space launch license with a limited number of verification and validation steps that must be completed before the FAA will clear us to include future astronauts on our spaceflights. Specifically, we are required by the FAA to submit final integrated vehicle performance results conducted in an operational flight environment, including final configuration of critical systems and aspects of the environmental control system and human factors performance. We have been submitting these verification reports throughout the test program and anticipate that the final two reports will be submitted following the successful completion of our next powered flight from Spaceport America by the end of 2020.
Our goal is to offer our future astronauts an unmatched, safe and affordable journey to space without the need for any special prior experience or significant prior training and preparation. We have worked diligently for over a decade to plan every aspect of the future astronaut’s journey to become an astronaut, drawing on a world-class team with extensive experience with human spaceflight, high-end customer experiences and reliable transportation system operations and safety. Each future astronaut will spend four days at Spaceport America, with the first three days spent on pre-flight training and the spaceflight itself occurring on the fourth day. In space, they will be able to exit their seats and experience weightlessness, floating about the cabin and positioning themselves at one of the many windows around the cabin sides and top. After enjoying several minutes of weightlessness, our astronauts will maneuver back to their own seats to prepare for re-entry and the journey back into the Earth’s atmosphere. Upon landing, astronauts will disembark and join family and friends to celebrate their achievements and receive their astronaut wings.

We have historically sold spaceflight tickets at a price point of up to $250,000 per ticket. Given demand for human spaceflight experiences and the limited available capacity, however, we expect the price of our tickets to increase for a period of time. We also anticipate offering premium pricing options for future astronauts with an interest in further customizing or enhancing their astronaut journey. As of July 30, 2020, we had reservations for approximately 600 spaceflight tickets and over $80.0 million in deposits. We believe these sales are largely attributable to the strength and prominence of the Virgin Galactic brand, which has driven many of our future astronauts directly to us with inbound requests. Additionally, in February 2020, we launched our One Small Step campaign, which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales and as of July 30, 2020, we had received over 700 One Small Step deposits. As we transition to full commercialization, we intend to take a more active role in marketing and selling our spaceflight experience. Given that sales of spaceflights are consultative and generally require a one-on-one sales approach, we intend to go to market using our direct sales organization and may expand the reach of that organization using a global network of high-end travel professionals that we refer to as “Accredited Space Agents”.
Our chief executive officer spent more than 30 years working at The Walt Disney Company, most recently as its President and Managing Director, Disney Parks International, and leads a senior management team with extensive experience in the aerospace industry, including the former Chief of Staff for NASA as well as NASA’s space shuttle launch integration manager. Our team of pilots is similarly experienced, with over 216 years of collective flight experience, and includes former test pilots for NASA, the Royal Air Force, the U.S. Air Force, the Italian Air Force and the U.S. Marine Corps. Our commercial team is managed and supported by individuals with significant experience and success in building and growing a commercial spaceflight brand, selling spaceflight reservations and managing the pre-flight future astronaut community.
Commercial Space Industry
The commercial exploration of space represents one of the most exciting and important technological initiatives of our time. For the last six decades, crewed spaceflight missions commanded by the national space agencies of the United States, Russia and China have captured and sustained the attention of the world, inspiring countless entrepreneurs, scientists, inventors, ordinary citizens and new industries. Despite the importance of these missions and their cultural, scientific, economic and geopolitical influence, as of June 30, 2020, only 576 humans have ever traveled above the Earth’s atmosphere into space to become officially recognized astronauts, cosmonauts or taikonauts. Overwhelmingly, these men and women have been government employees handpicked by government space agencies such as NASA and trained over many years at significant expense. While these highly capable government astronauts have inspired millions, individuals in the private sector have had extremely limited opportunity to fly into space, regardless of their personal wealth or ambitions. We are planning to change that.
Over the past decade, several trends have converged to invigorate the commercial space industry. Rapidly advancing technologies, decreasing costs, open innovation models with improved access to technology and greater availability of capital have driven explosive growth in the commercial space market. According to an October 2018 article from the U.S. Chamber of Commerce, the commercial space market will grow 6% per year, from $385.0 billion in 2017 to at least $1.5 trillion by 2040, reaching 5% of U.S. gross domestic product. The growth in private investment in the commercial space industry has led to a wave of new companies reinventing parts of the traditional space industry, including human spaceflight, satellites, payload delivery and methods of launch, in addition to unlocking entirely new potential market segments. Government agencies have taken note of the massive potential and growing import of space and are increasingly relying on the commercial space industry to spur innovation and advance national space objectives. In the United States, this has been evidenced by notable policy initiatives and by commercial contractors’ growing share of space activity.
As a result of these trends, we believe the exploration of space and the cultivation and monetization of space-related capabilities offers immense potential for creation of economic value and future growth. Further, we believe we are at the center of these industry trends and well-positioned to capitalize on them by bringing human spaceflight to a broader global population that dreams of traveling to space. We are initially focused on human spaceflight for recreation and research, but we believe our differentiated technology and unique capabilities can be leveraged to address numerous additional commercial and government opportunities in the commercial space industry.
We have developed extensive vertically integrated aerospace development capabilities for developing, manufacturing and testing aircraft and related propulsion systems. These capabilities encompass preliminary systems and vehicle design and analysis, detail design, manufacturing, ground testing, flight testing and post-delivery support and maintenance. We believe our unique approach and rapid prototyping capabilities enable innovative ideas to be designed quickly and built and tested with process and rigor. In addition, we have expertise in configuration management and developing documentation needed to transition our technologies and systems to commercial applications. Further, we have developed a significant amount of know-how, expertise and capability that we believe we can leverage to capture growing demand for innovative, agile and low-cost development projects for third parties, including contractors, government agencies and commercial service providers. We are actively exploring strategic relationships to identify new applications for our technologies and to develop advanced aerospace technologies for commercial and transportation applications that we believe will accelerate progress within relevant industries and enhance our growth.
Human Spaceflight
The market for commercial human spaceflight for private individuals is new and virtually untapped. To date, private commercial space travel has been limited to a select group of individuals who were able to reach space only at great personal expense and risk. In effect, these individuals became temporary members of the Russian Space Agency, were required to learn the Russian language and trained for months prior to spaceflight. In 2001, Dennis Tito was the first private individual to purchase a ticket for space travel, paying an estimated $20.0 million for a ride to the International Space Station (the “ISS”) on a Russian Soyuz rocket. Since then, six individuals have purchased tickets and flown successful orbital missions that have included time on the ISS, and current prices for spaceflights to the ISS approximately range between $50.0 million and $75.0 million per trip. One individual, Charles Simonyi, flew twice.
Historically, the privatization of human spaceflight has been limited primarily by cost and availability to private individuals. In the past, the technologies necessary to journey to space have been owned and controlled strictly by government space agencies. With the exception of a few seats on the Russian Soyuz rocket, government agencies have not demonstrated interest in providing vehicles or seats to the private sector for human spaceflight. Instead, government efforts in human spaceflight have focused on research missions and have historically required billions of dollars of investment. Because of the government’s research orientation and because of the high cost of development, historically there has been limited innovation to foster the commercial viability of human spaceflight. For example, most spacecraft were developed as single-use vehicles; and while the Space Shuttle was built as a reusable vehicle, it required significant recovery and refurbishment between flights.
The interconnected dynamics of national security concerns, government funding, a lack of competing technologies and economies of scale, as well as the infrequency of flights, have all contributed to sustained high costs of human spaceflight. In addition to the cost, privatization has also been limited by concerns surrounding the ability to safely transport untrained general members of the public into space.
While these obstacles have significantly limited the adoption of human space travel, we believe the few private individuals who have already flown at significant personal cost provide important insight into the potential demand for private space travel, particularly if these obstacles can be addressed. To evaluate the potential market opportunity, we have performed a high-level analysis based on publicly available information to estimate the net worth of our existing reservation holders. Based on that analysis, we estimate that over 90% of our existing reservation holders have a net worth of over $1.0 million, and approximately 70% have a net worth of less than $20.0 million. As a result, we expect our commercial human spaceflight offering will receive interest broadly across the spectrum of high net worth individuals. However, in the near term we expect the majority of our future astronauts will consist of individuals with a net worth of $10.0 million or more.
An October 2019 report by the Credit Suisse Research Institute estimated that in 2019 there were approximately 2.0 million high net worth individuals globally with a net worth greater than $10.0 million, as compared to approximately 0.8 million in 2010, and that this group of individuals was expected to grow at a compound annual growth rate of approximately 5.9% through 2023. This report also estimated that in 2019 there were approximately 3.6 million individuals globally with a net worth between $5.0 and $10.0 million and 41.1 million individuals globally with a net worth between $1.0 and $5.0 million. In light of this, we believe a significant market opportunity exists for a company that can provide high net worth individuals with the opportunity to enjoy a spaceflight experience in comfort and safety. We believe this is supported by the approximately 600 reservations, backed by over $80.0 million of deposits, that we had received as of July 30, 2020. This customer backlog represents approximately $120.0 million in expected future revenue upon payment of the full ticket price for SpaceShipTwo flights. Additionally, in February 2020, we launched our One Small Step campaign, which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales and as of July 30, 2020, we had received over 700 One Small Step deposits. We also believe that there will be a targeted customer based for potential opportunities related to orbital space flight that will generally consist of individuals with a higher net worth than our initial target market for suborbital space flight.
Our Strategy
Using our proprietary and reusable flight system, and supported by a distinctive, Virgin-branded customer experience, we are seeking to provide affordable, safe, reliable and regular transportation to space. To accomplish this we intend to:

•Launch our commercial program for human spaceflight. In December 2018, we flew our first spaceflight using our current SpaceShipTwo, VSS Unity. This marked the first ever flight of a vehicle designed for commercial service to take humans into space and was the first crewed space launch from U.S. soil since 2011. In February 2019, we flew VSS Unity to space for a second time and, in addition to the two pilots, carried a crew member in the cabin, which marked us as the first commercial company to fly a non-pilot crew member in a winged vehicle at Mach 3. The crew member was able to unbuckle her seatbelt and float around the cabin in weightlessness – another first for a commercial space vehicle. All five crew members flown across these two flights were thereafter awarded official U.S. government commercial astronaut wings in recognition of having traveled more than 50 miles above sea level. We are now in the final phases of readying our commercial spaceflight program. As part of this preparatory work, we have transitioned our operational headquarters to our purpose-built facility at Spaceport America in New Mexico and are completing the final work on VSS Unity for commercial service, including the installation of the cabin interior. The interior furnishings and fixtures are also being installed at Spaceport America, along with finalizing everything needed to prepare our first future astronauts for flight. We expect to conclude the final portion of the flight test program from Spaceport America and expect successful completion of those tests.
•Expand the fleet to increase our flight rate. We will commence commercial operations with our SpaceShipTwo spaceship, VSS Unity, and our WhiteKnightTwo carrier aircraft, VMS Eve, which together comprise our spaceflight system. We believe these craft will be sufficient to meet our initial operating plan. We have two additional SpaceShipTwo vehicles under construction, as well an additional WhiteKnightTwo carrier undergoing design engineering. We plan to increase the number of passengers per flight, in addition to expanding the fleet to a total of five SpaceShipTwo vehicles, which should allow us to increase our annual flight rate. Beyond that, we plan to identify opportunities to expand to additional spaceports.
•Lower operating costs. We are focused on developing and implementing manufacturing efficiencies in an effort to decrease the manufacturing cost per spaceship. Additionally, we expect that, as we commence commercial operations, our staff will become more efficient in various aspects of operations and maintenance such that we can reduce operating costs.
•Leverage our proprietary technology and deep manufacturing experience to augment our product and service offerings and expand into adjacent and international markets. We have developed an extensive set of vertically integrated aerospace development capabilities and technologies. While our primary focus is on commercializing human space flight, we are exploring the application of our proprietary technologies and our capabilities in areas such as design, engineering, composites manufacturing, high-speed propulsion and production for other commercial and government uses. Among other opportunities, we believe our technology could be used to develop high speed vehicles that drastically reduce travel time for point-to-point international travel, in addition to opportunities related to orbital space flight. By leveraging our technology and operations, we believe we will also have an opportunity in the future to pursue growth opportunities abroad, including by potentially opening additional spaceports or entering into other arrangements with different international government agencies. We also expect to continue and expand our government and research payload business, in addition to developing additional commercial partnerships.
Our Competitive Strengths
We are a pioneer in commercial human spaceflight with a mission to enhance our world by opening space to a broad audience and facilitating the further exploration of our universe. We believe that our collective expertise, coupled with the following strengths, will allow us to build our business and expand our market opportunity and addressable markets:
•Differentiated technology and capabilities. Over the last 14 years, we have developed reusable vehicles and capabilities that will allow us to move towards airline-like operations for spaceflight, and which were the basis for the FAA granting us our commercial space launch license in 2016. Our spaceflight system and our hybrid rocket motor together enable the following key differentiators:
•horizontal take-off and landing using winged vehicles and traditional airplane runway infrastructure that enable a familiar airplane-like experience;
•use of our carrier aircraft for first stage of flight and then to air launch our spaceship, which is intended to maximize the safety and efficiency of our spaceflight system;
•pilot-flown missions to aid safety and customer confidence;
•carbon composite construction that is light, strong and fatigue-resistant;

•robust, controllable spaceship hybrid rocket motor propulsion system that can be safely shut down at any time during the flight;
•large cabin with multiple windows, allowing for an experience of weightlessness and easy access to views of Earth for all of our future astronauts; and
•unique “wing-feathering” system, designed to enable a safe, aerodynamically controlled re-entry into the Earth’s atmosphere on a repeated basis.
•Significant backlog and pent up customer demand. While not yet in commercial service, we have already received significant interest from future astronauts and research organizations. As of July 30, 2020, we had reservations for SpaceShipTwo flights from approximately 600 future astronauts, backed by over $80.0 million of deposits. We have not been actively selling new reservations for spaceflights since the end of 2014, having established a proof of market and in order to focus resources on community management and achieving commercialization. In February 2020, we launched our One Small Step campaign which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales, and as of July 30, 2020, we received over 700 One Small Step deposits from 58 countries. Additionally, as of June 30, 2020, we have flown eight payloads for space research missions and intend to pursue similar arrangements for additional research missions.
•Iconic brand associated with unique customer experiences. The Virgin brand carries an exceptional reputation worldwide for innovation, customer experience, adventure and luxury. We have been planning our customer journey for many years and have refined our plans with the help of our potential future astronauts, many of whom are highly regarded enthusiasts who are committed to optimizing their experience and our success. The customer journey starts with marketing materials, the sales process and the purchase of a reservation. It concludes with a four-day spaceflight experience at Spaceport America, which includes a personalized training and preparation program designed to optimize the flight for each individual and incorporates an activity program for friends and family. The experience culminates in an epic flight to space and a full video and photographic record of the journey. A clear customer service ethos and language runs through the entire journey and is managed by our uniquely experienced team.
•Limited competition with natural barriers to entry. Entry into the commercial human spaceflight market requires a significant financial investment as well as many years of high-risk development. We were formed in 2004 after the basic architecture of our spaceflight system had been proven in prototype form, which in itself had taken several years. In total, development of our platform and capabilities has required more than $1 billion in total investment to date. We are aware of only one competitor with a similar investment of time and money in suborbital commercial human spaceflight, which is taking a different approach to its launch architecture.
•Highly specialized and vertically integrated design and manufacturing capabilities. We possess highly specialized and vertically integrated capabilities that enable us to manage and control almost all elements of design and manufacturing of our spaceship and our carrier aircraft. These capabilities include a unique approach to rapid prototyping that enables us to design, build and test innovative ideas quickly; a deep composite manufacturing experience with broad applications in the aerospace industry; a dedicated team and facilities that support the full development of our high performance vehicles; and a more than 200,000 square foot campus in Mojave, California that houses fabrication, assembly, hangar and office space and where we perform ground and test operations.
•First purpose-built commercial spaceport. Spaceport America was designed to be both functional and beautiful and sets the stage for our future astronaut experiences. Spaceport America is located in New Mexico on 27 square miles of desert landscape, with access to 6,000 square miles of restricted airspace running from the ground to space. The restricted airspace will facilitate frequent and consistent flight scheduling and the desert climate and its relatively predictable weather provide favorable launch conditions year-round. The facilities were built with our operational requirements and our future astronauts in mind, with comprehensive consideration of its practical function, while also providing the basis for the Virgin Galactic experience.
•Experienced management team and an industry-leading flight team. Our chief executive officer spent more than 30 years working at The Walt Disney Company, most recently as its President and Managing Director, Disney Parks International, and leads a senior management team with extensive experience in the aerospace industry, including the former Chief of Staff for NASA as well as NASA’s space shuttle launch integration manager. Our team of pilots is similarly experienced, with over 216 years of flight experience, and includes former test pilots for NASA, the Royal Air Force, the U.S. Air Force, the Italian Air Force and the U.S. Marine Corps. Our commercial team is managed and supported by individuals with significant experience and success in building and growing a commercial spaceflight brand, selling spaceflight reservations and managing the pre-flight future astronaut community.

Our Assets
Over the course of the last 14 years, we have developed an extensive portfolio of proprietary technologies that are embodied in the highly specialized vehicles that we have created to enable commercial spaceflight. These technologies underpin our carrier aircraft, WhiteKnightTwo; our spaceship, SpaceShipTwo; our hybrid rocket motor; and our safety systems. Our future astronauts will interact with these technologies at our operational headquarters at Spaceport America, the first purpose-built commercial spaceport, and our terminal hangar building, officially designated the “Virgin Galactic Gateway to Space.”
Our Carrier Aircraft—WhiteKnightTwo
WhiteKnightTwo is a twin-fuselage, custom-built aircraft designed to carry SpaceShipTwo up to an altitude of approximately 45,000 feet, where the spaceship is released for its flight into space. Using WhiteKnightTwo rather than a standard ground-launch rocket reduces the energy requirements for suborbital launch because SpaceShipTwo is not required to propel its way through the higher density atmosphere nearer to the Earth’s surface. Air-launch systems have a well-established flight heritage, having first been used in 1947 for the Bell X-1, which was the first aircraft to break the speed of sound, and later on the X-15 suborbital spaceplane, in Northrop Grumman’s Pegasus rocket system and in earlier versions of our spaceflight system.
WhiteKnightTwo’s differentiating design features include its twin boom configuration, its single-piece composite main wing spars, its reusability as the first stage in our space launch system, and its versatility as a flight trainer for SpaceShipTwo. The twin boom configuration allows for a spacious central area between the two fuselages to accommodate a launch pylon to which SpaceShipTwo can be attached. Both cabins of WhiteKnightTwo are constructed on the same tooling and are identical in shape and size to the SpaceShipTwo cabin. The commonality of cabin construction provides cost savings in production, as well as operational, maintenance and crew training advantages. WhiteKnightTwo’s all-composite material construction substantially reduces weight as compared to an all-metal design. WhiteKnightTwo is powered by four Pratt and Whitney Canada commercial turbo-fan engines. Spare parts and maintenance support are readily available for these engines, which have reliably been in service on WhiteKnightTwo since December 2008.
WhiteKnightTwo’s pilots are all located in the right boom during all phases of ground operations and flight. At present, the left boom is empty and unpressurized; however, in the future, the left boom could be used to accommodate additional crew, research experiments or astronauts training for their flight on SpaceShipTwo, if permitted by relevant government agencies.
WhiteKnightTwo’s 140 foot main wing houses large air brakes that allow WhiteKnightTwo to mimic SpaceShipTwo’s aerodynamic characteristics in the gliding portions of SpaceShipTwo’s flight. This provides our pilots with a safe, cost-effective and repeatable way to train for SpaceShipTwo’s final approach and landing.

Our carrier aircraft is designed to launch thousands of SpaceShipTwo flights over its lifetime. As such, our spaceflight launch platform system provides a flight experience and economics akin to commercial airplanes and offers a considerable economic advantage over other potential launch architectures. Additionally, our carrier aircraft has a rapid turnaround time, enabling it to provide frequent spaceflight launch services for multiple spaceships.
WhiteKnightTwo was designed with a view towards supporting our international expansion and has a range of up to 2,800 nautical miles. As a result, WhiteKnightTwo can transport SpaceShipTwo virtually anywhere in the world to establish launch capabilities.
WhiteKnightTwo has completed an extensive, multiyear test program that included a combination of ground and flight tests. As of June 30, 2020, WhiteKnightTwo had completed over 280 test flights, with more than 50 of those being dual tests with SpaceShipTwo.
Although specifically designed to carry and launch SpaceShipTwo, WhiteKnightTwo has various features that we believe could enable it to be used by third parties as a strategic asset for other commercial and government applications. These features include:
•Expansive payload and high altitude capacity. When not carrying SpaceShipTwo, WhiteKnightTwo has been designed to carry a payload pod that can carry up to 30,000 pounds at takeoff and 17,000 pounds at landing. Additionally, WhiteKnightTwo is designed to slow cruise and reach a maximum altitude above 55,000 feet, making it potentially compatible with, and differentiated for, a variety of government-related mission profiles.
•Symmetrical airflow and benign separation characteristics. The symmetrical airflow design helps provide payload stability and facilitates a clean separation from the payload.
•Interchangeable payload pods. Pods can be used by various customers for a variety of missions. Payload pods can be swapped easily on the WhiteKnightTwo, requiring limited redesign of a pod to change payloads. This provides customers with significant optionality in terms of what payloads can be carried on the WhiteKnightTwo. Payload pods can be pressurized and human rated, allowing commercial off-the-shelf parts to be used to accelerate the development of the customer’s specific payload or technology. We have an existing contract to design a payload pod for a major U.S. aerospace prime contractor for a U.S. government contract that they have been awarded and expect to pursue similar work for commercial and government customers in the future.
Our Spaceship—SpaceShipTwo

SpaceShipTwo is a reusable spaceship with the capacity to carry two pilots and up to six spaceflight participants into space before returning them safely to the Earth’s surface. SpaceShipTwo is a rocket-powered winged vehicle designed to achieve a maximum speed of over Mach 3 and has a flight duration, measured from WhiteKnightTwo’s takeoff to landing, of up to approximately 90 minutes.
SpaceShipTwo begins each mission by being carried to an altitude of approximately 45,000 feet by WhiteKnightTwo before being released. Upon release, the pilot fires the hybrid rocket motor, which propels SpaceShipTwo on a near vertical trajectory into space. Once in space, after providing the future astronauts with amazing views and a weightlessness experience, a pilot uses the spaceship’s unique “wing-feathering” feature in order to prepare the vehicle for re-entry. The feathering system works like a shuttlecock in badminton, naturally orienting SpaceShipTwo into the desired re-entry position with minimal pilot input. This re-entry position uses the entire bottom of the spaceship to create substantial drag, thereby slowing the vehicle to a safe re-entry speed and preventing unacceptable heat loads. Once SpaceShipTwo has descended back to an altitude of approximately 55,000 feet above sea level, the wings un-feather back to their normal position, and SpaceShipTwo glides back to the base for a runway landing, similar to NASA’s Space Shuttle or any other glider. SpaceShipTwo’s feathering system was originally developed and tested on SpaceShipTwo’s smaller predecessor, SpaceShipOne.
SpaceShipTwo’s cabin has been designed to maximize customer safety and comfort. A dozen windows in the cabin line the sides and ceiling of the spaceship, offering future astronauts the ability to view the black of space as well as stunning views of the Earth below. Exposure to G-forces during ascent and descent is mitigated by the use of an articulated seat that is upright during rocket boost and reclined during re-entry, enabling future astronauts to experience G-forces that peak at approximately 3 to 4 times the force of gravity during re-entry in a relatively comfortable and safe orientation.
With the exception of the rocket motor’s fuel and oxidizer, which must be replenished after each flight, SpaceShipTwo is designed to be a reusable spaceship. Like WhiteKnightTwo, SpaceShipTwo was constructed with all-composite material construction, providing beneficial weight and fatigue characteristics.
SpaceShipTwo, the VSS Unity, is completing an extensive flight test program that began in March 2010 with the original SpaceShipTwo, VSS Enterprise, which was built by a third-party contractor. This flight program was designed to include a rigorous series of ground and flight tests. As of June 30, 2020, the SpaceShipTwo configuration had completed 54 test flights of which eight were rocket-powered test flights, including successful flights to space in December 2018 and February 2019. Prior to commercial launch, SpaceShipTwo will complete its flight test program at Spaceport America in New Mexico.
Although we have experienced some delays in assembly on account of COVID-19 and protocols adopted in response to COVID 19, we expect to complete assembly of our second commercial SpaceShipTwo vehicle, in addition to the VSS Unity, before then end of 2020. We expect to complete assembly of our third SpaceShipTwo vehicle and have it ready for testing in 2021.
Hybrid Rocket Motor
SpaceShipTwo is powered by a hybrid rocket propulsion system, RocketMotorTwo, that propels it on a trajectory into space. The term “hybrid” rocket refers to the fact that the rocket uses a solid fuel grain and a liquid oxidizer. The fuel cartridge is consumed over the course of a flight, meaning that each SpaceShipTwo flight will require the installation of a new, replaceable fuel cartridge that contains the fuel used in the hybrid rocket motor. Assembly of this fuel cartridge is designed to be efficient and to support high rates of commercial spaceflight. In 2018, RocketMotorTwo set a Guinness world record as the most powerful hybrid rocket to be used in manned flight, and in February 2019 it was accepted into the permanent collection of the National Air and Space Museum.
RocketMotorTwo has been designed to provide required mission performance capability with a focus on safety, reliability and economy. Its design benefits from critical safety features including its ability to be shut down safely at any time and its limited number of moving parts, which increases reliability and robustness for human spaceflight. Furthermore, the motor is made from a benign substance that needs no special or hazardous storage.
Our in-house propulsion team is in the process of upgrading our fuel cartridge production plant to increase the production rate and to reduce unit production cost in order to accommodate planned growth in the SpaceShipTwo fleet and drive increasingly attractive per-flight economics.
Safety Systems
We have designed our spaceflight system with a fundamental focus on safety. Important elements of our safety design include:

•Horizontal takeoff and landing. We believe that launching SpaceShipTwo from WhiteKnightTwo offers several critical safety advantages. Among other advantages, horizontal launch generally requires less fuel, oxidizer and pressurant on board than would otherwise be required. Moreover, the horizontal launch method allows increased time for pilots and crew to respond to any potential problems that may arise with the spaceship or its propulsion system. As such, if the pilots observe a problem while SpaceShipTwo is still mated to WhiteKnightTwo, they can quickly and safely return to the ground without releasing SpaceShipTwo. Furthermore, if potential concerns emerge after release from WhiteKnightTwo, SpaceShipTwo can simply glide back to the runway.
•WhiteKnightTwo engine reliability. Highly reliable and rigorously tested jet engines made by Pratt and Whitney Canada power the first 45,000 feet of the journey to space.
•Two pilots per vehicle. Two pilots will fly in each WhiteKnightTwo and SpaceShipTwo. Having a second pilot in the vehicles spreads the workload and provides critical redundancies.
•Design of RocketMotorTwo. RocketMotorTwo is a simple and robust, human-rated spaceflight rocket motor with no turbo-pumps or complicated machinery. This rocket offers simple shut-off control at any point in the trajectory, unlike a traditional solid rocket motor.
•Feathering system. Our unique wing feathering technology provides self-correcting capability that requires limited pilot input for SpaceShipTwo to align properly for re-entry.
•Astronaut preparation. Each of our future astronauts will go through a customized medical screening and flight preparation process, including training for use of communication systems, flight protocols, emergency procedures and G-force training. In addition, initial customer questionnaires and health tracking have been completed and are maintained in a comprehensive and secure medical database.
•Full mission abort capability. Due to our air-launch configuration and flight profile, mission abort capability exists at all points along the flight path and consists of aborts that mimic the normal mission profile. For example, if pre-launch release criteria are not met, the SpaceShipTwo is designed to remain attached to the carrier aircraft and make a smooth, mated landing. In the event of an abort in a short-burn duration, the spaceship pilot may choose to fly a parabolic, gliding recovery. For longer duration burns, pilots will continue to climb to configure a feathered re-entry and establish a gliding recovery at nominal altitudes.
Spaceport America
The future astronauts’ flight preparation and experience will take place at Spaceport America, the first purpose-built commercial spaceport in the world. Spaceport America is located in New Mexico on 27 square miles of desert landscape and includes a space terminal, hangar facilities and a 12,000 foot runway. The facility has access to 6,000 square miles of restricted airspace running from the ground to space. The restricted airspace will facilitate frequent and consistent flight scheduling, and the desert climate and its relatively predictable weather provide favorable launch conditions year-round. The development costs of Spaceport America were largely funded by the State of New Mexico. Our license from the FAA includes Spaceport America as a location from which we can launch and land our spaceflight system.
The terminal hangar building, officially designated the “Virgin Galactic Gateway to Space,” was designed to be both functional and beautiful, matching future astronauts’ high expectations of a Virgin-branded facility and delivering an aesthetic consistent with the Virgin Galactic experience. The form of the building in the landscape and its interior spaces capture the drama and mystery of spaceflight, reflecting the thrill of space travel for our future astronauts. The LEED-Gold certified building has ample capacity to accommodate our staff, our customer training and preparation facilities and our fleet of vehicles.
The Astronaut Journey
Our goal is to offer our future astronauts an unmatched but affordable opportunity to experience spaceflight safely and without the need for any special prior experience or significant prior training and preparation. We have worked diligently for over a decade to plan every aspect of the customer’s journey to become an astronaut, drawing on a world-class team with extensive experience with human spaceflight, high-end customer experiences and reliable transportation system operations and safety. We have had the considerable advantage of building and managing our initial community of future astronauts, comprised of men and women across various age groups from 60 countries who have made reservations to fly on SpaceShipTwo. This community is actively engaged, allowing us to understand the style of customer service and experience expected before, during and after each flight. We have used customer input to ensure that each customer’s journey with us, from end to end, will represent a pinnacle life experience and achievement.

The journey begins with a personalized and consultative sales process. Once the reservation transaction is completed, the customer receives an “onboarding” call from our direct sales organization, known as our “Astronaut Office”, in London and is provided with a personalized welcome pack. This pack contains a desktop model of the spaceship, a future astronaut community membership card and other branded assets, along with a video message and personal letter from Sir Richard Branson welcoming the future astronaut into the Virgin Galactic family. Future astronauts are kept apprised of community activity and company news through an app-accessed customer portal. Once we commence commercial operations, this portal will be the principal tool by which we will provide and receive necessary information from our future astronauts in preparation for their spaceflights.
Prior to traveling to Spaceport America to begin his or her journey, each customer will be required to complete a medical history questionnaire. In addition to completing this questionnaire, each customer will also undergo a physical exam with an aerospace medicine specialist, typically within six months of flight. Some future astronauts may be asked for additional testing as indicated by their health status. Based on our observations in tests involving a large group of our early future astronauts, we believe that the vast majority of people who want to travel to space in our program will not be prevented from doing so by health or fitness considerations.
Pre-Flight Training
Future astronauts will participate in three days of pre-flight training at Spaceport America. The spaceflight is expected to occur on the fourth day of the astronaut experience.
Pre-flight training will include briefings, mock-up training and time spent with the mission’s fellow future astronauts and crew. The purpose of this training is to ensure that the future astronauts get the maximum enjoyment of their spaceflight experience while ensuring that they do so safely, particularly the key attributes of the unique sensation of weightlessness and the feeling of dramatic acceleration upon launch.
We have worked with training experts, behavioral health experts, experienced flight technicians, and experienced government astronauts in order to customize training for our suborbital missions. This program is expected to include training for emergency egress, flight communication systems, flight protocols, seat ingress and egress and will meet all training requirements prescribed by applicable regulation.
The training program has been built on the philosophy that familiarization with the systems, procedures, equipment and personnel that will be involved in the actual flight will make the future astronaut more comfortable and allow the customer to focus his or her attention on having the best possible experience. As a result, most training is expected to involve hands-on activities with real flight hardware or with high fidelity mock-ups.
Although broadly similar for each flight, the training program and the flight schedule may vary slightly depending on the backgrounds, personalities, physical health of the astronauts and weather and other conditions. Additionally, we expect to review, assess and modify the program regularly as we gain commercial experience.
The Spaceflight Experience
On the morning of their flight to space, the future astronauts will head out to the spaceport for their final flight briefings and preparation. Future astronauts will change into personal, custom-designed flight suits developed and fabricated by Under Armour via brand partnership. The future astronauts will then meet up with their fellow future astronauts and board SpaceShipTwo, which will already be mated to the WhiteKnightTwo.
The spaceship cabin has been designed, like the spaceport interior, to deliver an aesthetic consistent with our brand values and to optimize the flight experience. User experience features are expected to include strategically positioned high definition video cameras, flight data displays and cabin lighting. Virgin Group companies are renowned for their interior design, particularly in the aviation industry. That experience and reputation has been brought to bear on both spaceship and spaceport interiors in an effort to optimize the customer journey.
Once all future astronauts are safely onboard and the pilots have coordinated with the appropriate regulatory and operational groups, WhiteKnightTwo will take-off and climb to an altitude of approximately 45,000 feet. Once at altitude, the pilots will perform all necessary vehicle and safety checks and then will release SpaceShipTwo from WhiteKnightTwo. Within seconds, the rocket motor will be fired, instantly producing acceleration forces of up to 4Gs as the spaceship undertakes a near vertical climb and achieves speeds of more than Mach 3.
The rocket motor will fire for approximately 60 seconds, burning all of its propellant, and the spaceship will coast up to apogee. Our astronauts will be able to exit their seats and experience weightlessness, floating about the cabin and positioning themselves at one of the dozen windows around the cabin sides and top. The vehicle’s two pilots will maneuver the spaceship in order to give the astronauts spectacular views of the Earth and an opportunity to look out into the blackness of space. While the astronauts are enjoying their time in space, SpaceShipTwo’s pilots will have reconfigured the spaceship into its feathered re-entry configuration.
After enjoying several minutes of weightlessness, our astronauts will maneuver back to their own seats to prepare for re-entry. We have conducted seat egress and ingress testing in weightlessness to verify that our astronauts will be able to return to their seats quickly and safely. Our personalized seats, custom-designed to support each astronaut safely during each phase of flight, will cushion the astronauts as the spaceship rapidly decelerates upon re-entry. Our astronauts will enjoy the journey back into the Earth’s atmosphere at which time the pilot will lower the feather, and the spaceship will glide back to the original runway from which the combined WhiteKnightTwo and SpaceShipTwo pair had taken off less than two hours prior. Upon landing, astronauts will disembark and join family and friends to celebrate their achievements and receive their astronaut wings.
Sales and Marketing
As of July 30, 2020, we had reservations for approximately 600 spaceflight tickets and over $80.0 million in deposits, representing potential revenue of approximately $120.0 million. Through strong capabilities in community management we have high retention rates, despite deposits being refundable. We believe these sales are largely attributable to the strength and prominence of the Virgin Galactic brand, which has driven many of our future astronauts directly to us with inbound requests. Additionally, in February 2020, we launched our One Small Step campaign which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales and as of July 30, 2020, we had received over 700 One Small Step deposits. We have also benefited from Sir Richard Branson’s personal network to generate new inquiries and reservation sales, as well as referrals from existing reservation holders. As we transition to full commercialization, we intend to take a more active role in marketing and selling our spaceflight experience.
Given that sales of spaceflights are consultative and generally require a one-on-one sales approach, we intend to go to market using our direct sales organization. Our direct sales organization, known as the “Astronaut Office”, is headquartered in London, England. The Astronaut Office also actively manages our future astronaut community and sits within our commercial team, which has additional responsibilities including the management of related social channels, public relations, brand management and brand partnerships, including those with Under Armour and Land Rover.
We intend to expand the reach of our direct sales organization using a global network of high-end travel professionals that we refer to as “Accredited Space Agents”. Our Accredited Space Agents consist of high-end travel professionals worldwide that we hand-picked and individually trained to sell our spaceflights. Accredited Space Agents have contracted with us to sell spaceflight reservations and, while they actively sell other travel experiences, are precluded from selling spaceflight experiences from any other provider.
We are continuing to evaluate and develop our marketing strategy in anticipation of commercial operations and believe our existing direct sales organization, together with our available network of Accredited Space Agents, possess the people, processes, systems and experience we will need to support profitable and fast-growing commercial operations.
We have historically sold spaceflight tickets at a price point of up to $250,000 per ticket. However, given the expected demand for human spaceflight experiences and the limited available capacity, we expect the price of our tickets to increase for a period of time upon resuming sales activities. We also anticipate offering premium pricing options for future astronauts with an interest in further customizing or enhancing their astronaut journey.
Research and Education Applications
In addition to the potential market for human space travel, we believe our existing technology has potential application in other ancillary markets, such as research and education. Historically, the ability to perform research and education activities in space has been limited by the same challenges facing human spaceflight, including the significant cost associated with traveling to space and the limited physical capacity available for passengers or other payloads. Additionally, the long launch lead times and the low launch rate for these journeys make it difficult to run an experiment quickly or to fly repeated experiments, and there has traditionally been a significant delay in a researcher’s ability to obtain the data from the experiment once the journey was complete. Moreover, traditional spaceflight is hard on research payloads due to the high G-loads at launch. As a result, researchers have attempted to use parabolic aircraft and drop towers to create moments of microgravity and conduct significant research activities. While these solutions help address cost concerns, they offer only seconds of microgravity per flight and do not offer access to the upper atmosphere or space, rapid re-flight or, in the case of drop towers and sounding rockets, the opportunity for the principal investigator to fly with the scientific payload. We believe our existing spaceflight system addresses many of these issues by providing:

•researchers the ability to accompany and monitor their experiments in space;
•the ability to fly payloads repeatedly, which can enable lower cost and iterative experiments;
•prompt access to experiments following landing;
•access to a large payload capacity; and
•in the case of sounding rockets, dramatically gentler G-loading.
We believe the demand for access to suborbital research is likely to come from educational and commercial research institutions across a broad range of technical disciplines. Multiple government agencies and research institutions have expressed interest in contracting with us to deliver research payloads to space and to conduct suborbital experiments. We have flown eight payloads for research-related missions and we expect research missions to form an important part of our launch manifest in the future.
Design, Development and Manufacturing
Our development and manufacturing team consists of talented and dedicated engineers, technicians and professionals with thousands of years of combined design, engineering, manufacturing and flight test experience from a wide variety of the world’s leading research, commercial and military aerospace organizations.
We have developed extensive vertically integrated aerospace development capabilities for developing, manufacturing and testing aircraft and related propulsion systems. These capabilities encompass preliminary systems and vehicle design and analysis, detail design, manufacturing, ground testing, flight testing and post-delivery support and maintenance. We believe our unique approach and rapid prototyping capabilities enable innovative ideas to be designed quickly and built and tested with process rigor. In addition, we have expertise in configuration management and developing documentation needed to transition our technologies and systems to commercial applications. We believe our breadth of capabilities, experienced and cohesive team, and culture would be difficult to re-create and can be easily leveraged on the future design, build and test of transformational aerospace vehicles.
The first vehicle we manufactured was VSS Unity, the second SpaceShipTwo. Leveraging the extensive design engineering invested in VSS Unity, we are currently manufacturing additional spaceships based on that design, at a substantially lower cost. In addition, we are manufacturing rocket motors to support growth of our commercial operations over time.
Additionally, we have developed a significant amount of know-how, expertise and capabilities that we believe we can leverage to capture growing demand for innovative, agile and low-cost development projects for third parties, including contractors, government agencies and commercial service providers. We are actively exploring strategic relationships to develop new applications for our technologies and to develop new aerospace technologies for commercial and transportation applications that we believe will accelerate progress within relevant industries and enhance our growth.
All of our manufacturing operations, which include among others fabrication, assembly, warehouse and both ground and test operations, are located in Mojave, California at the Air and Space Port, where our campus spans over 200,000 square feet. This location provides us with year-round access to airspace for various flight test programs. We believe having all manufacturing operations located at this campus facilitates rapid experimentation of new concepts, which is key to delivering innovation.
Additional Potential Applications of our Technology and Expertise
We believe we can leverage our robust platform of advanced technologies, significant design, regulatory, engineering and manufacturing experience, and thousands of hours of flight training to develop additional aerospace applications, including, among others, the manufacturing of aircraft capable of high speed point-to-point travel. High speed aircraft are aircraft capable of traveling at speeds faster than the speed of sound and five times the speed of sound, respectively. We believe a significant market opportunity exists for vehicles with this capability, as they could be used to drastically reduce international travel times. In August 2020, following the completion of an internal mission concept review that allows progress to our next design phase, we unveiled the concept for our preliminary design of a high-speed aircraft. Under this initial design, the aircraft would be a Mach 3 certified delta-wing vehicle with a focus on environmental sustainability, and a cabin intended to accommodate 9 to 19 passengers flying at an altitude above 60,000 feet. We also recently entered into a space act agreement with NASA relating to the development of high-speed point-to-point travel technologies, and into a non-binding memorandum of understanding with Rolls-Royce to collaborate in designing and developing engine propulsion technology for high-speed commercial aircraft.

Other potential applications of our technology include urban air mobility, or the ability to enable rapid, reliable transportation within cities and urban areas; captive carry and launch services; and high altitude long endurance vehicles.
We believe we can also leverage our platform, as well as our expertise in premium space-focused experiences, in areas relating to orbital spaceflight. For example, we recently entered into a space act agreement with NASA pursuant to which we will develop a new private orbital astronaut readiness progress that will contribute end-to-end program management and include integrated astronaut training packages for private passengers. As of July 30, 2020, we have entered into refundable deposit agreements with 12 of our Future Astronauts relating to orbital spaceflights.
While our primary focus for the foreseeable future is on commencing and managing our commercial human spaceflight operations, we intend to expand our commitment to exploring and evaluating the application of our technologies and expertise into these and other ancillary applications.
Competition
The commercial spaceflight industry is still developing and evolving but we expect it to be highly competitive. Currently, our primary competitor in establishing a suborbital commercial human spaceflight market is Blue Origin, a privately-funded company that is seeking to develop a vertically-launched, suborbital spaceship. In addition, we are aware of several large, well-funded, public and private entities actively engaged in developing competitive products within the aerospace industry, including SpaceX and Boeing. While these companies are currently focused on providing orbital spaceflight transportation to government agencies, a fundamentally different product from ours, we cannot ensure that one or more of these companies will not shift their focus to include suborbital spaceflight and directly compete with us in the future. We may also explore the application of our proprietary technologies for other uses, such as high speed point-to-point travel, where the industry is even earlier in its development.
Many of our current and potential competitors are larger and have substantially greater resources than we do. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or to offer lower prices. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with our products and services in the future. Any such foreign competitor could potentially, for example, benefit from subsidies from or other protective measures by its home country.
We believe our ability to compete successfully as a commercial provider of human spaceflight does and will depend on a number of factors including the price of our offerings, consumer confidence in the safety of our offerings, consumer satisfaction for the experiences we offer, and the frequency and availability of our offerings. We believe that we compete favorably on the basis of these factors. We believe our ability to compete successfully as a manufacturer of high-speed travel technology would depend on similar factors.
Intellectual Property
Our success depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees, and we seek to control access to and distribution of, our proprietary information through non-disclosure agreements with our vendors and business partners. Unpatented research, development and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.
Virgin Trademark License Agreement
We possess certain exclusive and non-exclusive rights to use the name and brand “Virgin Galactic” and the Virgin signature logo pursuant to an amended and restated trademark license agreement (the “Amended TMLA”). Our rights under the Amended TMLA are subject to certain reserved rights and pre-existing licenses granted by Virgin Enterprises Limited (“VEL”) to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on our board of directors, we have agreed to provide VEL with the right to appoint one director to our board of directors, provided the designee is qualified to serve on the board under all applicable corporate governance policies and applicable regulatory and listing requirements.

Unless terminated earlier, the Amended TMLA has an initial term of 25 years expiring October 2044, subject to up to two additional 10-year renewals by mutual agreement of the parties. The Amended TMLA may be terminated by VEL upon the occurrence of a number of specified events, including if:
•we commit a material breach of our obligations under the Amended TMLA (subject to a cure period, if applicable);
•we materially damage the Virgin brand;
•we use the brand name “Virgin Galactic” outside of the scope of the activities licensed under the Amended TMLA (subject to a cure period);
•we become insolvent;
•we undergo a change of control to an unsuitable buyer, including to a competitor of VEL;
•we fail to make use of the “Virgin Galactic” brand to conduct our business;
•we challenge the validity or entitlement of VEL to own the “Virgin” brand; or
•the commercial launch of our services does not occur by a fixed date or thereafter if we are unable to undertake any commercial flights for paying passengers for a specified period (other than in connection with addressing a significant safety issue).
Upon any termination or expiration of the Amended TMLA, unless otherwise agreed with VEL, we will have 90 days to exhaust, return or destroy any products or other materials bearing the licensed trademarks, and to change our corporate name to a name that does not include any of the licensed trademarks, including the Virgin name.
Pursuant to the terms of the Amended TMLA, we are obligated to pay VEL quarterly royalties equal to the greater of (a) a low single-digit percentage of our gross sales and (b) (i) prior to the first spaceflight for paying future astronauts, a mid-five figure amount in dollars and (ii) from our first spaceflight for paying future astronauts, a low-six figure amount in dollars, which increases to a low-seven figure amount in dollars over a four-year ramp up and thereafter increases in correlation with the consumer price index. In relation to certain sponsorship opportunities, a higher, mid-double-digit percentage royalty on related gross sales applies.
The Amended TMLA also contains, among other things, customary mutual indemnification provisions, representations and warranties, information rights of VEL and restrictions on our and our affiliates’ ability to apply for or obtain registration for any confusingly similar intellectual property to that licensed to us pursuant to the Amended TMLA. Furthermore, VEL is generally responsible for the protection, maintenance, enforcement and protection of the licensed intellectual property, including the Virgin brand, subject to our step-in rights in certain circumstances.
All Virgin and Virgin-related trademarks are owned by VEL and our use of such trademarks is subject to the terms of the Amended TMLA, including our adherence to VEL’s quality control guidelines and granting VEL customary audit rights over our use of the licensed intellectual property.
Spacecraft Technology License Agreement
We are party to a Spacecraft Technology License Agreement, as amended, with Mojave Aerospace Ventures, LLC (“MAV”) pursuant to which we possess a non-exclusive, worldwide license under certain patents and patent applications, including improvements that have been reduced to practice within a specified period. Unless terminated earlier, the term of this license agreement will expire on the later of a fixed date and the expiration date of the last to expire of the patent rights granted under the agreement. The license agreement and the associated licenses granted thereunder may be terminated if we commit a material breach of our obligations under the agreement that is uncured for more than 30 days, or if we become insolvent.
Under the terms of the license agreement, we are obligated to pay MAV license fees and royalties through the later of a fixed date and the expiration date of the last to expire of the patent rights granted under the agreement of (a) a low-single-digit percentage of our commercial spaceflight operating revenue, subject to an annual cap that is adjusted annually for changes in the consumer price index, (b) a low-single-digit percentage of our gross operating revenue on the operation of spacecraft, and (c) a mid-single-digit percentage of our gross sales revenue of spacecraft sold to third parties.
Regulatory
Federal Aviation Administration

The regulations, policies and guidance issued by the FAA apply to the use and operation of our spaceflight system. When we operate our spaceflight system as “launch vehicles,” meaning a vehicle built to operate in, or place a payload or human beings in, space, and a suborbital rocket, the FAA’s commercial space transportation requirements apply. Operators of launch vehicles are required to have proper licenses, permits and authorizations from the FAA and comply with the FAA’s insurance requirements for third-party liability and government property. Congress enacted a law prohibiting the FAA from issuing regulations until 2023 for the safety of persons on launch vehicles such as SpaceShipTwo and WhiteKnightTwo, unless a death or serious injury, or event that could have led to a death or serious injury, were to occur earlier. Once this law expires, we may face increased and more expensive regulation from the FAA relating to our spaceflight activities. The FAA has an open notice of proposed rulemaking process relating to commercial launch that could impact our operations. While we are monitoring these developments, we cannot predict the timing, scope or terms of any proposed rulemaking relating to commercial launch.
When not operating as launch vehicles, our spaceflight system vehicles are regulated as experimental aircraft by the FAA. The FAA is responsible for the regulation and oversight of matters relating to experimental aircraft, the control of navigable air space, the qualification of flight personnel, flight training practices, compliance with FAA aircraft certification and maintenance, and other matters affecting air safety and operations.
We have a current FAA Reusable Launch Vehicle Operator License that allows test and payload revenue flights from both Mojave, California and Spaceport America, New Mexico. Prior to being able to carry spaceflight participants, we are required by the FAA to submit final integrated vehicle performance results conducted in an operational flight environment, including final configuration of critical systems and aspects of the environmental control system and human factors performance. We have been submitting these verification reports throughout the test program and anticipate that the final two reports will be submitted following the successful completion of our next powered flight from Spaceport America by the end of 2020.
Failure to comply with the FAA’s aviation or space transportation regulations may result in civil penalties or private lawsuits, or the suspension or revocation of licenses or permits, which would prevent us from operating our spaceflight system.
Informed Consent and Waiver
Our commercial human spaceflight operations and any third-party claims that arise from our operation of spaceflights are subject to federal and state laws governing informed consents and waivers of claims, including under the Commercial Space Launch Amendments Act of 2004 (“CSLA”) and the New Mexico Space Flight Informed Consent Act (“SFICA”).
Under U.S. federal law and the CSLA, operators of spaceflights are required to obtain informed consent from both participants and members of crew for any commercial human spaceflight. In addition, the CSLA requires that an operator must obtain any spaceflight participant’s informed consent before receiving compensation or making an agreement to fly. While compensation is not defined in regulation or statute, the FAA does not consider refundable deposits for future spaceflight to be compensation. Moreover, the CSLA established a three-tiered indemnification system, subject to appropriations, for a portion of claims by third parties for injury, damage or loss that result from a commercial spaceflight incident. All operators with an FAA-license for commercial launches and reentries are covered by this federal indemnification and are required to carry insurance in amounts up to the maximum probable loss level likely to occur in an accident subject to a cap. In the instance of a catastrophic loss, U.S. law provides that the federal government will pay up to $3.0 billion to indemnify the operator above the levels covered by insurance.
Additionally, the SFICA offers spaceport-related companies protection in New Mexico, where we will conduct our commercial operations, from lawsuits from passengers on space vehicles where spaceflight participants provide informed consent and a waiver of claims. This law generally provides coverage to operators, manufacturers and suppliers, and requires operators to maintain at least $1.0 million in insurance for all spaceflight activities. The SFICA will automatically be repealed in July 2021 unless New Mexico chooses to extend it.
At this time, no such claim regarding these informed consent provisions has been brought in New Mexico or in federal courts, and we are unable to determine whether the immunity provided by the CSLA, the SFICA or other applicable laws or regulations would be upheld by U.S. or foreign courts. The various federal and state regulations regarding informed consent for suborbital commercial spaceflight are evolving, and we continue to monitor these developments. However, we cannot predict the timing, scope or terms of any other state, federal or foreign regulations relating to informed consent and waivers of claims relating to commercial human spaceflight.
International Traffic in Arms Regulations and Export Controls
Our spaceflight business is subject to, and we must comply with, stringent U.S. import and export control laws, including the International Traffic in Arms Regulations (“ITAR”) and the U.S. Export Administration Regulations (“EAR”). The ITAR

generally restrict the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulate the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.
The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime with respect to the spaceflight business.
Many different types of internal controls and efforts are required to ensure compliance with such export control rules. In particular, we are required to maintain a registration under the ITAR; determine the proper licensing jurisdiction and classification of products, software and technology; and obtain licenses or other forms of U.S. government authorizations to engage in activities, including the performance of services for foreign persons, related to and that support our spaceflight business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. The inability to secure and maintain necessary licenses and other authorizations could negatively affect our ability to compete successfully or to operate our spaceflight business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations.
Failures by us to comply with export control laws and regulations could result in civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts, or limitations on our ability to enter into contracts with the U.S. government.
Employees
Our employees are critical to our success. As of July 5, 2020, we had 767 employees and 166 contractors. Prior to joining our company, many of our employees had prior experience working for a wide variety of reputed research, commercial and military aerospace and non-aerospace organizations. To date, we have not experienced any work stoppages, and we consider our relationship with our employees to be good.
Facilities
We operate primarily at two locations in California and New Mexico. All of our facilities are located on land that is leased from third parties. We believe that such facilities meet our current and future anticipated needs.
We maintain more than 200,000 square feet of manufacturing and operations facilities at the Mojave Air and Space Port in Mojave, California. This campus includes six main operational buildings and several storage buildings under separate lease agreements that collectively house fabrication, assembly, warehouse, office and test operations. These facilities are leased pursuant to several agreements, which generally have two- or three-year initial terms coupled with renewal options. Several leases are either operating in renewal periods or on a month-to-month basis.
We will conduct our commercial operations at Spaceport America in Sierra County, New Mexico. Located on more than 25 square miles of desert landscape and with access to more than 6,000 square miles of protected airspace, Spaceport America is the world’s first purpose-built commercial spaceport and is home to the Virgin Galactic Gateway to Space terminal. State and local governments in New Mexico have invested more than $200.0 million in Spaceport America, with Virgin Galactic serving as the facility’s anchor tenant under a 20-year lease scheduled to expire in 2028, subject to our right to extend the term for an additional five years.
Legal Proceedings
We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2020
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                   to
Commission File No. 001-38202

Virgin Galactic Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-1366046
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

166 North Roadrunner Parkway, Suite 1C Las Cruces, New Mexico	88011
(Address of Principal Executive Offices)	(Zip Code)

(575) 424-2100
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SPCE	New York Stock Exchange
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐ No ☒
As of August 3, 2020, there were 210,403,856 shares of the Company’s common stock, par value $0.0001, issued and outstanding.

VIRGIN GALACTIC HOLDINGS, INC.

PART I. FINANCIAL INFORMATION

Each of the terms the “Company,” “Virgin Galactic,” “we,” “our,” “us” and similar terms used herein refer collectively to Virgin Galactic Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise stated.

Cautionary Note Regarding Forward-Looking Statements
This Quarterly Report on Form 10-Q contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning us and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following:
•our ability to achieve or maintain profitability;
•our ability to effectively market and sell human spaceflights;
•the development of the markets for commercial human spaceflight and commercial research and development payloads;
•any delay in completing the flight test program and final development of our spaceflight system, which is comprised of our SpaceShipTwo spaceship, VSS Unity, and our WhiteKnightTwo carrier aircraft, VMS Eve;
•our ability to operate our spaceflight system after commercial launch;
•the impact of the COVID-19 pandemic on us, our operations, our future financial or operational results, and our access to additional financing;
•the safety of our spaceflight systems;
•our ability to convert our backlog or inbound inquiries into revenue;
•our ability to conduct test flights;
•our anticipated full passenger capacity;
•delay in development or the manufacture of spaceflight systems;
•our ability to supply our technology to additional market opportunities;
•our expected capital requirements and the availability of additional financing;
•our ability to attract or retain highly qualified personnel, including in accounting and finance roles;
•extensive and evolving government regulation that impact the way we operate;
•risks associated with international expansion; and
•our ability to continue to use, maintain, enforce, protect and defend our owned and licensed intellectual property, including the Virgin brand.

Additional factors that may cause actual results to differ materially from current expectations include, among other things, those set forth in Part II, Item 1A. “Risk Factors” and Part I, Item 2. “Management's Discussion and Analysis of Financial Condition and Results of Operations" below and for the reasons described elsewhere in this Report on Form 10-Q. Although we believe that the expectations reflected in the forward-looking statements are reasonable, our information may be incomplete or limited, and we cannot guarantee future results. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

VIRGIN GALACTIC HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$359,912	$480,443
Restricted cash	13,266	12,278
Inventories	28,605	26,817
Prepaid expenses and other current assets	13,859	17,133
Total current assets	415,642	536,671
Property, plant, and equipment, net	56,027	49,333
Other non-current assets	19,307	19,542
Total assets	$490,976	$605,546
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,228	$7,038
Accrued expenses	20,810	22,277
Customer deposits	81,734	83,362
Other current liabilities	2,926	3,168
Total current liabilities	113,698	115,845
Other long-term liabilities	23,040	22,141
Total liabilities	$136,738	$137,986
Commitments and contingencies (Note 16)
Stockholders' Equity
Preferred stock, $0.0001 par value; 10,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 700,000,000 shares authorized; 210,403,856 and 196,001,038 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	21	20
Additional paid-in capital	598,337	589,158
Accumulated deficit	(244,125)	(121,677)
Accumulated other comprehensive income	5	59
Total stockholders' equity	354,238	467,560
Total liabilities and stockholders' equity	$490,976	$605,546

See accompanying notes to condensed consolidated financial statements.

VIRGIN GALACTIC HOLDINGS, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands except for per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenue	$—	$638	$238	$2,420
Cost of revenue	—	278	173	1,284
Gross profit	—	360	65	1,136
Selling, general, and administrative expenses	26,047	14,610	52,802	26,905
Research and development expenses	37,150	30,167	71,432	61,591
Operating loss	(63,197)	(44,417)	(124,169)	(87,360)
Interest income	506	397	1,683	750
Interest expense	(8)	(1)	(17)	(2)
Other income, net	221	14	49	37
Loss before income taxes	(62,478)	(44,007)	(122,454)	(86,575)
Income tax (benefit) expense	40	61	$(6)	86
Net loss	(62,518)	(44,068)	(122,448)	(86,661)
Other comprehensive loss:
Foreign currency translation adjustment	—	(31)	(54)	(21)
Total comprehensive loss	$(62,518)	$(44,099)	$(122,502)	$(86,682)

Net loss per share:
Basic and diluted	$(0.30)	$(0.23)	$(0.59)	$(0.45)

Weighted-average shares outstanding:
Basic and diluted	211,784,541	193,663,150	207,097,047	193,663,150

See accompanying notes to condensed consolidated financial statements.

VIRGIN GALACTIC HOLDINGS, INC.
Condensed Consolidated Statements of Equity
(In thousands except for per unit and share data)
(Unaudited)

		Member's Equity		Preferred Stock		Common Stock
	Net Parent Investment	Units	Member's Capital	# of Shares	Par Value	# of Shares	Par Value	Additional paid-in capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance as of December 31, 2018	$41,477	—	$—	—	$—	—	$—	$—	$—	$82	$41,559
Net loss	(42,593)	—	—	—	—	—	—	—	—	—	(42,593)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	10	10
Net transfer from Parent Company	47,445	—	—	—	—	—	—	—	—	—	47,445
Balance as of March 31, 2019	46,329	—	—	—	—	—	—	—	—	92	46,421
Net loss	(44,068)	—	—	—	—	—	—	—	—	—	(44,068)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(31)	(31)
Net transfer from Parent Company	53,730	—	—	—	—	—	—	—	—	—	53,730
Balance as of June 30, 2019	$55,991	—	$—	—	$—	—	$—	$—	$—	$61	$56,052

		Member's Equity		Preferred Stock		Common Stock
	Net Parent Investment	Units	Member's Capital	# of Shares	Par Value	# of Shares	Par Value	Additional paid-in capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance as of December 31, 2019	$—	—	$—	—	$—	196,001,038	$20	$589,158	$(121,677)	$59	$467,560
Net loss	—	—	—	—	—	—	—	—	(59,930)	—	(59,930)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(54)	(54)
Common stock issued related to warrants exercised	—	—	—	—	—	13,239,934	1	(1)	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	4,425	—	—	4,425
Balance as of March 31, 2020	—	—	—	—	—	209,240,972	21	593,582	(181,607)	5	412,001
Net loss	—	—	—	—	—	—	—	—	(62,518)	—	(62,518)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—
Common stock issued related to warrants exercised	—	—	—	—	—	1,162,884	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	5,525	—	—	5,525
Transaction costs	—	—	—	—	—	—	—	(770)	—	—	(770)
Balance as of June 30, 2020	$—	—	$—	—	$—	210,403,856	$21	$598,337	$(244,125)	$5	$354,238

See accompanying notes to condensed consolidated financial statements.

VIRGIN GALACTIC HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019

Cash flows from operating activities
Net loss	$(122,448)	$(86,661)
Stock-based compensation	9,950	—
Depreciation and amortization	4,720	3,206
Other operating activities, net	67	(246)
Change in assets and liabilities
Inventories	(1,788)	(4,228)
Other current and non-current assets	3,261	1,664
Accounts payable and accrued expenses	(914)	(2,801)
Customer deposits	(1,628)	194
Other current and non-current liabilities	892	—
Net cash used in operating activities	(107,888)	(88,872)
Cash flows from investing activity
Capital expenditures	(10,139)	(8,300)
Cash used in investing activity	(10,139)	(8,300)
Cash flows from financing activities
Payments of finance lease obligations	(49)	(47)
Net transfer from Parent Company	—	101,175
Transaction costs	(1,467)	—
Net cash provided by financing activities	(1,516)	101,128
Net increase (decrease) in cash and cash equivalents	(119,543)	3,956
Cash, cash equivalents and restricted cash at beginning of period	492,721	81,368
Cash, cash equivalents and restricted cash at end of period	$373,178	$85,324

Cash and cash equivalents	$359,912	$76,897
Restricted cash	13,266	8,427
Cash, cash equivalents and restricted cash	$373,178	$85,324

See accompanying notes to condensed consolidated financial statements.

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(1) Organization and its wholly owned subsidiaries ("VGH, Inc.")
Virgin Galactic Holdings, Inc. and its wholly owned subsidiaries ("VGH, Inc.") are focused on the development, manufacture and operations of spaceships and related technologies for the purpose of conducting commercial human spaceflight and flying commercial research and development payloads into space. The development and manufacturing activities are located in Mojave, California with plans to operate the commercial spaceflights out of Spaceport America located in New Mexico.

VGH, Inc. was originally formed as a Cayman Islands exempted company on May 5, 2017 under the name Social Capital Hedosophia Holdings Corp. (“SCH”). SCH was a public investment vehicle incorporated as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On October 25, 2019, VGH, Inc. domesticated as a Delaware corporation and consummated the merger transactions contemplated by the Agreement and Plan of Merger, dated as of July 29, 2019, as amended on October 2, 2019, by and among VGH, Inc., Vieco USA, Inc. (“Vieco US”), Vieco 10 Limited (“Vieco 10”) , TSC Vehicle Holdings, Inc., (“TSCV”), Virgin Galactic Vehicle Holdings, Inc., (“VGVH”), Virgin Galactic Holdings, LLC (“VGH LLC” and, collectively with TSCV and VGVH, the “VG Companies”), and the other parties thereto (the “Virgin Galactic Business Combination”). The closing of the Virgin Galactic Business Combination occurred on October 25, 2019 and, in connection with the closing, SCH re-domiciled as a Delaware corporation under the name Virgin Galactic Holdings, Inc. Upon closing, the entities comprising the VG Companies became wholly owned subsidiaries of VGH, Inc. and in exchange the VGH, Inc. common stock due to Vieco 10 as consideration was received and directly held by Vieco US. On March 16, 2020, Vieco US distributed its shares of VGH, Inc. to Vieco 10 and, in connection with such distribution, Vieco 10 executed a joinder to the Stockholders' Agreement and the Registration Rights Agreement entered into in connection with the consummation of the Virgin Galactic Business Combination. On July 30, 2020, Vieco 10 subsequently distributed its shares of our common stock to Virgin Investments Limited (“VIL”) and Aabar Space, Inc. (“Aabar”) and, in connection with such distribution, VIL and Aabar executed a joinder to the Stockholders’ Agreement and the Registration Rights Agreement.

Throughout the notes to the condensed consolidated financial statements, unless otherwise noted, “we,” “us,” “our,” the "Company" and similar terms refer to the VG Companies prior to the consummation of the Virgin Galactic Business Combination, and VGH, Inc. and its subsidiaries after the Virgin Galactic Business Combination. Prior to the Virgin Galactic Business Combination and prior to the series of Vieco 10 reorganizational steps, Galactic Ventures, LLC ("GV"), a wholly-owned subsidiary of Vieco 10, was the direct parent of VG Companies.

Global Pandemic
On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, including California, New Mexico and the United Kingdom, where most of our workforce is located, we have taken appropriately cautious steps to protect our workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, we initially reduced and then temporarily suspended on-site operations at our facilities in Mojave, California and Spaceport America, New Mexico in late March 2020. Starting late March 2020, approximately two-thirds of our employees and contractors were able to complete their duties from home, which enabled much critical work to continue, including engineering analysis and drawing releases for VSS Unity, VMS Eve and the second SpaceShipTwo vehicle, process documentation updates, as well as workforce training and education. The remaining one-third of our workforce was unable to perform their normal duties from home. In April 2020, in accordance with our classification within the critical infrastructure designation, we resumed limited operations under revised

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

operational and manufacturing plans that conform to the latest COVID-19 health precautions. This includes universal facial covering requirements, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks and undertaking regular and thorough disinfecting of surfaces and tools. We are also testing employees and contractors for COVID-19 on a regular basis. However, the COVID-19 pandemic and the continued precautionary actions taken related to COVID-19 have adversely impacted, and are expected to continue to adversely impact, our operations, including the completion of the development of our spaceflight systems and our scheduled spaceflight test programs.

As of the date of this quarterly report on Form 10-Q, most of our employees whose work requires them to be in our facilities are now back on-site, but we have experienced, and expect to continue to experience, reductions in operational efficiency due to illness from COVID-19 and precautionary actions taken related to COVID-19. For the time being, we are encouraging those employees who are able to work from home to continue doing so.

The COVID-19 pandemic and the protocols and procedures we have implemented in response to the pandemic have caused some delays in operational and maintenance activities, including delays in our test flight program. The protocols and procedures we have implemented in response to the pandemic have caused some delays in operational and maintenance activities, including delays in our test flight program. The full impact of the COVID-19 pandemic on our business and results of operations subsequent to June 30, 2020 will depend on future developments, such as the ultimate duration and scope of the outbreak and its impact on our operations necessary to complete the development of our spaceflight systems, our scheduled spaceflight test programs and commencement of our commercial flights. In addition to existing travel restrictions, countries may continue to maintain or reimpose closed borders, impose prolonged quarantines, or further restrict travel. We believe our cash and cash equivalents on hand at June 30, 2020 and management's operating plan, will provide sufficient liquidity to fund our operations for at least the next twelve months from the issuance of these financial statements. If we experience a significant delay due to our workforce getting ill or if the pandemic worsens, we may take additional actions, such as further reducing costs.
(2)  Summary of Significant Accounting Policies

(a) Virgin Galactic Business Combination and Basis of Presentation
The Virgin Galactic Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, SCH has been treated as the acquired company for financial reporting purposes. This determination was primarily based on current shareholders of the VG Companies having a relative majority of the voting power of the combined entity, the operations of the VG Companies prior to the acquisition comprising the only ongoing operations of the combined entity, and senior management of the VG Companies comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of the VG Companies with the acquisition being treated as the equivalent of the VG Companies issuing stock for the net assets of SCH, accompanied by a recapitalization. The net assets of SCH were recognized as of the date of the Virgin Galactic Business Combination at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Virgin Galactic Business Combination in these financial statements are those of the VG Companies and the accumulated deficit of VG Companies has been carried forward after the Virgin Galactic Business Combination. Earnings per share calculations for all periods prior to the Virgin Galactic Business Combination have been retrospectively adjusted for the equivalent number of shares outstanding immediately after the Virgin Galactic Business Combination to effect the reverse acquisition.

These condensed consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). All intercompany transactions and balances between the various legal entities comprising the Company have been eliminated in consolidation. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

Prior to the Virgin Galactic Business Combination, these condensed consolidated financial statements have been derived from the historical condensed consolidated financial statements of Vieco 10 and include assets, liabilities, revenues and expenses directly attributable to our operations and allocations of corporate expenses from the Vieco 10 and GV for providing certain corporate functions, which included, but are not limited to, general corporate expenses related to finance, legal, compliance, facilities, and employee benefits. Following the Virgin Galactic Business Combination, these condensed consolidated financial statements represent the stand-alone activity of the Company.

Prior to the Virgin Galactic Business Combination, corporate expenses were allocated to us from Vieco 10 and GV on the basis of direct usage when identifiable or on the basis of headcount. The Company, Vieco 10 and GV each consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company. Following the Virgin Galactic Business Combination, the Company expects to incur additional expenses as a stand-alone company. It is not practicable to estimate actual costs that would have been incurred had the Company been a stand-alone company during the periods presented prior to the Virgin Galactic Business Combination. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

The historical condensed consolidated financial statements prior to the Virgin Galactic Business Combination do not reflect any attribution of debt or allocation of interest expense.

Following the Virgin Galactic Business Combination, we perform these corporate functions using our own resources or purchased services from a related party (Note 4). We have entered into a transition service agreement with Vieco 10 in connection with the separation, many of which are expected to have terms longer than one year.

Prior to the Virgin Galactic Business Combination, the Company was historically funded as part of our Vieco 10 and GV’s treasury program. Cash and cash equivalents were managed through bank accounts legally owned by us, Vieco 10 and GV. Accordingly, cash and cash equivalents held by Vieco 10 and GV at the corporate level were not attributable to us for any of the periods presented. Only cash amounts legally owned by entities dedicated to the Company are reflected in the condensed consolidated balance sheets. Transfers of cash, both to and from Vieco 10 and GV’s treasury program by us or related parties, are reflected as a component of net parent investment or membership equity in the condensed consolidated balance sheets and as a financing activity on the accompanying condensed consolidated statements of cash flows.

Prior to the Virgin Galactic Business Combination, as the various entities that make up the Company were not historically held by a single legal entity prior to the contribution of the VG Companies into VGH, LLC on July 8, 2019, total net parent investment is shown in lieu of equity in the condensed consolidated financial statements as of the applicable historical periods. Balances between us, Vieco 10 and GV that were not historically cash settled are included in net parent investment. Net parent investment represents Vieco 10’s interest in the recorded assets of us and represents the cumulative investment by Vieco 10 in us through July 8, 2019, inclusive of operating results.

Prior to the Virgin Galactic Business Combination, certain of our employees historically participated in Vieco 10’s stock-based compensation plans in the form of options issued pursuant to Vieco 10's plan. The performance conditions set forth in Vieco 10 stock-based compensation plans resulted in no stock-

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

based compensation expense recognized during all periods presented prior to consummation of the Virgin Galactic Business Combination.

Prior to the Virgin Galactic Business Combination, the operations of the Company were included in the consolidated U.S. federal, and certain state and local and foreign income tax returns filed by GV, where applicable. Income tax expense and other income tax related information contained in the condensed consolidated financial statements for periods prior to the Virgin Galactic Business Combination are presented on a separate return basis as if the Company had filed its own tax returns. The income taxes of the Company as presented in the condensed consolidated financial statements may not be indicative of the income taxes that the Company will generate in the future. Additionally, certain tax attributes such as net operating losses or credit carryforwards are presented on a separate return basis and have been removed subsequent to the Virgin Galactic Business Combination. In jurisdictions where the Company has been included in the tax returns filed by GV, any income tax receivables resulting from the related income tax provisions have been reflected in the condensed consolidated balance sheets within net parent investment or membership equity, as applicable. Following the Virgin Galactic Business Combination, the Company will file separate standalone tax returns as we effectively became a new and separate tax filer from GV with no historical net operating losses and credit carryforwards.
(b)  Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP required us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. Significant estimates inherent in the preparation of the consolidated financial statements include, but are not limited to, accounting for cost of revenue, useful lives of property, plant and equipment, net, accrued liabilities, income taxes including deferred tax assets and liabilities and impairment valuation, stock-based awards and contingencies.
(c)  Property, Plant, and Equipment, net
Property, plant, and equipment, net and leasehold improvements are stated at cost, less accumulated depreciation.

Depreciation on property, plant, and equipment, net is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter period of the estimated life or the lease term.

The estimated useful lives of property and equipment are principally as follows:

Asset	Useful Life
Buildings	39 years
Leasehold Improvements	Shorter of the estimated useful life or lease term
Aircraft	20 years
Machinery & equipment	5 to 7 years
IT software and equipment	3 to 5 years

We incur repair and maintenance costs on major equipment, which is expensed as incurred.

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(d)  Other Summary of Significant Accounting Policies
Other than policies noted within Recent Accounting Pronouncements below, there have been no significant changes from the significant accounting policies disclosed in Note 2 of the “Notes to Consolidated Financial Statements” included in the Annual Report on Form 10-K.

The interim financial information is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary to fairly present the information set forth herein. The interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Interim results are not necessarily indicative of the results for a full year.
(3) Recent Accounting Pronouncements
Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of Accounting Standards Updates (“ASU”).

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on our consolidated financial position and results of operations.

(a)Issued Accounting Standard Updates
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which affects general principles within Topic 740, and are meant to simplify and reduce the cost of accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and simplifies areas including franchise taxes that are partially based on income, transactions with government that result in a step up in the tax basis of goodwill, the incremental approach for intraperiod tax allocation, interim period income tax accounting for year-to-date losses that exceed anticipated losses and enacted changes in tax laws in interim periods. The changes are effective for annual periods beginning after December 15, 2020. The Company is currently assessing the impact of ASU 2019-12 in its consolidated financial statements.

(b)Adopted Accounting Standard Updates
Effective January 1, 2020, we adopted ASU 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820), which modified the disclosure requirements on fair value measurements. The adoption of ASU 2018-03 did not have a material impact on the Company’s consolidated financial statements.
(4) Related Party Transactions
The Company licenses its brand name from certain entities affiliated with Virgin Enterprises Limited (“VEL”), a company incorporated in England. VEL is an affiliate of Vieco 10. Under the trademark license, the Company has the exclusive right to operate under the brand name “Virgin Galactic” worldwide. Royalty payables, excluding sponsorship royalties, for the use of license are the greater of 1% of revenue or $0.04 million per quarter, prior to the commercial launch date. Sponsorship royalties payable are 25% of revenue. We paid license and royalty fees of $0.04 million and $0.02 million for the three months ended June 30, 2020 and 2019, respectively. We paid license and royalty fees of $0.10 million and $0.04 million for the six months ended June 30, 2020 and 2019, respectively.

As a result of the Virgin Galactic Business Combination, the Company entered into a Transition Services Agreement ("TSA") with Virgin Orbit, LLC ("VO") and GV on October 25, 2019. Prior to the Virgin Galactic Business Combination, the VG Companies historically performed certain services for VO, Vieco 10 and GV. The Company is allocated corporate expenses from Vieco 10 and GV for corporate-related functions based on an allocation methodology that considers our headcount, unless directly attributable to the business. General corporate overhead

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

expense allocations include tax, accounting and auditing professional fees, and certain employee benefits. For the three and six months ended June 30, 2020, there was no corporate expense allocated to us from Vieco 10 and Vieco US. For the three and six months period ended June 30, 2019, we were allocated $0.2 million and $0.2 million corporate expenses, net, from Vieco 10 and GV, respectively. Corporate expense are included within selling, general and administrative expenses in the accompanying condensed consolidated statements of operations and comprehensive loss.

The Company is allocated operating expense from VO Holdings, Inc. and its subsidiaries (“VOH”), a majority owned company of Vieco 10 and GV for operations-related functions based on an allocation methodology that considers our headcount, unless directly attributable to the business. Operating expense allocations include use of machinery and equipment and other general administrative expenses. We were allocated $0.1 million and $0.1 million of operating expenses, net, from VOH for the three months ended June 30, 2020 and 2019, respectively. We were allocated $0.2 million and $0.1 million of operating expenses, net, from VOH for the six months ended June 30, 2020 and 2019, respectively. The Company has a payable to VOH of $0.1 million and $0.8 million as of June 30, 2020 and December 31, 2019, respectively.
(5) Inventory
As of June 30, 2020 and December 31, 2019, inventory is comprised of the following:

	As of
	June 30, 2020	December 31, 2019
	(Unaudited)
	(In thousands)
Raw Materials	$24,923	$22,578
Work in-progress	3,682	4,239
Total inventory	$28,605	$26,817

For the three months ended June 30, 2020, we wrote off $0.1 million of inventory due to excess and obsolescence. For the six months ended June 30, 2020, we wrote off $1.1 million of inventory due to excess and obsolescence. There were no write-downs of inventories to net realizable value for the three and six months ended June 30, 2019.

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(6) Property, Plant, and Equipment, net
As of June 30, 2020 and December 31, 2019, property, plant, and equipment, net consists of the following :

	As of
	June 30, 2020	December 31, 2019
	(Unaudited)
	(In thousands)
Buildings	$9,142	$9,142
Leasehold improvements	23,930	20,048
Aircraft	195	320
Machinery and equipment	35,918	33,608
IT software and equipment	20,002	17,151
Construction in progress	6,057	3,674
	95,244	83,943
Less accumulated depreciation and amortization	(39,217)	(34,610)
Property, plant, and equipment, net	$56,027	$49,333

Total depreciation and amortization for the three months ended June 30, 2020 and 2019 was $2.6 million and $1.6 million, respectively, of which $1.2 million and $1.0 million was recorded in research and development expense, respectively. Total depreciation and amortization for the six months ended June 30, 2020 and 2019 was $4.7 million and $3.2 million, respectively, of which $2.1 million and $1.3 million was recorded in research and development expense, respectively.

(7)  Leases
The Company's leases are more fully described in Note 8 of the "Notes to Consolidated Financial Statements" in the 2019 Annual Report on Form 10-K.

The components of lease expense related to leases for the period are as follows:

	Three Months Ended June 30,
	2020	2019
	(Unaudited and in thousands)
Lease Cost:
Operating lease expense	$1,010	$835
Short-term lease expense	26	35

Finance Lease Cost:
Amortization of right-of-use assets	28	26
Interest on lease liabilities	8	6
Total finance lease cost	36	32

Variable lease cost	427	175
Total lease cost	$1,499	$1,077

	Six Months Ended June 30,
	2020	2019
	(Unaudited and in thousands)
Lease Cost:
Operating lease expense	$2,162	$1,815
Short-term lease expense	123	93

Finance Lease Cost:
Amortization of right-of-use assets	55	56
Interest on lease liabilities	17	10
Total finance lease cost	72	66

Variable lease cost	775	264
Total lease cost	$3,132	$2,238

The components of supplemental cash flow information related to leases for the period are as follows:

	Six Months Ended June 30,
	2020	2019
	(In thousands, except term and rate data)
Cash flow information:
Operating cash flows for operating leases	$2,545	$2,197
Operating cash flows for finance leases	$18	$7
Financing cash flows for finance leases	$49	$47

Non-cash activity:
Right-of-use assets obtained in exchange for lease obligations
Operating leases	$34	$16,746
Finance Leases	$48	$358

Other Information:
Weighted average remaining lease term:
Operating leases (in years)	13.20	13.96
Finance leases (in years)	3.47	4.63

Weighted average discount rates:
Operating leases	11.77%	11.79%
Finance leases	8.92%	10.70%

The supplemental balance sheet information related to leases for the period is as follows:

	As of
	June 30, 2020	December 31, 2019
	(Unaudited)
	(In thousands)
Operating leases
Long-term right-of-use assets	$16,120	$16,632

Short-term operating lease liabilities	$2,049	$2,354
Long-term operating lease liabilities	20,968	21,867
Total operating lease liabilities	$23,017	$24,221

Lease expense for the three months ended June 30, 2020 and June 30, 2019 was $1.5 million and $1.1 million, respectively. Lease expense for the six months ended June 30, 2020 and June 30, 2019 was $3.1 million and $2.2 million, respectively.

Commitments
The Company has certain noncancelable operating leases primarily for its premises. These leases generally contain renewal options for periods ranging from 3 to 20 years and require the Company to pay all executory costs, such as maintenance and insurance. Certain lease arrangements have rent free periods or escalating payment provisions, and we recognize rent expense of such arrangements on a straight line basis.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum finance lease payments as of June 30, 2020 are as follows:

	Operating Leases	Finance Leases
	(In thousands)
2020 (for the remaining period)	$2,474	$73
2021	4,105	133
2022	3,282	118
2023	3,227	90
2024	3,226	34
Thereafter	29,737	—
Total lease payments	$46,051	$448
Less:
Imputed interest/present value discount	(23,034)	$(60)
Present value of lease liabilities	$23,017	$388

(8) Other Current and Non-current Assets
A summary of the components of other assets are as follows:

	As of
	June 30, 2020	December 31, 2019
	(Unaudited)
	(In thousands)
Prepaid expense	$13,082	$16,672
Accounts receivable	777	461
Total other current assets	$13,859	$17,133

Right-of-use assets	$16,120	$16,927
Other non-current assets	3,187	2,615
Total other non-current assets	$19,307	$19,542

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(9) Accrued Expenses
A summary of the components of accrued liabilities are as follows:

	As of
	June 30, 2020	December 31, 2019
	(Unaudited)
	(In thousands)
Accrued payroll	$3,864	$2,027
Accrued vacation	3,705	2,797
Accrued bonus	3,730	6,502
Other accrued expenses	9,511	10,951
Total accrued expenses	$20,810	$22,277

(10) Long-term Debt

	As of
	June 30, 2020	December 31, 2019
	(Unaudited)
	(In thousands)
Commercial loan	$930	$—
	930	—

Less: Current portion	(310)	—
Non-current portion	$620	$—

Aggregate maturities of long-term debt as of June 30, 2020 are as follows:

(In thousands)
2020 (for the remaining period)	$310
2021	310
2022	310
$930

On June 18, 2020, we financed the purchase of software licenses through a loan totaling approximately $0.9 million. The loan amortized in three equal annual installment of approximately $0.3 million with the final payment due on October 1, 2022 with 0% interest rate. The loan is secured by a standby letter of credit issued from our financial institution and restricted cash has been recorded for the corresponding outstanding balance.

The imputed interest of this loan was immaterial.

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(11) Income Taxes
As of October 25, 2019 and for the period from January 1, 2019 through October 25, 2019, we adopted the separate  return approach for the purpose of presenting the condensed consolidated financial statements, including the income tax provisions and the related deferred tax assets and liabilities. The historic operating results for the periods prior to the Virgin Galactic Business Combination reflect a separate return approach for each jurisdiction in which we had a presence and GV will file tax returns for the period from January 1, 2019 through October 25, 2019. As of December 31, 2019 and for the period from October 26, 2019 through December 31, 2019, we will file separate standalone tax returns.

Income tax (benefit) expense was $0.04 million and $0.06 million for the three months ended June 30, 2020 and 2019, respectively. Income tax (benefit) expense was $(0.01) million and $0.09 million for the six months ended June 30, 2020 and 2019, respectively. The effective income tax rate was nil for three months ended June 30, 2020 and 2019. The effective income tax rate was nil for six months ended June 30, 2020 and 2019. Our effective tax rate differs from the U.S. statutory rate primarily due to a substantially full valuation allowance against our net deferred tax assets where it is more likely than not that some or all of the deferred tax assets will not be realized.

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(12) Stockholders' Equity
There have been no significant changes from the Stockholders' Equity disclosed in Note 11 of the “Stockholders Equity” included in the Annual Report on Form 10-K other than redemption of warrants noted below.

Warrants and Warrant Redemption
As of April 30, 2020, there were no warrants outstanding. As of December 31, 2019, there were 22,999,977 warrants outstanding that had initially been issued as part of our initial public offering in 2017 (the “public warrants”), which included warrants that were part of the Company’s then-outstanding units. As of both June 30, 2020 and December 31, 2019, there were also 8,000,000 warrants outstanding that were issued in a private placement simultaneously with the Company’s initial public offering (the “private placement warrants”).

Under the terms of the warrant agreement (the “Warrant Agreement”) between us and Continental Stock  Transfer & Trust Company, as warrant agent, the public warrants became exercisable on a cashless basis on January 27, 2020, based on the exchange ratio as calculated under the Warrant Agreement at the time of the exercise. On March 13, 2020 and pursuant to the terms of the Warrant Agreement, we announced that all public warrants that remained unexercised immediately after 5:00 p.m. New York City time on April 13, 2020 (the “Redemption Date”) would be redeemed for $0.01 per warrant. Warrant holders could exercise their public warrants at any time from March 13, 2020 and prior to the Redemption Date on a cashless basis, and receive 0.5073 shares of common stock per public warrant surrendered for exercise. Immediately after the Redemption Date, 295,305 public warrants remained unexercised and were redeemed at a redemption price of $0.01 per public warrant in accordance with the terms of the Warrant Agreement. The private placement warrants were not subject to the redemption and remain outstanding.

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(13)  Earnings per Share
The following table presents net loss per share and related information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands, except for share and per share data)
Basic and diluted:
Net loss	$(62,518)	$(44,068)	$(122,448)	$(86,661)
Weighted average shares of common stock outstanding	211,784,541	193,663,150	207,097,047	193,663,150
Basic and diluted net loss per share	$(0.30)	$(0.23)	$(0.59)	$(0.45)

Earnings per share calculations for the three and six months ended June 30, 2019 have been retrospectively adjusted for the equivalent number of shares outstanding immediately after the Virgin Galactic Business Combination to effect the reverse recapitalization less issuance of 1,924,402 shares to Boeing, the issuance of 413,486 shares to settle transaction costs and the common stock equivalent of the vested 1,500,000 Director RSU Awards granted in connection to the Virgin Galactic Business Combination that remain unsettled as of June 30, 2020.

As of June 30, 2020, December 31, 2019 and June 30, 2019, the Company has excluded the potential effect of warrants to purchase shares of common stock totaling 8,000,000, 30,999,977 and 30,999,977, respectively, shares and the dilutive effect of outstanding stock options and unvested restricted stock units, as described in Note 12 of the “Notes to Consolidated Financial Statements” included in the 2019 Annual Report on Form 10-K, in the calculation of diluted loss per share, as the effect would be anti-dilutive due to losses incurred.
(14) Stock-Based Compensation
The Company's 2019 Incentive Award Plan ("2019 Plan") is more fully described in Note 13 of the "Notes to Consolidated Financial Statements" in the 2019 Annual Report on Form 10-K. Under the 2019 Plan, the Company has the ability to grant incentive stock options, non-qualified stock options and restricted stock units ("RSUs") to employees, directors and other service providers. Twenty five percent of such stock options cliff vest at the grant dates first anniversary and will ratably vest monthly over the next three years, subject to continued employment on each vesting date. Vested options will be exercisable at any time until ten years from the grant date, subject to earlier expiration under certain terminations of service and other conditions. The stock options granted have an exercise price equal to the closing stock price of our common stock on the grant date.

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The following table sets forth the summary of options activity under the 2019 Plan (dollars in thousands except per share data):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value(1)
Options outstanding at December 31, 2018	—	$—	0	—
Granted	6,212,609	11.58
Exercised	—	—
Forfeited options	(90,565)	11.79
Options outstanding at December 31, 2019	6,122,044	$11.58	9.83	—
Granted	334,894	13.87
Exercised	—	—
Forfeited options	(171,830)	11.79
Options outstanding at June 30, 2020	6,285,108	$11.69	9.31	$29,225,752

Options exercisable at June 30, 2020	—	$—	9.31	—
__________________

(1) Aggregate intrinsic value is calculated based on the difference between our closing stock price at period end and the  exercise price, multiplied by the number of in-the-money options and represents the pre-tax amount that would have been received by the option holders, had they all exercised all their options on the period end date.

The following table sets forth the summary of RSUs activity under the 2019 Plan (dollars in thousands except per share data):

	Shares	Weighted Average Fair Value
Outstanding at January 1, 2019	—	$—
Granted	1,795,209	7.11
Vested	—	—
Forfeited	(27,495)	7.11
Outstanding at December 31, 2019	1,767,714	$7.11
Granted	531,458	14.11
Vested	—	—
Forfeited	(63,472)	8.05
Outstanding at June 30, 2020	2,235,700	$17.42

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Stock options and RSUs expenses are included in selling, general and administrative and research and development expense in the condensed consolidated statements of operations and comprehensive loss, related to stock options and RSUs is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Stock option expense
Selling, General & Administrative	$1,880	$—	$3,944	$—
Research & Development	1,017	—	2,056	—
Total stock option expense	2,897	—	6,000	—

RSU expense
Selling, General & Administrative	1,666	—	2,473	—
Research & Development	962	—	1,477	—
Total RSU expense	2,628	—	3,950	—
Total stock-based compensation expense	$5,525	$—	$9,950	$—

At June 30, 2020, the unrecognized stock-based compensation related to these options was $40.7 million and is expected to be recognized over a weighted-average period of 3.3 years. At June 30, 2020, the unrecognized stock-based compensation related to RSUs was $45.7 million and is expected to be recognized over a weighted-average period of 3.4 years.

The weighted average assumptions used to value the option grants are as follows:

	As of
	June 30, 2020	December 31, 2019
Expected life (in years)	6.0	6.0
Volatility	75.3%	75.0%
Risk free interest rate	1.2%	1.7%
Dividend yield	—%	—%

The weighted average fair value per option at the grant date for options issued during the six months ended June 30, 2020 and for the year ended December 31, 2019 was $7.73 and $7.63, respectively.

Award Modification
On March 10, 2020, we modified the RSU grants made in connection with the closing of the Virgin Galactic Business Combination by removing one of the vesting criteria requiring our share price value to be greater than $10 per share at the time RSUs vest. No other terms of the awards were modified. Stock-based compensation expense related to the modification was calculated by taking the incremental fair value based on the difference between the fair value of the modified award and the fair value of the original award. Given the RSUs were unvested at the time of modification, the incremental stock-based compensation expense will prospectively be expensed over the remaining vesting period. Total incremental stock-based compensation expense recorded as a result of the modification was $0.6 million for the three months ended June 30, 2020. Total incremental stock-based compensation expense recorded as a result of the modification was $1.1 million for the six months ended June 30, 2020.

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(15)  Fair Value Measurements
We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We estimate fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which is categorized in one of the following levels:
•Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;
•Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and
•Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amounts included in the condensed consolidated balance sheets under current assets and current liabilities approximate fair value because of the short maturity of these instruments. The following tables summarize the fair value of assets that are recorded in the Company’s condensed consolidated balance sheets as of June 30, 2020 and December 31, 2019 at fair value on a recurring basis:

Fair Value Measurements as of June 30, 2020
	Level 1	Level 2	Level 3
	(In thousands)
Assets
Money Market	$70,103	$—	$—
Certificate of Deposit	44,367	—	—
Cash Equivalents	230,446	—	—
Total assets at fair value	$344,916	$—	$—

Fair Value Measurements as of December 31, 2019
	Level 1	Level 2	Level 3
	(In thousands)
Assets
Money Market	$423,149	$—	$—
Certificate of Deposit	42,630	—	—
Total asset at fair value	$465,779	$—	$—

(16) Commitments and Contingencies
Legal Proceedings
From time to time, the Company is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. The Company applies accounting for contingencies to determine when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, the Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Although the ultimate aggregate amount of monetary liability or financial impact with respect to these matters is subject to many uncertainties and is

VIRGIN GALACTIC HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

therefore not predictable with assurance, management believes that any monetary liability or financial impact to the Company from these matters, individually and in the aggregate, beyond that provided at June 30, 2020, would not be material to the Company’s financial position, results of operations or cash flows. However, there can be no assurance with respect to such result, and monetary liability or financial impact to the Company from legal proceedings, lawsuits and other claims could differ materially from those projected.

In September 2018, a former contractor employed through a third party staffing agency, alleged on behalf of himself and other aggrieved employees that the Company and the staffing agency, purportedly violated California state wage and hour laws. In March 2020, the Company agreed to settle this matter for $1.9 million. For the three and six months ended June 30, 2020, the Company recorded an additional legal settlement expense of $0 and $0.2 million, respectively, and was recorded in selling, general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.
(17) Employee Benefit Plan
The Company has defined contribution plans, under which the Company pays fixed contributions into a separate entity, and additional contributions to the plans are based upon a percentage of the employees’ elected contributions. The Company will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized within selling, general, and administrative expenses and research and development in the condensed consolidated statements of operations and comprehensive loss, as incurred. Defined contributions were $1.0 million and $0.8 million for the three months ended June 30, 2020 and 2019, respectively. Defined contributions were $2.0 million and $1.7 million for the six months ended June 30, 2020 and 2019, respectively.
(18) Supplemental Cash Flow Information

	Six Months Ended June 30,
	2020	2019
	(in thousands)
Supplemental disclosure
Cash payments for:
Income tax paid	$34	$86
	$34	$86

Schedule for noncash investing activities
Unpaid property, plant, and equipment received	$1,287	$1,147
	$1,287	$1,147

Schedule for noncash financing activities
Issuance of common stocks through "cashless" warrants exercised	$360,742	$—
Long-term debt	930	—
Unpaid deferred transaction costs	—	1,217
	$361,672	$1,217

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of the VG Companies and their subsidiaries prior to the consummation of the Virgin Galactic Business Combination and Virgin Galactic Holdings, Inc. and its subsidiaries after consummation of the Virgin Galactic Business Combination. Prior to the Virgin Galactic Business Combination and prior to the series of Vieco 10 reorganization steps, Galactic Ventures, LLC ("GV"), a wholly-owned subsidiary of Vieco 10, was the direct parent of the VG Companies.

You should read the following discussion and analysis of our financial condition and results of operations together with the condensed consolidated financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and "Cautionary Note Regarding Forward-Looking Statements" sections and elsewhere in this Quarterly Report on Form 10-Q, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview
We are at the vanguard of a new industry, pioneering the commercial exploration of space with reusable spaceflight systems. We believe the commercial exploration of space represents one of the most exciting and important technology initiatives of our time. This industry has begun growing dramatically due to new products, new sources of private and government funding, and new technologies. Demand is emerging from new sectors and demographics. As government space agencies have retired or reduced their own capacity to send humans into space, private companies are beginning to make crucial inroads into the fields of human space exploration. We have embarked into this commercial exploration journey with a mission to put humans into space and return them safely to Earth on a routine and consistent basis. We believe the success of this mission will provide the foundation for a myriad of exciting new industries.
We are a vertically integrated aerospace company pioneering human spaceflight for private individuals and researchers. Our spaceship operations consist of commercial human spaceflight and flying commercial research and development payloads into space. Our operations also include the design and development, manufacturing, ground and flight testing, and post-flight maintenance of our spaceflight vehicles. We focus our efforts in spaceflights using our reusable technology for human tourism and for research and education. We intend to offer our customers, who we also refer to as "future astronauts", a unique, multi-day experience culminating in a spaceflight that includes several minutes of weightlessness and views of Earth from space. As part of our commercial operations, we have exclusive access to the Gateway to Space facility at Spaceport America located in New Mexico. Spaceport America is the world’s first purpose built commercial spaceport and will be the site of our initial commercial spaceflight operations. We believe the site provides us with a competitive advantage when creating our spaceflight plans as it not only has a desert climate with relatively predictable weather conditions preferable to support our spaceflights, it also has airspace that is restricted for surrounding commercial air traffic that will facilitate frequent and consistent flight scheduling.

Our primary mission is to launch the first commercial program for human spaceflight. In December 2018, we made history by flying our groundbreaking spaceship, SpaceShipTwo, to space. This represented the first flight of a spaceflight system built for commercial service to take humans into space. Shortly thereafter, we flew our second spaceflight in SpaceShipTwo in February 2019, and, in addition to the two pilots, carried a crew member in the cabin. We have received reservations for approximately 600 spaceflight tickets and collected more than $80.0 million in future astronaut deposits as of July 30, 2020. Additionally, in February 2020, we launched our One Small Step campaign which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales and as of July 30, 2020, we had received over 700 One Small Step deposits. With each ticket purchased, future astronauts will experience a multi-day journey that includes a tour of the spaceport, flight suit fitting, spaceflight training and culminating with a trip to space on the final day.

We have also developed an extensive set of vertically integrated aerospace development capabilities encompassing preliminary vehicle design and analysis, detail design, manufacturing, ground testing, flight testing, and maintenance of our spaceflight system. Our spaceflight system consists of three primary components: our carrier aircraft, WhiteKnightTwo; our spaceship, SpaceShipTwo; and our hybrid rocket motor.

SpaceShipTwo is a spaceship with the capacity to carry pilots and future astronauts, or commercial research and development payloads, into space and return them safely to Earth. Fundamentally, SpaceShipTwo is a rocket-powered aerospace vehicle that operates more like a plane than a traditional rocket. SpaceShipTwo is powered by a hybrid rocket propulsion system, which we refer to as "RocketMotorTwo", which propels the spaceship on a trajectory into space. SpaceShipTwo’s cabin has been designed to maximize the future astronaut’s safety, experience and comfort. A dozen windows line the sides and ceiling of the spaceship, offering the future astronauts the ability to view the blackness of space as well as stunning views of the Earth below. Our mothership, WhiteKnightTwo, is a twin-fuselage, custom-built aircraft designed to carry SpaceShipTwo up to an altitude of approximately 45,000 feet where the spaceship is released for its flight into space. Using WhiteKnightTwo’s air launch capability, rather than a standard ground-launch, reduces the energy requirements of our spaceflight system as SpaceShipTwo does not have to rocket its way through the higher density atmosphere closest to the Earth’s surface.

Our team is currently in various stages of designing, testing and manufacturing additional spaceships and rocket motors in order to meet the expected demand for human spaceflight experiences. Concurrently, we are researching and developing new products and technologies to grow our company. We are in the early planning stage to develop and build a second carrier aircraft for SpaceShipTwo.

Our operations also include efforts in spaceflight opportunities for research and education. For example, professional researchers have utilized parabolic aircraft and drop towers to create moments of microgravity and conduct significant research activities. In most cases, these solutions offer only seconds of microgravity per flight and do not offer access to the upper atmosphere or space. Other researchers have conducted experiments on sounding rockets or satellites. These opportunities are expensive, infrequent and impose highly limiting operational constraints. We believe that research experiments will benefit from prolonged exposure to space conditions and yield better results aboard SpaceShipTwo due to the large cabin, gentler flight, relatively low cost, advantageous operational parameters, and frequent flights. As such, researchers and educators are able to conduct critical experiments and obtain important data without having to sacrifice time and resources. Our commitment to advancing research and science was present in our December 2018 and February 2019 spaceflights as we transported payloads into space for research purposes under a NASA flight contract.

We have also leveraged our knowledge and expertise in manufacturing spaceships to occasionally perform engineering services for customers, such as research, design, development, manufacturing and integration of advanced technology systems.

Factors Affecting Our Performance
We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this Quarterly Report on 10-Q titled “Risk Factors.”

Commercial Launch of Our Human Spaceflight Program
We are in the final phases of developing our commercial spaceflight program. Prior to commercialization, we must complete our test flight program, which includes a rigorous series of ground and flight tests, including our baseline spaceflight metrics, flight paths and safety protocol that will be used throughout our spaceflight program. The final portion of the test flight program includes submission of verification reports to the FAA for their review, which will then allow us to carry paying customers on spaceflights under our existing commercial spaceflight license. However, the timing of the submission may be delayed by multiple factors, some of which are outside of our control, including the current, and uncertain future impact of the COVID-19 outbreak on our business. Any delays in successful completion of our test flight program, whether on account of the impact of COVID-19 or otherwise, will impact our ability to generate human spaceflight revenue.

Customer Demand
While not yet in commercial service for human spaceflight, we have already received significant interest from potential future astronauts. Going forward, we expect the size of our backlog and the number of future astronauts that have flown to space on our spaceflight system to be an important indicator of our future performance. As of July 30, 2020, we had reservations for SpaceShipTwo flights for approximately 600 future astronauts. In February 2020, we launched our One Small Step campaign which allows interested individuals to place a $1,000 refundable registration deposit towards the cost of a future ticket once we reopen ticket sales, and as of July 30, 2020, we had received over 700 One Small Step deposits from 58 countries.

Available Capacity and Annual Flight Rate
We face constraints of resources and competing demand for our human spaceflights. We expect to commence commercial operations with a single SpaceShipTwo, VSS Unity, and a single WhiteKnightTwo carrier aircraft, VMS Eve, which together comprise our only spaceflight system. As a result, our annual flight rate will be constrained by the availability and capacity of this spaceflight system. To reduce this constraint, we are in various stages of designing, testing and manufacturing two additional SpaceShipTwo vehicles. We believe that expanding the fleet will allow us to increase our annual flight rate once commercialization is achieved.

Safety Performance of Our Spaceflight Systems
Our spaceflight systems are highly specialized with sophisticated and complex technology. We have built operational processes to ensure that the design, manufacture, performance and servicing of our spaceflight systems meet rigorous quality standards. However, our spaceflight systems are still subject to operational and process problems, such as manufacturing and design issues, pilot errors, or cyber attacks. Any actual or perceived safety issues may result in significant reputational harm to our business and our ability to generate human spaceflight revenue.

Impact of COVID-19
On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, "stay-at-home" orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, including California, New Mexico and the United Kingdom, where most of our workforce is located, we have taken appropriately cautious steps to protect our workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, we initially reduced and then temporarily suspended on-site operations at our facilities in Mojave, California and Spaceport America, New Mexico in late March 2020. Starting late March 2020, approximately two-thirds of our employees and contractors were able to complete their duties from home, which enabled much critical work to continue, including engineering analysis and drawing releases for VSS Unity, VMS Eve and the second SpaceShipTwo vehicle, process documentation updates, as well as workforce training and education. The remaining one-third of our workforce was unable to perform their normal duties from home. In April 2020, in accordance with our classification within the critical infrastructure designation, we resumed limited operations and under revised operational and manufacturing plans that conform to the latest COVID-19 health precautions. This includes universal facial covering requirements, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks and undertaking regular and thorough disinfecting of surfaces and tools. We are also testing employees and contractors for COVID-19 on a regular basis. However, the COVID-19 pandemic and the continued precautionary actions taken related to COVID-19 have adversely impacted, and are expected to continue to adversely impact, our operations, including the completion of the development of our spaceflight systems and our scheduled spaceflight test programs.

As of the date of this quarterly report on Form 10-Q, most of our employees whose work requires them to be in our facilities are now back on-site, but we have experienced, and expect to continue to experience, reductions in operational efficiency due to illness from COVID-19 and precautionary actions taken related to COVID-19. For the time being, we are encouraging those employees who are able to work from home to continue doing so.

The COVID-19 pandemic and the protocols and procedures we have implemented in response to the pandemic have caused some delays in operational and maintenance activities, including delays in our test flight program. The full impact of the COVID-19 pandemic on our business and results of operations subsequent to June 30, 2020 will depend on future developments, such as the ultimate duration and scope of the outbreak and its impact on our operations necessary to complete the development of our spaceflight systems, our scheduled spaceflight test programs and commencement of our commercial flights. In addition to existing travel restrictions, countries may continue to maintain or reimpose closed borders, impose prolonged quarantines, or further restrict travel. We believe our cash and cash equivalents on hand at June 30, 2020 and management's operating plan, will provide sufficient liquidity to fund our operations for at least the next twelve months from the issuance of these financial statements. If we experience a significant delay due to our workforce getting ill or if the pandemic worsens, we may take additional actions, such as further reducing costs.
Component of Results of Operations
Revenue

To date, we have primarily generated revenue by transporting scientific commercial research and development payloads using our spaceflight systems and by providing engineering services as a subcontractor to the primary contractor of a long-term contract with the U.S. government. We also have generated revenue from a sponsorship arrangement.

Following the commercial launch of our human spaceflight services, we expect the significant majority of our revenue to be derived from sales of tickets to fly to space. We also expect that we will continue to receive a small portion of our revenue by providing services relating to the research, design, development, manufacture and integration of advanced technology systems.

Cost of Revenue
Costs of revenue related to spaceflights include costs related to the consumption of a rocket motor, fuel, payroll and benefits for our pilots and ground crew, and maintenance. Cost of revenue related to the engineering services consist of expenses related to materials and human capital, such as payroll and benefits. Once we have completed our test flight program and commenced commercial operations, we will capitalize the cost to construct any additional SpaceShipTwo vehicles. Cost of revenue will include vehicle depreciation once those spaceships are placed into service. We have not capitalized any spaceship development costs to date.

Gross Profit and Gross Margin
Gross profit is calculated based on the difference between our revenue and cost of revenue. Gross margin is the percentage obtained by dividing gross profit by our revenue. Our gross profit and gross margin has varied historically based on the mix of revenue-generating spaceflights and engineering services. As we approach the commercialization of our spaceflights, we expect our gross profit and gross margin may continue to vary as we scale our fleet of spaceflight systems.

Selling, General and Administrative
Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; depreciation expense and rent relating to facilities, including the lease with Spaceport America, and equipment; professional fees; and other general corporate costs. Human capital expenses primarily include salaries and benefits. As we continue to grow as a company, we expect that our selling, general and administrative costs will increase on an absolute dollar basis.

We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general, director, officer insurance, investor relations, and professional services.

Research and Development
Research and development expense represents costs incurred to support activities that advance our human spaceflight towards commercialization, including basic research, applied research, concept formulation studies, design, development, and related testing activities. Research and development costs consist primarily of the following costs for developing our spaceflight systems:
•flight testing programs, including rocket motors, fuel, and payroll and benefits for pilots and ground crew performing test flights;
•equipment, material, and labor hours (including from third party contractors) for developing the spaceflight system’s structure, spaceflight propulsion system, and flight profiles; and
•rent, maintenance, and depreciation of facilities and equipment and other overhead expenses allocated to the research and development departments.

As of June 30, 2020, our current primary research and development objectives focus on the development of our SpaceShipTwo vehicles for commercial spaceflights and developing our RocketMotorTwo, a hybrid rocket propulsion system that will be used to propel our SpaceShipTwo vehicles into space. The successful development of SpaceShipTwo and RocketMotorTwo involves many uncertainties, including:

•timing in finalizing spaceflight systems design and specifications;
•successful completion of flight test programs, including flight safety tests;
•our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;
•performance of our manufacturing facilities despite risks that disrupt production, such as natural disasters and hazardous materials;
•performance of a limited number of suppliers for certain raw materials and components;
•performance of our third-party contractors that support our research and development activities;
•our ability to maintain rights from third parties for intellectual properties critical to research and development activities;
•our ability to continue funding and maintaining our current research and development activities; and
•the impact of the ongoing global COVID-19 pandemic.

A change in the outcome of any of these variables could delay the development of SpaceShipTwo and RocketMotorTwo, which in turn could impact when we are able to commence our human spaceflights.

As we are currently still in our final development and testing stage of our spaceflight system, we have expensed all research and development costs associated with developing and building our spaceflight system. We expect that our research and development expenses will decrease once technological feasibility is reached for our spaceflight systems as the costs incurred to manufacture additional SpaceShipTwo vehicles, built by leveraging the invested research and development, will no longer qualify as research and development activities.

Interest Income
Interest income consists primarily of interest earned on cash and cash equivalents held by us in interest bearing demand deposit accounts and cash equivalents.

Interest Expense
Interest expense relates to our finance lease obligations.

Other Income
Other income consists of miscellaneous non-operating items, such as gains on marketable securities.

Income Tax Provision
We are subject to income taxes in the United States and the United Kingdom. Our income tax provision consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws.

Results of Consolidated Operations
The following tables set forth our results of operations for the periods presented and expresses the relationship of certain line items as a percentage of revenue for those periods. The period-to-period comparisons of financial results is not necessarily indicative of future results.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands)
Revenue	$—	$638	$238	$2,420
Cost of revenue	—	278	173	1,284
Gross profit	—	360	65	1,136
Operating expenses:
Selling, general and administrative expenses	26,047	14,610	52,802	26,905
Research and development expenses	37,150	30,167	71,432	61,591
Operating loss	(63,197)	(44,417)	(124,169)	(87,360)
Interest income	506	397	1,683	750
Interest expense	(8)	(1)	(17)	(2)
Other income	221	14	49	37
Loss before income taxes	(62,478)	(44,007)	(122,454)	(86,575)
Income tax (benefit) expense	40	61	(6)	86
Net loss	$(62,518)	$(44,068)	$(122,448)	$(86,661)

For the Three and Six Months Ended June 30, 2020 Compared to the Three and Six Months Ended June 30, 2019
Revenue

	Three Months Ended June 30,		$ Change	% Change	Six Months Ended June 30,		$ Change	% Change
	2020	2019			2020	2019
	(In thousands, except %)
Revenue	$—	$638	$(638)	(100)%	$238	$2,420	$(2,182)	(90)%

We did not record any revenue for the three months ended June 30, 2020, compared to $0.6 million of revenue for the three months ended June 30, 2019. This revenue recorded for the three months ended June 30, 2019 was attributable to engineering services provided under long-term U.S. government contracts in 2019.

Revenue decreased by $2.2 million, or 90%, to $0.2 million for the six months ended June 30, 2020 from $2.4 million for the six months ended June 30, 2019. This is primarily due to decreased engineering services of $1.0 million under long-term U.S. government contracts, a decrease in payload revenue of $0.8 million attributable to the February 2019 payload flown in connection with our testing program, and reduced sponsorship revenue of $0.3 million from an expired agreement.

Cost of Revenue and Gross Profit

	Three Months Ended June 30,		$ Change	% Change	Six Months Ended June 30,		$ Change	% Change
	2020	2019			2020	2019
	(In thousands, except %)
Cost of revenue	$—	$278	$(278)	(100)%	$173	$1,284	$(1,111)	(87)%
Gross profit	—	360	$(360)	(100)%	65	1,136	$(1,071)	(94)%
Gross margin	—%	56%			27%	47%

We did not record any cost of revenue in the three months ended June 30, 2020, on account of not recording any revenue in the period. Cost of revenue was $0.3 million for the three months ended June 30, 2019.

Cost of revenue decreased by $1.1 million, or 87%, to $0.2 million for the six months ended June 30, 2020 from $1.3 million for the six months ended June 30, 2019. The change in cost of revenue was primarily due to the costs for flying payload in February 2019 compared to the six months ended June 30, 2019, during which time we recorded no payload revenue. The labor costs associated with providing engineering services under long-term U.S. government contracts decreased proportionally with the billings. Gross profit decreased by $1.1 million, or 94%, to $0.1 million for the six months ended June 30, 2020 from $1.1 million for the six months ended June 30, 2019. Gross margin for the six months ended June 30, 2020 decreased 20 percentage points compared to the six months ended June 30, 2019. The decrease in gross profit and gross margin is primarily driven by smaller gross margins associated with the long-term engineering service contracts.

Selling, General and Administrative Expenses

	Three Months Ended June 30,		$ Change	% Change	Six Months Ended June 30,		$ Change	% Change
	2020	2019			2020	2019
	(In thousands, except %)
Selling, general and administrative expense	$26,047	$14,610	$11,437	78%	$52,802	$26,905	$25,897	96%

Selling, general and administrative expenses increased by $11.4 million, or 78%, to $26.0 million for the three months ended June 30, 2020 from $14.6 million for the three months ended June 30, 2019. This increase was primarily due to additional costs associated with being a public company, including $3.2 million of professional and legal fees, $2.6 million of salary and other benefits, and $1.9 million of insurance, as well as $3.4 million of stock-based compensation.

Selling, general and administrative expenses increased by $25.9 million, or 96%, to $52.8 million for the six months ended June 30, 2019 from $26.9 million for the six months ended June 30, 2019. This $25.9 million increase was primarily due to additional cost associated with being a public company, including increases of $7.8 million of professional and legal fees, $5.0 million of insurance, $4.0 million of salary and other benefits, $1.3 million of IT software and consulting expense, as well as $6.3 million stock-based compensation and $0.9 million of depreciation expense.

Research and Development Expenses

	Three Months Ended June 30,		$ Change	% Change	Six Months Ended June 30,		$ Change	% Change
	2020	2019			2020	2019
	(In thousands, except %)
Research and development expenses	$37,150	$30,167	$6,983	23%	$71,432	$61,591	$9,841	16%

Research and development expenses increased by $7.0 million, or 23%, to $37.2 million for the three months ended June 30, 2020 from $30.2 million for the three months ended June 30, 2019. The increase was primarily due to costs associated with developing our spaceflight system, including increases of $2.3 million of salary and other benefits, $1.0 million of facilities costs, $1.0 million of materials and minor equipment costs, and $0.5 million of insurance costs and $1.9 million of stock-based compensation.

Research and development expenses increased by $9.8 million, or 16%, to $71.4 million for the six months ended June 30, 2020 from $61.6 million for the six months ended June 30, 2019. The increase was primarily due to costs associated with developing our spaceflight system, including increases of $2.2 million of salary and other benefits, $1.4 million of materials and minor equipment costs, $1.0 million of facilities costs, $0.5 million of insurance costs, $0.5 million of technical consulting fees, and $3.5 million of stock-based compensation and $0.5 million of depreciation expense.

Interest Income

	Three Months Ended June 30,		$ Change	% Change	Six Months Ended June 30,		$ Change	% Change
	2020	2019			2020	2019
	(In thousands, except %)
Interest income	$506	$397	$109	27%	$1,683	$750	$933	124%

Interest income increased by $0.1 million, or 27%, to $0.5 million for the three months ended June 30, 2020 from $0.4 million for the three months ended June 30, 2019. The increase was primarily due to increase in cash, cash equivalents and restricted cash related to the proceeds of the Virgin Galactic Business Combination, which are being held in an interest-bearing accounts.

Interest income increased by $0.9 million, or 124%, to $1.7 million for the six months ended June 30, 2020 from $0.8 million for the six months ended June 30, 2019. The increase was primarily due to increase in cash, cash equivalents and restricted cash related to the proceeds of the Virgin Galactic Business Combination, which are being held in an interest-bearing accounts.

Interest Expense
The increase in interest expense for the three and six months ended June 30, 2020 was not material and attributable to our finance lease obligations.

Other Income
The increase in other income for the three and six months ended June 30, 2020 from the three and six months ended June 30, 2019 was not material and is primarily attributable to the net unrealized gains on marketable securities.

Income Tax Expense
Income tax expense was immaterial for the three and six months ended June 30, 2020 and 2019. We have accumulated net operating losses at the federal and state level as we have not yet started commercial operations. We maintain a substantially full valuation allowance against our net deferred tax assets. The income tax expenses shown above are primarily related to minimum state filing fees in the states where we have operations as well as corporate income taxes for our operations in the United Kingdom, which operates on a cost-plus arrangement.
Liquidity and Capital Resources
Prior to the consummation of the Virgin Galactic Business Combination, our operations historically participated in cash management and funding arrangements managed by Vieco 10 and GV. Only cash and cash equivalents held in bank accounts legally owned by entities dedicated to us are reflected in the condensed consolidated balance sheets. Cash and cash equivalents held in bank accounts legally owned by Vieco 10 and GV were not directly attributable to us for any of the periods presented. Transfers of cash, both to and from Vieco 10 and GV by us have been reflected as a component of net parent investment and membership equity in the condensed consolidated balance sheets and as a financing activity on the accompanying condensed consolidated statements of cash flows.

As of June 30, 2020, we had cash, cash equivalents and restricted cash of $373.2 million. From the time of our inception to the consummation of the Virgin Galactic Business Combination, we financed our operations and capital expenditures through cash flows financed by Vieco 10 and GV. Our principal sources of liquidity following the Virgin Galactic Business Combination and the October 2019 investment by an entity affiliated with the Boeing Company have been our cash, cash equivalents and restricted cash.

Historical Cash Flows

	Six Months Ended June 30,
	2020	2019
	(In thousands)
Net cash (used in) provided by
Operating activities	$(107,888)	$(88,872)
Investing activities	(10,139)	(8,300)
Financing activities	(1,516)	101,128
Net change in cash and cash equivalents and restricted cash	$(119,543)	$3,956

Operating Activities
Net cash used in operating activities was $107.9 million for the six months ended June 30, 2020, primarily consisting of $122.4 million of net losses, adjusted for non-cash items, which primarily included depreciation and amortization expense of $4.7 million and stock based compensation expense of $10.0 million, as well as a $0.2 million of cash consumed by working capital.

Net cash used in operating activities was $88.9 million for the six months ended June 30, 2019, primarily consisting of $86.7 million of net losses, adjusted for certain non-cash items, which primarily included depreciation and amortization expense of $3.2 million, as well as $5.1 million of cash consumed by working capital.

Investing Activities
Net cash used in investing activities was $10.1 million for the six months ended June 30, 2020, primarily consisting of construction activities at the Gateway to Space facility, IT infrastructure purchases, and the purchase of tooling and manufacturing equipment.

Net cash used in investing activities was $8.3 million for the six months ended June 30, 2019, primarily consisting of purchases of tooling and manufacturing equipment, construction activities at the Gateway to Space facility, including main hangar construction, and purchasing of furniture and fixtures, as well as construction relating to spaceflight systems fueling facilities.

Financing Activities
Net cash used in financing activities was $1.5 million for the six months ended June 30, 2020, consisting primarily of cash consumed by professional and other fees related to financing transaction costs, partially offset by proceeds from long-term debt.

Net cash provided by financing activities was $101.1 million for the six months ended June 30, 2019, consisting primarily of equity contributions received from Vieco 10.

Funding Requirements
We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we continue to advance the development of our spaceflight system and the commercialization of our human spaceflight operations. In addition, we expect cost of revenue to increase significantly as we commence commercial operations and add additional spaceships to our operating fleet.

Specifically, our operating expenses will increase as we:
•scale up our manufacturing processes and capabilities to support expanding our fleet with additional spaceships, carrier aircraft and rocket motors upon commercialization;
•pursue further research and development on our future human spaceflights, including those related to our research and education efforts, high speed point-to-point travel and orbital spaceflight;

•hire additional personnel in research and development, manufacturing operations, testing programs, and maintenance as we increase the volume of our spaceflights upon commercialization;
•seek regulatory approval for any changes, upgrades or improvements to our spaceflight technologies and operations in the future, especially upon commercialization;
•maintain, expand and protect our intellectual property portfolio; and
•hire additional personnel in management to support the expansion of our operational, financial, information technology, and other areas to support our operations as a public company.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control.

Additionally, we are in the final phases of developing our commercial spaceflight program. While we anticipate initial commercial launch with a single SpaceShipTwo, we currently have two additional SpaceShipTwo vehicles under construction and expect the direct costs to complete these two vehicles to be in the range of $35 million to $55 million. We anticipate the costs to manufacture additional vehicles will begin to decrease as we continue to scale up our manufacturing processes and capabilities. Until we have achieved technological feasibility with our spaceflight systems, we will not capitalize expenditures incurred to construct any additional components of our spaceflight systems and continue to expense these costs as incurred to research and development.

The commercial launch of our human spaceflight program and the anticipated expansion of our fleet have unpredictable costs and are subject to significant risks, uncertainties and contingencies, many of which are beyond our control, that may affect the timing and magnitude of these anticipated expenditures. Some of these risk and uncertainties are described in more detail in this Quarterly Report on Form 10-Q under the heading “Risk Factors—Risks Related to Our Business.”
Contractual Obligations and Commitments
Except as set forth in Note 16, Commitments and Contingencies, of the notes to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q, there have been no material changes outside the ordinary course of business to our contractual obligations and commitments as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019.
Off-Balance Sheet Arrangements
We do not engage in any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our condensed consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. Please refer to Note 2 in our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for information about these critical accounting policies, as well as a description of our other significant accounting policies.

Revenue Recognition
We have yet to undertake our first commercial spaceflight for paying private individuals and consequently have not generated any human spaceflight revenue. In December 2018 and February 2019, we successfully carried payloads into space and accordingly recognized revenue related to these spaceflights. Additionally, we have one fixed-price contract as a subcontractor to the primary contractor of a long-term contract with the U.S. government, under which we perform the specified work on a time-and-materials basis subject to a guaranteed maximum price.

For the three months and six months period ended June 30, 2020 and 2019, we recognized revenue when delivery of our obligations to our customer has occurred, the collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Revenue is measured at the fair value of the consideration received excluding discounts, rebates, value added tax, and other sales taxes or duty. Cash payments for spaceflights are classified as customer deposits until persuasive evidence of an arrangement exists. Revenues from spaceflight is recognized when spaceflight service has been delivered. Revenue from engineering services is recognized on a time-and-materials basis for direct labor hours incurred at fixed hourly rates.

Inventories
Inventories consist of raw materials expected to be used for the development of the human spaceflight program and customer specific contracts. Inventories are stated at the lower of cost or net realizable value. If events or changes in circumstances indicate that the utility of our inventories have diminished through damage, deterioration, obsolescence, changes in price or other causes, a loss is recognized in the period in which it occurs. We capitalize labor, material, subcontractor and overhead costs as work-in-process for contracts where control has not yet passed to the customer. In addition, we capitalize costs incurred to fulfill a contract in inventories in advance of contract award as work-in-process if we determine that contract award is probable. We determine the costs of other product and supply inventories by using the first-in first-out or average cost methods.

Research and Development
We conduct research and development activities to develop existing and future technologies that advance our spaceflight system towards commercialization. Research and development activities include basic research, applied research, concept formulation studies, design, development, and related test program activities. Costs incurred for developing our spaceflight system and flight profiles primarily include equipment, material, and labor hours. Costs incurred for performing test flights primarily include rocket motors, fuel, and payroll and benefits for pilots and ground crew. Research and development costs also include rent, maintenance, and depreciation of facilities and equipment and other allocated overhead expenses. We expense all research and development costs as incurred. Once we have achieved technological feasibility, we will capitalize the costs to construct any additional components of our spaceflight systems.

Income Taxes
Prior to the Virgin Galactic Business Combination, we adopted the separate return approach for the purpose of presenting the combined financial statements, including the income tax provisions and the related deferred tax assets and liabilities. Our historic operations reflect a separate return approach for each jurisdiction in which we had a presence and GV filed a tax return. Following the Virgin Galactic Business Combination, we will file our own tax returns.

We record income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record valuation allowances to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. Our assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing its future taxable income on a jurisdictional basis, we consider the effect of our transfer pricing policies on that income. We have placed a valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As we grow, we will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items. We adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the income tax expense in the period in which such determination is made and could have a material impact on our financial condition and operating results. The income tax expense includes the effects of any accruals that we believe are appropriate, as well as the related net interest and penalties.

We have not yet started commercial operations and as such we are accumulating net operating losses at the federal and state levels, which are reflected in the income tax provision section of the balance sheet. The presented income tax expenses in these statements are primarily related to minimum state filing fees in the states where we have operations as well as corporate income taxes for our operations in the United Kingdom, which operates on a cost-plus arrangement and therefore incurs income tax expenses.

Stock-Based Compensation
Vieco 10 granted options with performance conditions and service requirements. Compensation cost is recognized if it is probable that the performance condition will be achieved. The performance conditions restrict exercisability or settlement until certain liquidity events occur, such as a qualifying initial public offering or change in control. No accrual has been recorded as none of the performance conditions have been achieved nor deemed probable of being achieved.

In connection with the Virgin Galactic Business Combination, our board of directors and stockholders adopted the 2019 Incentive Award Plan (the "2019 Plan"). Pursuant to the 2019 Plan, up to 21,208,755 shares of common stock have been reserved for issuance to employees, consultants and directors. Please refer to Note 14 in our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for further information regarding stock-based compensation.

Cash Incentive Plan
Some of our employees participate in a multiyear cash incentive plan (the “Cash Incentive Plan”) to provide cash bonuses based on the attainment of three qualifying milestones with defined target dates. The maximum aggregate amount of cash awards under the Cash Incentive Plan is $30.0 million. Compensation cost is recognized if it is probable that a milestone will be achieved.

On October 25, 2019, the second qualifying milestone under the VG Companies' multiyear cash incentive plan was amended such that the participants who remained continuously employed by us are entitled to receive 100% of the bonus that such participant would have otherwise received upon the achievement of the original second qualifying milestone. We recognized the $9.9 million in compensation costs owed to participants for the second qualifying milestone and such amount was paid on November 8, 2019.
Recent Accounting Pronouncements
Please refer to Note 3 in our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this report.

Item 3. Quantitative and Qualitative Disclosures about Market Risk
We have operations within the United States and the United Kingdom and as such we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and fluctuations in foreign currency exchange rates. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Interest Rate Risk
Cash, cash equivalents and restricted cash consist solely of cash held in depository accounts and as such are not affected by either an increase or decrease in interest rates. We consider all highly liquid investments with a maturity of three months or less as cash equivalents. As of June 30, 2020, we had $373 million deposits held primarily in cash, cash equivalents and restricted cash, which includes $230.4 million in cash equivalents. Cash equivalents are short term investments and would not be significantly impacted by changes in the interest rates. We believe that a 10% increase or decrease in interest rates would not have a material effect on our interest income or expense.

Foreign Currency Risk
The functional currency of our operations in the United Kingdom is the local currency. We translate the financial statements of the operations in the United Kingdom to United States Dollars and as such we are exposed to foreign currency risk. Currently, we do not use foreign currency forward contracts to manage exchange rate risk, as the amount subject to foreign currency risk is not material to our overall operations and results.
Item 4. Controls and Procedures
Background and Remediation of Material Weakness
In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2019 and 2018, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The first material weakness is related to the lack of a sufficient number of personnel to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for us to have proper segregation of duties and the ability to close our books and records and report our results, including required disclosures, on a timely basis. The second material weakness arises from the need to augment our information technology and application controls in our financial reporting.

We continue to focus on the design and implementation of processes and procedures to improve our internal control over financial reporting and remediate our material weaknesses. We have already expanded our governance and risk management leadership by hiring an executive in charge of our efforts to comply with the Sarbanes-Oxley Act. Our additional planned activities include:
•designing and implementing additional review procedures to include more comprehensive documentation and formalization of internal control operations;
•recruiting additional personnel, in addition to utilizing third party consultants, to more effectively segregate key functions within our business and financial reporting process;
•designing and implementing information technology general controls and business process application controls in our financial systems to support our information processing objectives;
•enhancing our financial system's security role definition, and implementing workflow controls, to improve the reliability of our systems process and related reporting; and

•implementing additional integration in our financially significant systems to reduce the amount of manual intervention in our internal controls and financial reporting process.

While these actions, and others, are subject to ongoing management evaluation, including the validation and testing of internal controls over a sustained period of financial reporting cycles, we are committed to remediating internal controls deficiencies as they are identified and committed to the continuous improvement of our overall controls environment.

Limitations on Effectiveness of Controls and Procedures
In designing and evaluating our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Evaluation of Disclosure Controls and Procedures
Our management, with the participation of our chief executive officer and chief financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on this evaluation, our chief executive officer and chief financial officer concluded that, as of June 30, 2020, our disclosure controls and procedures were effective.

However, after giving full consideration to the material weaknesses referenced above, and the additional analyses and other procedures that we performed to ensure that our condensed consolidated financial statements included in this Quarterly Report on Form 10-Q were prepared in accordance with U.S. GAAP, our management has concluded that our condensed consolidated financial statements present fairly, in all material respects, our financial position, results of operations and cash flows for the periods disclosed in conformity with U.S. GAAP.

Changes in Internal Control Over Financial Reporting
Other than described above in this Item 4, there has been no change in our internal control over financial reporting during the three and six months ended June 30, 2020 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION
Item 1.    Legal Proceedings
We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.

Item 1A. Risk Factors
Our operations and financial results are subject to various risks and uncertainties including those described below. You should consider carefully the risks and uncertainties described below, in addition to the other information contained in this Quarterly Report on Form 10-Q, including our condensed consolidated financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks or others not specified below materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline.

Risks Related to Our Business
We have incurred significant losses since inception, we expect to incur losses in the future and we may not be able to achieve or maintain profitability.
We have incurred significant losses since inception. We incurred net losses of $122.4 million for the six months ended June 30, 2020 and $210.9 million, $138.1 million and $138.2 million for the years ended December 31, 2019, 2018 and 2017, respectively. While we have generated limited revenue from flying payloads into space, we have not yet started commercial human spaceflight operations, and it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.

We expect our operating expenses to increase over the next several years as we move towards commercial launch of our human spaceflight operations, continue to attempt to streamline our manufacturing process, increase our flight cadence, hire more employees and continue research and development efforts relating to new products and technologies. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring future astronauts or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.

The success of our business will be highly dependent on our ability to effectively market and sell human spaceflights.
We have generated only limited revenue from spaceflight, and we expect that our success will be highly dependent, especially in the foreseeable future, on our ability to effectively market and sell human spaceflight experiences. We have limited experience in marketing and selling human spaceflights, which we refer to as our astronaut experience, and if we are unable to utilize our current sales organization effectively, or to expand our sales organization as needed, in order to adequately target and engage our potential future astronauts, our business may be adversely affected. To date, we have primarily sold the reservations for our astronaut experience to future astronauts through direct sales and have sold a limited number of seats each year. Since 2014, we have not been actively selling our astronaut experience. Our success depends, in part, on our ability to attract new future astronauts in a cost-effective manner. While we had a backlog of approximately 600 future astronauts as of July 30, 2020, we are making, and we expect that we will need to make, significant investments in order to attract new future astronauts. Our sales growth is dependent upon our ability to implement strategic initiatives and these initiatives may not be effective in generating sales growth. In addition, marketing campaigns, which we have not historically utilized, can be expensive and may not result in the acquisition of future astronauts in a cost-effective manner, if at all. Further, as our brand becomes more widely known, future marketing campaigns or brand content may not attract new future astronauts at the same rate as past campaigns or brand content. If we are unable to attract new future astronauts, our business, financial condition and results of operations will be harmed.

A pandemic outbreak of a novel strain of coronavirus, also known as COVID-19, has disrupted and may continue to adversely affect our business operations and our financial results.
The global spread of COVID-19 has disrupted certain aspects of our operations and may adversely impact our business operations, including our ability to execute on our business strategy and goals. Specifically, the continued spread of COVID-19 and precautionary actions taken related to COVID-19 have adversely impacted, and are expected to continue to adversely impact, our operations, including our ability to complete the development of our spaceflight systems, or our spaceflight test programs, causing delays or disruptions in our supply chain, and decreasing our operational efficiency in space flight system manufacturing, maintenance, ground operations and flight operations. They may also delay our implementation of additional internal control measures to improve our internal control over financial reporting.

Additionally, many jurisdictions, including in California, New Mexico and the United Kingdom, where most of our workforce is located, have imposed, or in the future may impose or continue to impose, “shelter-in-place” orders, quarantines or similar orders or restrictions to control the spread of COVID-19 by restricting non-essential activities and business operations. Compliance with these orders has disrupted and may continue to disrupt our standard operations, including disruption of operations necessary to complete the development of our spaceflight systems and postponement of our scheduled spaceflight test programs. For example, consistent with the actions taken by governmental authorities, we initially reduced and then temporarily suspended on-site operations at our facilities in Mojave and Spaceport America in March 2020. On account of use categorization as an essential activity, we resumed some limited operations in April 2020 and have continued to gradually ramp up on-site operations towards pre-pandemic levels as we have developed revised operational and manufacturing plans that conform to the latest COVID-19 health precautions, while almost all of the remaining workforce remains working from home. We are taking additional measures within our facilities to ensure the health and safety of our employees, which include universal facial coverings, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks and undertaking regular and thorough disinfecting of surfaces and tools. However, we have experienced COVID-19 illness in our workforce, and there can be no assurances that these measures will prevent a future outbreak of COVID-19 within our workforce. These measures have also resulted in the reduction of operational efficiency within our impacted workforce, and we expect they will continue to do so. In addition to existing travel restrictions, countries may continue to close borders, impose prolonged quarantines, or further restrict travel, which could adversely impact our business and results of operations.

The pandemic has also resulted in, and may continue to result in, significant disruption and volatility of global financial markets. This disruption and volatility may adversely impact our ability to access capital, which could in the future negatively affect our liquidity and capital resources. Given the rapid and evolving nature of the impact of the virus, responsive measures taken by governmental authorities and the uncertainty about its impact on society and the global economy, we cannot predict the extent to which it will affect our global operations, particularly if these impacts persist or worsen over an extended period of time. To the extent COVID-19 adversely affects our business operations and financial results, it may also have the effect of heightening many of the other risks described in this "Risk Factors" section.

The market for commercial human spaceflight has not been established with precision, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.
The market for commercial human spaceflight has not been established with precision and is still emerging. Our estimates for the total addressable market for commercial human spaceflight are based on a number of internal and third-party estimates, including our current backlog, the number of consumers who have expressed interest in our astronaut experience, assumed prices at which we can offer our astronaut experience, assumed flight cadence, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our astronaut experience, as well as the expected growth rate for the total addressable market for that experience, may prove to be incorrect.

We anticipate commencing commercial spaceflight operations with a single spaceflight system, which has yet to complete flight testing. Any delay in completing the flight test program and the final development of our existing spaceflight system would adversely impact our business, financial condition and results of operations.
We expect to commence commercial operations with a single spaceflight system, with both the spaceship and the carrier craft being needed to conduct commercial spaceflight operations. While we have already been issued a commercial spaceflight license by the FAA, a series of verification reports are required to be submitted to the FAA before we are able to fly commercial paying customers on our spaceflight system. Following each flight test we undertake, we analyze the resulting data and determine whether additional changes to the spaceflight system are required. Historically, changes have been required and implementing those changes has resulted in additional delay and expense. For example, an unanticipated in-flight incident involving an earlier model of SpaceShipTwo manufactured and operated by a third-party contractor, led to the loss of that spaceship and significant delays in the planned launch of our spaceflight system as we addressed design and safety concerns, including with applicable regulators. If issues like this arise or recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with manufacturing improvements or design and safety of either the spaceship or the carrier craft that comprise our spaceflight system, the anticipated launch of our commercial human spaceflight operations could be delayed.

Any inability to operate our spaceflight system after commercial launch at our anticipated flight rate could adversely impact our business, financial condition and results of operations.
Even if we complete development and commence commercial human spaceflight operations, we will be dependent on a single spaceflight system. To be successful, we will need to maintain a sufficient flight rate, which will be negatively impacted if we are not able to operate that system for any reason. We may be unable to operate our current spaceflight system at our anticipated flight rate for a number of reasons, including, but not limited to, unexpected weather patterns, maintenance issues, pilot error, design and engineering flaws, natural disasters, epidemics or pandemics, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule flights. Our spaceflight systems are highly sophisticated and depend on complex technology, and we require them to meet rigorous performance goals that may from time to time necessitate that we replace critical components or hardware. In the event we need to replace any components or hardware of our spaceflight system, there are limited numbers of replacement parts available, some of which have significant lead time associated with procurement or manufacture, so any failure of our systems or their components or hardware to meet those standards could result in reduced numbers of flights and significant delays to our planned growth.

Our ability to grow our business depends on the successful development of our spaceflight systems and related technology, which is subject to many uncertainties, some of which are beyond our control.
Our current primary research and development objectives focus on the development of our existing and any additional spaceflight systems and related technology. If we do not complete this development in our anticipated timeframes or at all, our ability to grow our business will be adversely affected. The successful development of our spaceflight systems and related technology involves many uncertainties, some of which are beyond our control, including:
•the impact of the COVID-19 pandemic on us, our customers, suppliers and distributors, and the global economy;
•timing in finalizing spaceflight systems design and specifications;
•successful completion of flight test programs, including flight safety tests;
•our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;
•performance of our manufacturing facilities despite risks that disrupt productions, such as natural disasters and hazardous materials;
•performance of a limited number of suppliers for certain raw materials and supplied components;
•performance of our third-party contractors that support our research and development activities;
•our ability to maintain rights from third parties for intellectual properties critical to our research and development activities; and
•our ability to continue funding and maintaining our research and development activities.

Unsatisfactory safety performance of our spaceflight systems could have a material adverse effect on our business, financial condition and results of operation.
We manufacture and operate highly sophisticated spaceflight systems and offer a specialized astronaut experience that depends on complex technology. While we have built operational processes to ensure that the design, manufacture, performance and servicing of our spaceflight systems meet rigorous performance goals, there can be no assurance that we will not experience operational or process failures and other problems, including through manufacturing or design defects, pilot error, cyber-attacks or other intentional acts, that could result in potential safety risks. Any actual or perceived safety issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues with our spaceflight systems or customer safety could result in delaying or cancelling planned flights, increased regulation or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property or medical complications could have a material adverse effect on our business, financial condition and results of operation.

We may not be able to convert our orders in backlog, deposits or inbound inquiries about flight reservations into revenue.
As of July 30, 2020, our backlog represents orders for approximately 600 future astronauts for which we have not yet recognized revenue. While many of these orders were accompanied by a significant deposit, the deposits are largely refundable and the reservations may be cancelled under certain circumstances without penalty. Additionally, we have received over 700 One Small Step deposits as of July 30, 2020, which are for only $1,000 per deposit and are also fully refundable. As a result, we may not receive revenue from these orders and deposits, and any order backlog or other deposits we report may not be indicative of our future revenue. Similarly, the deposits we have received to date from customers interested in an orbital space program are all currently refundable.
Many events may cause a delay in our ability to fulfill reservations or cause planned spaceflights to not be completed at all, some of which may be out of our control, including unexpected weather patterns, maintenance issues, natural disasters, epidemics or pandemics, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule flights. If we delay spaceflights or if future astronauts reconsider their astronaut experience, those future astronauts may seek to cancel their planned spaceflight, and may obtain a full or partial refund.

We have not yet tested flights at our anticipated full passenger capacity of our spaceship.
To date, only one of our test flights included a crew member that was not a pilot. The success of our human spaceflight operations will depend on our achieving and maintaining a sufficient level of passenger capacity on our spaceflights. We have not yet tested flights with a full cabin and it is possible that the number of passengers per flight may not meet our expectations for a number of factors, including maximization of the passenger experience and satisfaction. Any decrease from our assumptions in the number of passengers per flight could adversely impact our ability to generate revenue at the rate we anticipate.

Any delays in the development and manufacture of additional spaceflight systems and related technology may adversely impact our business, financial condition and results of operations.
We have previously experienced, and may experience in the future, delays or other complications in the design, manufacture, launch, production, delivery and servicing ramp of new spaceflight systems and related technology, including on account of the global COVID-19 health crisis. If delays like this arise or recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with planned manufacturing improvements or design and safety, we could experience issues in sustaining the ramp of our spaceflight system or delays in increasing production further.
If we encounter difficulties in scaling our delivery or servicing capabilities, if we fail to develop and successfully commercialize spaceflight technologies, if we fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, financial condition and results of operations could be materially and adversely impacted.

Our investments in developing new offerings and technologies and exploring the application of our existing proprietary technologies for other uses and those offerings, technologies or opportunities may never materialize.

While our primary focus for the foreseeable future will be on commercializing human spaceflight, we have invested certain of our resources in developing new technologies, services, products and offerings, such as high speed point-to-point travel and programs related to orbital spaceflight, and expect that we may invest a more significant amount of resources to those purposes in the future. However, we may not realize the expected benefits of these investments. These anticipated technologies, services, products and offerings are unproven and subject to significant continued design and development efforts, may take longer than anticipated to materialize, if at all, and may never be commercialized in a way that would allow us to generate revenue from the sale of these technologies, services, products and offerings. Relatedly, if such technologies become viable offerings in the future, we may be subject to competition, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. We may also seek to expand the application of our existing proprietary technology in new and unproven offerings. Further, under the terms of an amended and restated trademark license agreement (the “Amended TMLA”), our ability to operationalize some of the technologies may be dependent upon the consent of VEL. Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition and results of operations.

Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities

(including, but not limited to, personal injury claims), expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that consumer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations, and would divert capital and other resources from our more established offerings and technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies.

If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, our ability to grow our business may suffer.
The success of our business depends in part on effectively managing and maintaining our existing spaceflight system, manufacturing more spaceflight systems, operating a sufficient number of spaceflights to meet customer demand and providing future astronauts with an astronaut experience that meets or exceeds their expectations. If for any reason we are unable to manufacture new spaceflight systems or are unable to schedule spaceflights as planned, this could have a material adverse effect on our business, financial condition and results of operations. If our current or future spaceflight systems do not meet expected performance or quality standards, including with respect to customer safety and satisfaction, this could cause operational delays. In addition, any delay in manufacturing new spacecraft as planned could cause us to operate our existing spaceflight system more frequently than planned and in such a manner that may increase maintenance costs. Further, flight operations within restricted airspace require advance scheduling and coordination with government range owners and other users, and any high priority national defense assets will have priority in the use of these resources, which may impact our cadence of spaceflight operations or could result in cancellations or rescheduling. Any operational or manufacturing delays or other unplanned changes to our ability to operate spaceflights could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.
If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing and distribution functions. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business and the manufacture of spacecraft as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations or partners for the manufacture and operation of our spaceflight systems.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of pilots and employees, finding manufacturing capacity to produce our spaceflight systems and related equipment, and delays in production and spaceflights. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. In addition, in order to continue to expand our fleet of spacecraft and increase our presence around the globe, we expect to incur substantial expenses as we continue to attempt to streamline our manufacturing process, increase our flight cadence, hire more employees, and continue research and development efforts relating to new products and technologies and expand internationally. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

Our prospects and operations may be adversely affected by changes in consumer preferences and economic conditions that affect demand for our spaceflights.
Because our business is currently concentrated on a single, discretionary product category, commercial human spaceflight, we are vulnerable to changes in consumer preferences or other market changes. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability, including the current business disruption and related financial impact resulting from the global COVID-19 health crisis. During such periods, our future astronauts may be more inclined to have us refund their deposits with us, and our potential future astronauts may choose not to make discretionary purchases or may reduce overall spending on discretionary purchases, which may include not scheduling spaceflight experiences or cancelling existing reservations for spaceflight experiences. There could be a number of other effects from adverse general business and economic conditions on our business, including insolvency of any of our third-party suppliers or contractors, decreased consumer confidence, decreased discretionary spending and reduced consumer demand for spaceflight experiences. Moreover, future shifts in consumer spending away from our spaceflight experience for any reason, including decreased consumer confidence, adverse economic conditions or heightened competition, could have a material adverse effect on our business, financial condition and results of operations. If such business and economic conditions are experienced in future periods, this could reduce our sales and adversely affect our profitability, as demand for discretionary purchases may diminish during economic downturns, which could have a material adverse effect on our business, financial condition and results of operations.

Adverse publicity stemming from any incident involving us or our competitors, or an incident involving a commercial airline or other air travel provider, could have a material adverse effect on our business, financial condition and results of operations.
We are at risk of adverse publicity stemming from any public incident involving our company, our people or our brand. If our personnel or one of our spaceflight systems, or the personnel or spacecraft of one of our competitors or the personnel or aircraft of a commercial airline or governmental agency, were to be involved in a public incident, accident or catastrophe this could create an adverse public perception of spaceflight and result in decreased customer demand for spaceflight experiences, which could cause a material adverse effect on our business, financial conditions and results of operations. Further, if our personnel or our spaceflight systems were to be involved in a public incident, accident or catastrophe, we could be exposed to significant reputational harm or potential legal liability. Any reputational harm to our business could cause future astronauts with existing reservations to cancel their spaceflights and could significantly impact our ability to make future sales. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from an incident or accident.

Due to the inherent risks associated with commercial spaceflight, there is the possibility that any accident or catastrophe could lead to the loss of human life or a medical emergency.
Human spaceflight is an inherently risky activity that can lead to accidents or catastrophes impacting human life. For example, on October 31, 2014, VSS Enterprise, an earlier model of SpaceShipTwo manufactured and operated by a third-party contractor, had an accident during a rocket-powered test flight. The pilot was seriously injured, the co-pilot was fatally injured and the vehicle was destroyed. As part of its 2015 accident investigation report, the National Transportation Safety Board (the “NTSB”) determined that the probable cause of the accident related to the failure by a third-party contractor to consider and protect against the possibility that a single human error could result in a catastrophic hazard to the vehicle. After the accident, we assumed responsibility for the completion of the flight test program and submitted a report to the NTSB that listed the actions we were taking for reducing the likelihood and effect of human error. This included modification of the feather lock control mechanism to add automatic inhibits that would prevent inadvertent operation during safety critical periods of flight. We have implemented and repeatedly demonstrated the efficacy of these actions, including implementing more rigorous protocols and procedures for safety-critical aircrew actions, requiring additional training for pilots that focuses on response protocols for safety critical actions, and eliminating certain single-point human performance actions that could potentially lead to similar accidents. We believe the steps we have taken are sufficient to address the issues noted in the NTSB’s report; however, it is impossible to completely eliminate the potential for human error, and there is a possibility that other accidents may occur in the future as a result of human error or for a variety of other reasons, some of which may be out of our control. Any such accident could result in substantial losses to us, including reputational harm and legal liability, and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.
Prior to the Virgin Galactic Business Combination, we financed our operations and capital expenditures primarily through cash flows financed by Vieco10. In the future, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. For example, the global COVID-19 health crisis and related financial impact has resulted in, and may continue to result in, significant disruption and volatility of global financial markets that could adversely impact our ability to access capital. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Certain future operational facilities may require significant expenditures in capital improvements and operating expenses to develop and foster basic levels of service needed by the spaceflight operation, and the ongoing need to maintain existing operational facilities requires us to expend capital.
As part of our growth strategy, we may utilize additional spaceports outside the United States. Construction of a spaceport or other facilities in which we conduct our operations may require significant capital expenditures to develop, and in the future we may be required to make similar expenditures to expand, improve or construct adequate facilities for our spaceflight operations. While Spaceport America was funded by the State of New Mexico and we intend to pursue similar arrangements in the future, we cannot assure that such arrangements will be available to us on terms similar to those we have with the State of New Mexico or at all. If we cannot secure such an arrangement, we would need to use cash flows from operations or raise additional capital in order to construct additional spaceports or facilities. In addition, as Spaceport America and any other facilities we may utilize mature, our business will require capital expenditures for the maintenance, renovation and improvement of such existing locations to remain competitive and maintain the value of our brand standard. This creates an ongoing need for capital, and, to the extent we cannot fund capital expenditures from cash flows from operations, we will need to borrow or otherwise obtain funds. If we cannot access the capital we need, we may not be able to execute on our growth strategy, take advantage of future opportunities or respond to competitive pressures. If the costs of funding new locations or renovations or enhancements at existing locations exceed budgeted amounts or the time for building or renovation is longer than anticipated, our business, financial condition and results of operations could be materially adversely affected.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.
Our ability to produce our current and future spaceflight systems and other components of operation is dependent upon sufficient availability of raw materials and supplied components, such as nitrous oxide, valves, tanks, special alloys, helium and carbon fiber, which we secure from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in manufacture of our spacecraft or increased costs. For example, there are only a few nitrous oxide plants around the world and if one or more of these plants were to experience a slowdown in operations or to shutdown entirely, including as a result of the COVID-19 outbreak, we may need to qualify new suppliers or pay higher prices to maintain the supply of nitrous oxide needed for our operations.
In addition, we have in the past and may in the future experience delays in manufacture or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by the International Traffic in Arms Regulations (“ITAR") and other restrictions on transfer of sensitive technologies. Additionally, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled spaceflights, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

Our spaceflight systems and related equipment may have shorter useful lives than we anticipate.
Our growth strategy depends in part on the continued operation of our current spaceflight system and related equipment, as well as the manufacture of other spaceflight systems in the future. Each spaceflight system has a limited useful life, which is driven by the number of cycles that the system undertakes. While the vehicle is designed for a certain number of cycles, known as the design life, there can be no assurance as to the actual operational life of a spaceflight system or that the operational life of individual components will be consistent with its design life. A number of factors impact the useful lives of the spaceflight systems, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components, the actual combined environment experienced compared to the assumed combined environment for which the spaceflight systems were designed and tested and the occurrence of any anomaly or series of anomalies or other risks affecting the spaceflight systems during launch, flight and reentry. In addition, we are continually learning, and as our engineering and manufacturing expertise and efficiency increases, we aim to leverage this learning to be able to manufacture our spaceflight systems and related equipment using less of our currently installed equipment, which could render our existing inventory obsolete. Any continued improvements in spaceflight technology may make obsolete our existing spaceflight systems or any component of our spacecraft prior to the end of its life. If the spaceflight systems and related equipment have shorter useful lives than we currently anticipate, this may lead to delays in commencing commercial spaceflights or increasing the rate of our commercial spaceflights, or greater maintenance costs than previously anticipated such that the cost to maintain the spacecraft and related equipment may exceed their value, which would have a material adverse effect on our business, financial condition and results of operations.

Failure of third-party contractors could adversely affect our business.
We are dependent on various third-party contractors to develop and provide critical technology, systems and components required for our spaceflight system. For example, each spaceflight currently requires replenishment of certain components of our RocketMotorTwo propulsion system that we obtain from third-party contractors. Should we experience complications with any of these components, which are critical to the operation of our spacecraft, we may need to delay or cancel scheduled spaceflights. We face the risk that any of our contractors may not fulfill their contracts and deliver their products or services on a timely basis, or at all. We have experienced, and may in the future experience, operational complications with our contractors. The ability of our contractors to effectively satisfy our requirements could also be impacted by such contractors’ financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, pandemic, such as the current COVID-19 outbreak, or other events. The failure of any contractors to perform to our expectations could result in shortages of certain manufacturing or operational components for our spacecraft or delays in spaceflights and harm our business. Our reliance on contractors and inability to fully control any operational difficulties with our third-party contractors could have a material adverse effect on our business, financial condition and results of operations.

We expect to face intense competition in the commercial spaceflight industry and other industries in which we may develop products.
The commercial spaceflight industry is still developing and evolving, but we expect it to be highly competitive. Currently, our primary competitor in establishing a commercial suborbital spaceflight offering is Blue Origin, a privately funded company founded in 2000. In addition, we are aware of several large, well-funded, public and private entities actively engaged in developing products within the aerospace industry, including SpaceX and Boeing. While these companies are currently focused on providing orbital spaceflight transportation to government agencies, a fundamentally different product from ours, we cannot assure you that one or more of these companies will not shift their focus to include suborbital spaceflight and directly compete with us in the future. We may also explore the application of our proprietary technologies for other uses, such as high speed point-to-point travel, where the industry is even earlier in its development.
Many of our current and potential competitors are larger and have substantially greater resources than we have and expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.
We believe our ability to compete successfully as a commercial provider of human spaceflight does and will depend on a number of factors, which may change in the future due to increased competition, including the price of our offerings, consumer confidence in the safety of our offerings, consumer satisfaction for the experiences we offer, and the frequency and availability of our offerings. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.

The “Virgin” brand is not under our control, and negative publicity related to the Virgin brand name could materially adversely affect our business.
We possess certain exclusive and non-exclusive rights to use the name and brand “Virgin Galactic” and the Virgin signature logo pursuant to the Amended TMLA. We believe the “Virgin” brand is integral to our corporate identity and represents quality, innovation, creativity, fun, a sense of competitive challenge and employee-friendliness. We expect to rely on the general goodwill of consumers and our pilots and employees towards the Virgin brand as part of our internal corporate culture and external marketing strategy. The Virgin brand is also licensed to and used by a number of other companies unrelated to us and in a variety of industries, and the integrity and strength of the Virgin brand will depend in large part on the efforts and the licensor and any other licensees of the Virgin brand and how the brand is used, promoted and protected by them, which will be outside of our control. Consequently, any adverse publicity in relation to the Virgin brand name or its principals, or in relation to another Virgin-branded company over which we have no control or influence, could have a material adverse effect on our business, financial condition and results of operations.

If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights.
Our success depends, in part, on our ability to protect our proprietary intellectual property rights, including certain methodologies, practices, tools, technologies and technical expertise we utilize in designing, developing, implementing and maintaining applications and processes used in our spaceflight systems and related technologies. To date, we have relied primarily on trade secrets and other intellectual property laws, non-disclosure agreements with our employees, consultants and other relevant persons and other measures to protect our intellectual property, and intend to continue to rely on these and other means, including patent protection, in the future. However, the steps we take to protect our intellectual property may be inadequate, and we may choose not to pursue or maintain protection for our intellectual property in the United States or foreign jurisdictions. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create technology that competes with ours.
Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we enter into nondisclosure and invention assignment agreements with our employees, enter into non-disclosure agreements with our future astronauts, consultants and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants and vendors, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

We rely on licenses from third parties for intellectual property that is critical to our business, and we would lose the rights to use such intellectual property if those agreements were terminated or not renewed.
We rely on licenses from third parties for certain intellectual property that is critical to our branding and corporate identity, as well as the technology used in our spacecraft. Termination of our current or future license agreements could cause us to have to negotiate new or restated agreements with less favorable terms or cause us to lose our rights under the original agreements.
In the case of our branding, we will not own the Virgin brand or any other Virgin-related assets, as we will license the right to use the Virgin brand pursuant to the Amended TMLA. Virgin controls the Virgin brand, and the integrity and strength of the Virgin brand will depend in large part on the efforts and businesses of Virgin and the other licensees of the Virgin brand and how the brand is used, promoted and protected by them, which will be outside of our control. For example, negative publicity or events affecting or occurring at Virgin or other entities who use the Virgin brand, including transportation companies and/or other entities unrelated to us that presently or in the future may license the Virgin brand, may negatively impact the public’s perception of us, which may have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

In addition, there are certain circumstances under which the Amended TMLA may be terminated in its entirety, including our material breach of the Amended TMLA (subject to a cure period, if applicable), our insolvency, our improper use of the Virgin brand, our failure to commercially launch a spaceflight for paying passengers by a specified date, if we are unable to undertake any commercial flights for paying passengers for a specified period (other than in connection with addressing a significant safety issue), and our undergoing of a change of control to an unsuitable buyer, including a competitor of VEL’s group. Termination of the Amended TMLA would eliminate our rights to use the Virgin brand and may result in our having to negotiate a new or reinstated agreement with less favorable terms or cause us to lose our rights under the Amended TMLA, including our right to use the Virgin brand, which would require us to change our corporate name and undergo other significant rebranding efforts. These rebranding efforts may require significant resources and expenses and may affect our ability to attract and retain future astronauts, all of which may have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

In the case of a loss of technology used in our spaceflight systems, we may not be able to continue to manufacture certain components for our spacecraft or for our operations or may experience disruption to our manufacturing processes as we test and requalify any potential replacement technology. Even if we retain the licenses, the licenses may not be exclusive with respect to such component design or technologies, which could aid our competitors and have a negative impact on our business.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.
Our success depends in part upon successful prosecution, maintenance, enforcement and protection of our owned and licensed intellectual property, including the Virgin brand and other intellectual property that we license from Virgin under the Amended TMLA. Under the terms of the Amended TMLA, Virgin has the primary right to take actions to obtain, maintain, enforce and protect the Virgin brand. If, following our written request, Virgin elects not take an action to maintain, enforce or protect the Virgin brand, we may do so, at our expense, subject to various conditions including that so long as doing so would not have a material adverse effect on Virgin, any of Virgin’s other licensees or the Virgin brand and we reasonably believe failing to do so would materially adversely affect our business. Should Virgin determine not to maintain, enforce or protect the Virgin brand, we and/or the Virgin brand could be materially harmed and we could incur substantial cost if we elect to take any such action.
To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may require us to stop using certain technologies or offering certain services or may result in significant damage awards or settlement costs. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, operating results and prospects.
In addition, we may from time to time face allegations that we are infringing, misappropriating or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.
Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team and harm our business, our operating results and our reputation.

We have government customers, which subjects us to risks including early termination, audits, investigations, sanctions and penalties.
We derive limited revenue from contracts with NASA and the U.S. government and may enter into additional contracts with the U.S. or foreign governments in the future, and this subjects us to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.
Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:
•specialized disclosure and accounting requirements unique to government contracts;

•financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;
•public disclosures of certain contract and company information; and
•mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contract laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

If we commercialize outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.
As part of our growth strategy, we may leverage our initial U.S. operations to expand internationally. In that event, we expect that we would be subject to additional risks related to entering into international business relationships, including:
•restructuring our operations to comply with local regulatory regimes;
•identifying, hiring and training highly skilled personnel;
•unexpected changes in tariffs, trade barriers and regulatory requirements;
•economic weakness, including inflation, or political instability in foreign economies and markets;
•compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
•foreign taxes, including withholding of payroll taxes;
•the need for U.S. government approval to operate our spaceflight systems outside the United States;
•foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;
•government appropriation of assets;
•workforce uncertainty in countries where labor unrest is more common than in the United States; and
•disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including anti-corruption laws and anti-money laundering regulations, as well as exposure of our foreign operations to liability under these regulatory regimes.

Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.
We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our spaceflight system operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.

Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, commercial space launches, reentry of our spacecraft and the operation of our spaceflight system in the United States require licenses and permits from certain agencies of the Department of Transportation, including the U.S. Federal Aviation Administration (the “FAA"), and review by other agencies of the U.S. Government, including the Department of Defense, Department of State, NASA, and the Federal Communications Commission. License approval includes an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership. In 2016, the FAA granted us our commercial space launch license with a limited number of verification and validation steps that we must complete before we can include future astronauts on our spaceflights. While we are in the process of completing those steps, which includes submission to the FAA of final integrated vehicle performance results conducted in an operational flight environment, delays in FAA action allowing us to conduct spaceflights with future astronauts on board imposed by the agency could adversely affect our ability to operate our business and our financial results.

Additionally, the FAA and other state government agencies also enforce informed consent and cross-waiver requirements for spaceflight participants and have the authority to regulate training and medical requirements for crew. Certain related federal and state laws provide for indemnification or immunity in the event of certain losses. However, this indemnification is subject to limits, and money to be used for indemnification under federal laws is still subject to appropriation by Congress. Furthermore, no such claim regarding the immunity provided by these informed consent provisions has been brought in New Mexico or in federal courts, and we are unable to determine whether the protections provided by applicable laws or regulations would be upheld by U.S. or foreign courts.

Moreover, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs. For example, the FAA has an open notice of proposed rulemaking relating to commercial space launches, which could affect us and our operations. Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. Potential conflicts between U.S. policy and international law defining the altitude above the earth’s surface where “space” begins and defining the status of, and obligations toward, spaceflight participants could introduce an additional level of legal and commercial complexity. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not.

We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.
Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which include the U.S. Export Administration Regulations, ITAR, and economic sanctions administered by the Treasury Department’s Office of Foreign Assets Controls. Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. If we are found to be in violation of these laws and regulations, it could result in civil and criminal liabilities, monetary and non-monetary penalties, the loss of export or import privileges, debarment and reputational harm.
Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our spaceflight business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. Changes in U.S. foreign trade control laws and regulations, or reclassifications of our products or technologies, may restrict our operations. The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our spaceflight business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.
We collect, store, process, and use personal information and other customer data, including medical information, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to collect, store, process and use payment information. Due to the volume and sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. A variety of federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. For example, in January 2020, the California Consumer Privacy Act (“CCPA”) took effect, which provides new data privacy rights for consumers in California and new operational requirements for companies doing business in California. Compliance with the new obligations imposed by the CCPA depends in part on how particular regulators interpret and apply them. If we fail to comply with the CCPA or if regulators assert that we have failed to comply with the CCPA, we may be subject to certain fines or other penalties.

We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions, including the European e-Privacy Regulation, which is currently in draft form. We cannot yet determine the impact such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States, the European Economic Area (the "EEA") and elsewhere may increase our compliance costs and legal liability.

As we have expanded our international presence, we are also subject to additional privacy rules, many of which, such as the European Union’s General Data Protection Regulation (the “GDPR”) and national laws supplementing the GDPR, such as in the United Kingdom, are significantly more stringent than those currently enforced in the United States. The law requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the EEA. These more stringent requirements include expanded disclosures to inform future astronauts about how we may use their personal data through external privacy notices, increased controls on profiling future astronauts and increased rights for data subjects (including future astronauts and employees) to access, control and delete their personal data. In addition, there are mandatory data breach notification requirements. The law also includes significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The GDPR and other similar regulations require companies to give specific types of notice and informed consent is required for the placement of a cookie or similar technologies on a user’s device for online tracking for behavioral advertising and other purposes and for direct electronic marketing, and the GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked tick boxes and bundled consents, thereby requiring future astronauts to affirmatively consent for a given purpose through separate tick boxes or other affirmative action.

A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.

Failures in, or incidents involving, our technology infrastructure could damage our business, reputation and brand and substantially harm our business and results of operations.
If our data and network infrastructure were to fail, or if we were to suffer an interruption or degradation of services in our data center, third-party cloud, and other infrastructure environments, we could lose important manufacturing and technical data, which could harm our business. Our facilities, as well as the facilities of third-parties that maintain or have access to our data or network infrastructure, are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that our or any third-party provider’s systems or service abilities are hindered by any of the events discussed above, our ability to operate may be impaired. A decision to close facilities without adequate notice, or other unanticipated problems, could adversely impact our operations. Any of the aforementioned risks may be augmented if our or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. Our data center, third-party cloud, and managed service provider infrastructure also could be subject to break-ins, cyber attacks, sabotage, intentional acts of vandalism and other misconduct, from a spectrum of actors ranging in sophistication from threats common to most industries to more advanced and persistent, highly organized adversaries. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of or unauthorized acquisition of our internal sensitive corporate data, such as financial data, intellectual property, or data related to contracts with commercial or government customers or partners, as well as our future astronauts’ data. Such unauthorized access, misuse, acquisition, or modification of sensitive data may result in data loss, corruption or alteration, interruptions in our operations or damage to our computer hardware or systems or those of our employees, customers and future astronauts. We have been the target of cyber attacks involving the unauthorized breach or attempted breach of our systems, and although we have taken and continue to take steps to enhance our cybersecurity posture, we cannot assure that future cyber incidents will not occur or that our systems will not be targeted or breached in the future. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Significant unavailability of our services due to attacks could cause users to cease using our services and materially and adversely affect our business, prospects, financial condition and results of operations.

We use complex proprietary software in our technology infrastructure, which we seek to continually update and improve. Replacing such systems is often time-consuming and expensive, and can also be intrusive to daily business operations. Further, we may not always be successful in executing these upgrades and improvements, which may occasionally result in a failure of our systems. We may experience periodic system interruptions from time to time. Any slowdown or failure of our underlying technology infrastructure could harm our business, reputation and ability to acquire and serve our future astronauts, which could materially adversely affect our results of operations. Our disaster recovery plan or those of our third-party providers may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.

We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including pilots, manufacturing and quality assurance, engineering, design, finance, marketing, sales and support personnel. Our senior management team has extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition and results of operations.

Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. We have not yet started commercial spaceflight operations, and our estimates of the required team size to support our estimated flight rates may require increases in staffing levels that may require significant capital expenditure. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability. Additionally, we do not carry key personnel insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could have a material adverse effect on our business, financial condition and results of operations.

Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.
From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our primary facilities, which could have a material adverse effect on our business, financial condition and results of operations.
Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties that may be caused by fires, floods and other natural disasters, power losses, telecommunications failures, terrorist attacks, human errors and similar events. Additionally, our manufacturing operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties.

Moreover, our commercial spaceflight operations were recently moved to operate entirely out of a single facility, Spaceport America, in New Mexico, and our manufacturing operations are based in Mojave, California. Any significant interruption due to any of the above hazards and operational to the manufacturing or operation of our spaceflight systems at one of our primary facilities, including from weather conditions, growth constraints, performance by third-party providers
(such as electric, utility or telecommunications providers), failure to properly handle and use hazardous materials, failure of computer systems, power supplies, fuel supplies, infrastructure damage, disagreements with the owners of the land on which our facilities are located, or damage sustained to our runway could result in manufacturing delays or the delay or cancellation of our spaceflights and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

In addition, Spaceport America is run by a state agency, the New Mexico Spaceport Authority, and there may be delays or impacts to operations due to considerations unique to doing business with a government agency. For example, governmental agencies often have an extended approval process for service contracts, which may result in delays or limit the timely operation of our Spaceport America facilities.

Moreover, our insurance coverage may be inadequate to cover our liabilities related to such hazards or operational risks. In addition, passenger insurance may not be accepted or may be prohibitive to procure. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us, could harm our business, financial condition and results of operations.

Natural disasters, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt our business and flight schedule.
The occurrence of one or more natural disasters such as tornadoes, hurricanes, fires, floods and earthquakes, unusual weather conditions, epidemic or pandemic outbreaks, terrorist attacks or disruptive political events in certain regions where our facilities are located, or where our third-party contractors’ and suppliers’ facilities are located, could adversely affect our business. Natural disasters including tornados, hurricanes, floods and earthquakes may damage our facilities or those of our suppliers, which could have a material adverse effect on our business, financial condition and results of operations. Severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability for spaceflight to occur as planned, resulting in additional expense to reschedule the operation and customer travel plans, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession or depression in the United States or abroad, such as the current business disruption and related financial impact resulting from the global COVID-19 health crisis. To the extent these events also impact one or more of our suppliers or contractors or result in the closure of any of their facilities or our facilities, we may be unable to maintain spaceflight schedules, provide other support functions to our astronaut experience or fulfill our other contracts. In addition, the disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans and, more generally, any of these events could cause consumer confidence and spending to decrease, which could adversely impact our commercial spaceflight operations.

We have identified two material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.
In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2019 and 2018, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The first material weakness is related to the lack of a sufficient number of personnel to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for us to have proper segregation of duties and the ability to close our books and records and report our results, including required disclosures, on a timely basis. The second material weakness arises from the need to augment our information technology and application controls.

We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weaknesses, primarily by implementing additional review procedures within our accounting and finance department, hiring additional staff, designing and implementing information technology and application controls in our financially significant systems, and, if appropriate, engaging external accounting experts to supplement our internal resources in our computation and review processes. While we are designing and implementing measures to remediate the material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that these measures will remediate either of the deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.

As a public company, we are generally required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each Annual Report on Form 10-K to be filed with the SEC, starting with our annual report for the year ending December 31, 2020. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Beginning with our Annual Report on Form 10-K for the year ending December 31, 2020, our independent registered public accounting firm will also be required to attest to the effectiveness of our internal control over financial reporting. We are required to disclose changes made in our internal control and procedures on a quarterly basis. To comply with the requirements of being a public company, we are undertaking, and expect to undertake, various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. Failure to comply with the
Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the New York Stock Exchange (the "NYSE") or other regulatory authorities, which would require additional financial and management resources.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.
Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including:
•the number of flights we schedule for a period, the number of seats we are able to sell in any given spaceflight and the price at which we sell them;
•unexpected weather patterns, maintenance issues, natural disasters or other events that force us to cancel or reschedule flights;
•the cost of raw materials or supplied components critical for the manufacture and operation of our spaceflight system;
•the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;

•developments involving our competitors;
•changes in governmental regulations or in the status of our regulatory approvals or applications;
•future accounting pronouncements or changes in our accounting policies;
•the impact of epidemics or pandemics, including current business disruption and related financial impact resulting from the global COVID-19 health crisis; and
•general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.
This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

The historical financial results of our financial information included elsewhere in this report may not be indicative of what our actual financial position or results of operations would have been.
The historical financial results included in this report for our company prior to the Virgin Galactic Business Combination do not necessarily reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented or that we will achieve in the future. This is primarily the result of the following factors:
•the VG Companies’ historical financial results reflect charges for certain support functions that are now provided to us under the transition services agreements that we entered into in connection with the Virgin Galactic Business Combination;
•the VG Companies’ historical financial results reflect charges for the use of certain intellectual property licensed from Virgin under a prior trademark license agreement, which was replaced with the Amended TMLA in connection with the Virgin Galactic Business Combination;
•we have only recently started incurring, and will continue to incur, additional ongoing costs as a result of the Virgin Galactic Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and
•our capital structure is different from that reflected in the historical financial statements prior to the Virgin Galactic Business Combination.

We may become involved in litigation that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

We are subject to environmental regulation and may incur substantial costs.
We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect its operations, operating costs, or competitive position.

Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.
We will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations.

Risks Related to Our Ownership Structure

Virgin Investments Limited and the other stockholders that are party to the Stockholders’ Agreement have the ability to control the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from influencing significant decisions.
Pursuant to the terms of the stockholders' agreement entered in connection with the consummation of the Virgin Galactic Business Combination (the "Stockholders’ Agreement"), we are required to take all necessary action to cause the specified designees of Virgin Investments Limited (“VIL”) and Chamath Palihapitiya, the chairman of our board of directors, to be nominated to serve on our board of directors, and each of the holders that is party to the Stockholders’ Agreement is required, among other things, to vote all of our securities held by such party in a manner necessary to elect the individuals designated by such holders. For so long as these parties hold a substantial amount of our common stock, they will be able to effectively control the composition of our board of directors, which in turn will be able to control all matters affecting us, subject to the terms of the Stockholders’ Agreement, including:
•any determination with respect to our business direction and policies, including the appointment and removal of officers and, in the event of a vacancy on our board of directors, additional or replacement directors;
•any determinations with respect to mergers, business combinations or disposition of assets;
•determination of our management policies;
•our financing policy;
•our compensation and benefit programs and other human resources policy decisions; and
•the payment of dividends on our common stock.
Additionally, VIL has a contractual right to be able to influence the outcome of corporate actions so long as it owns a significant portion of our total outstanding shares of common stock. Specifically, under the terms of the Stockholders’ Agreement, for so long as VIL and Aabar Space, Inc. (“Aabar”) continue to beneficially own, in the aggregate, at least 25% of the shares of our common stock that an affiliate of VIL beneficially owned upon completion of the Virgin Galactic Business Combination, VIL’s consent is required for, among other things:
•any non-ordinary course sales of our assets having a fair market value of at least $10.0 million;

•any acquisition of an entity, or the business or assets of any other entity, having a fair market value of at least $10.0 million;
•certain non-ordinary course investments having a fair market value of at least $10.0 million;
•any increase or decrease in the size of our board of directors;
•any payment by us of dividends or distributions to our stockholders or repurchases of stock by us, subject to certain limited exceptions; or
•incurrence of certain indebtedness.
Furthermore, VIL’s consent is also required for the following, among other things, for so long as VIL and Aabar continue to beneficially own, in the aggregate, at least 10% of the shares of our common stock that an affiliate of VIL beneficially owned upon completion of the Virgin Galactic Business Combination:
•any sale, merger, business combination or similar transaction to which we are a party;
•any amendment, modification or waiver of any provision of our certificate of incorporation or bylaws;
•any liquidation, dissolution, winding-up or causing any voluntary bankruptcy or related actions with respect to us; or
•any issuance or sale of any shares of our capital stock or securities convertible into or exercisable for any shares of our capital stock in excess of 5% of our then-issued and outstanding shares, other than issuances of shares of capital stock upon the exercise of options to purchase shares of our capital stock.
Because the interests of these stockholders may differ from our interests or the interests of our other stockholders, actions that these stockholders take with respect to us may not be favorable to us or our other stockholders.

Delaware law and our organizational documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Our certificate of incorporation and bylaws and Delaware law contain certain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, our certificate of incorporation and bylaws include provisions regarding:
•the ability of our board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•subject to the terms of the Stockholders’ Agreement, our board of directors has the exclusive right to expand the size of the board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which will prevent stockholders from being able to fill vacancies on the board of directors;
•our stockholders are not able to act by written consent, which requires stockholder action to be taken at an annual or special meeting of stockholders;
•the prohibition of cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•the limitation of the liability of, and the indemnification of, our directors and officers;
•the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company; and
•expansive negative consent rights for VIL, provided that VIL and Aabar continue to beneficially own certain amounts of our common stock as specified under the Stockholders’ Agreement, for our entry into certain business combinations or related transactions.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.

The provisions of our certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
Our certificate of incorporation provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents arising out of or related to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws or (iv) any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Notwithstanding the foregoing, our certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.

These provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the certificate of incorporation to be inapplicable or unenforceable in such action.

Our certificate of incorporation limits liability of Vieco US and Mr. Palihapitiya and their respective affiliates’ liability, including VIL, to us for breach of fiduciary duty and could also prevent us from benefiting from corporate opportunities that might otherwise have been available to us.
Our certificate of incorporation provides that, to the fullest extent permitted by law, and other than corporate opportunities that are expressly presented to one of our directors in his or her capacity as such, Vieco US and its respective affiliates (including VIL) and Mr. Palihapitiya and his respective affiliates (but in each case, other than us and our officers and employees):
•will not have any fiduciary duty to refrain from engaging in the same or similar business activities or lines of business as us, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so;
•will have no duty to communicate or offer such business opportunity to us; and
•will not be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such exempted person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us.

Risks Related to Our Securities and Being a Public Company
Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Subject to certain exceptions, pursuant to the registration rights agreement entered in connection with the consummation of the Virgin Galactic Business Combination (the “Registration Rights Agreement”), VIL and Aabar are contractually restricted for the first two years following the Virgin Galactic Business Combination from selling or transferring more than 50% of the shares of common stock received by an affiliate of VIL in connection with the Virgin Galactic Business Combination, and SCH Sponsor Corp. (the "Sponsor") is contractually restricted for the first two years following the Virgin Galactic Business Combination from selling or transferring any of the shares of common stock held by it after the Virgin Galactic Business Combination. However, following the expiration of such lockup, none of those parties will be restricted from selling shares of our common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

As restrictions on resale end and registration statements for the sale of the shares held by the parties to the Registration Rights Agreement are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of our common stock, or decreasing the market price itself. In May 2020, pursuant to the Registration Rights Agreement, we filed a registration statement relating to the potential future resale from time to time by certain stockholders of the shares of our common stock they own.

The trading price of our common stock may be volatile.
The trading price of our common stock may fluctuate due to a variety of factors, including:
•changes in the industries in which we operate;
•the number of flights we schedule for a period, the number of seats we are able to sell in any given spaceflight and the price at which we sell them;
•developments involving our competitors;
•unexpected weather patterns, maintenance issues, natural disasters or other events that force us to cancel or reschedule flights;
•variations in our operating performance and the performance of our competitors in general;
•actual or anticipated fluctuations in our quarterly or annual operating results;
• publication of research reports by securities analysts about us, our competitors or our industry;
•the public’s reaction to our press releases, public announcements and filings with the SEC;
•additions and departures of key personnel;
•changes in laws and regulations affecting our business;
•commencement of, or involvement in, litigation involving us;
•changes in our capital structure, such as future issuances of securities or the incurrence of debt;
•investors mistaking developments involving other companies, including Virgin-branded companies, as involving us and our business;
•the volume of shares of our common stock available for public sale; and
•general economic and political conditions such as the COVID-19 global health crisis or other pandemics or epidemics, recessions, interest rates, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.
These market and industry factors may materially reduce the market price of our common stock regardless of our operating performance.

In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our business.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.
As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we are incurring, and will continue to incur significant legal, accounting and other expenses that the VG Companies did not previously incur. Our management team and many of our other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

Additionally, we lost our status as an “emerging growth company” and a “smaller reporting company” under federal securities laws as of December 31, 2019, meaning that we can no longer utilize the exemptions and reduced disclosure requirements available to such companies.

An active trading market for our common stock may not be maintained.
We can provide no assurance that we will be able to maintain an active trading market for our common stock on the NYSE or any other exchange in the future. If an active market for our common stock is not maintained, or if we fail to satisfy the continued listing standards of the NYSE for any reason and our securities are delisted, it may be difficult for our security holders to sell their securities without depressing the market price for the securities or at all. An inactive trading market may also impair our ability to both raise capital by selling shares of common stock and acquire other complementary products, technologies or businesses by using our shares of common stock as consideration.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.
The trading market for our common stock is influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts, and the analysts who publish information about our common stock may have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in the Stockholders’ Agreement and future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
None.
Item 3. Defaults Upon Senior Securities
None.
Item 4. Mine Safety Disclosures
Not applicable.
Item 5. Other Information
None.
Item 6. Exhibits
The following documents are filed as part of this report:
(1) Exhibits. The following exhibits are filed, furnished or incorporated by reference as part of this Quarterly Report on Form 10-Q.

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed/Furnished Herewith
2.1(2)	Agreement and Plan of Merger, dated July 9, 2019, by and among the Registrant, Vieco 10 Limited, Foundation Sub 1, Inc., Foundation Sub 2, Inc., Foundation Sub LLC, TSC Vehicle Holdings, Inc., Virgin Galactic Vehicle Holdings, Inc. and Virgin Galactic Holdings, LLC	8-K/A	001-38202	2.1	07/11/2019
2.1(a)(2)
Amendment No. 1 to Agreement and Plan of Merger, dated October 2, 2019, by and among the Registrant, Vieco 10 Limited, Foundation Sub 1, Inc., Foundation Sub 2, Inc., Foundation Sub LLC, TSC Vehicle Holdings, Inc., Virgin Galactic Vehicle Holdings, Inc., Virgin Galactic Holdings, LLC and Vieco USA, Inc.
		S-4	333-233098	2.1(a)	10/03/2019
3.1	Certificate of Incorporation of the Registrant	8-K	001-38202	3.1	10/29/2019
3.2	By-Laws of the Registrant	8-K	001-38202	3.2	10/29/2019
4.1	Specimen Common Stock Certificate of the Registrant	8-K	001-38202	4.2	10/29/2019
10.1	Joinder to Stockholders' Agreement dated July 30, 2020, by and Virgin Investments Limited, Aabar Space, Inc. and the Registrant	8-K	001-38202	99.1	07/31/2020
10.2	Joinder to Amended and Restated Registration Rights Agreement, dated July 30, 2020, by and among Virgin Investments Limited, Aabar Space, Inc. and the Registrant.	8-K	001-38202	99.2	07/31/2020
31.1	Certification of Principal Executive Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002					*
31.2	Certification of Principal Financial Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002					*
32.1	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002					**

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed/Furnished Herewith
32.2	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002					**
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document					*
101.SCH	Inline XBRL Taxonomy Extension Schema Document					*
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document					*
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document					*
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document					*
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document					*
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)					*

* Filed herewith.
** Furnished herewith.
(1) Indicates management contract or compensatory plan.
(2) Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
(3) An attachment to this exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The Registrant will furnish supplementally a copy of the attachment to the SEC or its staff upon request.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Virgin Galactic Holdings, Inc.

Date: August 3, 2020		/s/ Michael Colglazier
	Name:	Michael Colglazier
	Title:	Chief Executive Officer (Principal Executive Officer)

Date: August 3, 2020		/s/ Jonathan Campagna
	Name:	Jonathan Campagna
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 31.1
CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 302 OF
THE SARBANES-OXLEY ACT OF 2002

I, Michael Colglazier, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Virgin Galactic Holdings, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a.all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

August 3, 2020	/s/ Michael Colglazier
Michael Colglazier
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2
CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 302 OF
THE SARBANES-OXLEY ACT OF 2002

I, Jonathan Campagna, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Virgin Galactic Holdings, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a.all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

August 3, 2020	/s/ Jonathan Campagna
Jonathan Campagna
Chief Financial Officer
(Principal Financial Officer)

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Virgin Galactic Holdings, Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2020, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Michael Colglazier, Chief Executive Officer (Principal Executive Officer), certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1.The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.

August 3, 2020	/s/ Michael Colglazier
Michael Colglazier
Chief Executive Officer
(Principal Executive Officer)
This certification shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Virgin Galactic Holdings, Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2020, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Jonathan Campagna, Chief Financial Officer (Principal Financial Officer), certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1.The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.

August 3, 2020	/s/ Jon Campagna
Jon Campagna
Chief Financial Officer
(Principal Financial Officer)
This certification shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.